UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

TRUSTREET PROPERTIES, INC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Trustreet Properties, Inc. (“Common Stock”)
Units of partnership interest in CNL APF Partners, LP (“LP Units”)
Series A Cumulative Convertible Preferred Stock of Trustreet Properties, Inc. (“Series A preferred stock”)

(2)	Aggregate number of securities to which transaction applies:

67,526,109 shares of Common Stock
4,000 shares of Common Stock issuable upon exercise of stock options
379,848 shares of Common Stock issuable upon exercise of warrants
79,845 LP Units
7,834,197 shares of Series A preferred stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(A) $17.05 per each share of outstanding Common Stock and LP Unit, (B) $0.72 (which is the difference between $17.05 and $16.33, the weighted average exercise price per share of all outstanding in-the-money stock options and warrants to purchase Common Stock) per share of Common Stock issuable upon exercise of stock options and warrants, and (C) $25 per each share of outstanding Series A preferred stock.

(4)	Proposed maximum aggregate value of transaction:

$1,348,812,811.26

(5)	Total fee paid:

$144,322.97

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date filed:

TRUSTREET PROPERTIES, INC.

450 South Orange Avenue

Orlando, Florida 32801

                    ,

Dear stockholder:

You are cordially invited to attend a special meeting of stockholders of Trustreet Properties, Inc., a Maryland corporation, to be held on             ,                     , 2007, at          a.m., local time, at our offices at 450 South Orange Avenue, Orlando, Florida, 32801.

On October 30, 2006, Trustreet Properties, Inc. and CNL APF Partners, LP, a subsidiary of Trustreet Properties, Inc., entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with General Electric Capital Corporation, which we refer to as GECC, pursuant to which, among other things, Trustreet Properties, Inc. agreed that, at GECC’s election, (i) a Maryland corporation that will be a wholly owned subsidiary of GECC, which we refer to as Merger Sub, will be merged with and into Trustreet Properties, Inc., with Trustreet Properties, Inc. continuing as the surviving corporation, or (ii) Trustreet Properties, Inc. will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation. Upon completion of the merger, our common stockholders will be entitled to receive, without interest, cash consideration of $17.05 in exchange for each share of common stock. At the special meeting of stockholders, we will ask you to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

After careful consideration, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our company. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Your vote is important. The merger agreement, the merger and the other transactions contemplated by the merger agreement must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. The completion of the merger is also subject to the satisfaction or waiver of other closing conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement, including the Annexes attached to it, in its entirety, because it describes the terms of the merger, and the documents related to the merger and related transactions, and provides specific information about the special meeting. You may also obtain more information about Trustreet Properties, Inc. from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the proxy card in the enclosed prepaid return envelope, or, if you prefer, follow the instructions on your proxy card for telephonic or Internet proxy authorization, as soon as possible. If your shares are held in an account at a brokerage firm or bank or by another nominee, you should instruct your broker, bank or other nominee how to vote by following the voting instruction form furnished by your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

On behalf of our board of directors, we thank you for your continued support of our company and urge you to vote for the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Sincerely,

James M. Seneff, Jr.	Curtis B. McWilliams
Chairman	President and Chief Executive Officer

This proxy statement is dated                     , 2007 and is first being mailed to stockholders, together with the attached proxy card, on or about                     , 2007.

TRUSTREET PROPERTIES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held

To the stockholders of Trustreet Properties, Inc.:

A special meeting of the stockholders of Trustreet Properties, Inc., a Maryland corporation, will be held on                     ,                      , 2007 at          a.m., local time, at our offices at 450 South Orange Avenue, Orlando, Florida, 32801, for the following purposes:

1. to consider and vote on a proposal to approve (A) the Agreement and Plan of Merger, dated as of October 30, 2006, which we refer to as the merger agreement, by and among Trustreet Properties, Inc., CNL APF Partners, LP, and General Electric Capital Corporation, which we refer to as GECC, (B) the merger of either (i) a Maryland corporation that will be a wholly owned subsidiary of GECC, which we refer to as Merger Sub, with and into Trustreet Properties, Inc., with Trustreet Properties, Inc. continuing as the surviving corporation, or (ii) Trustreet Properties, Inc. with and into Merger Sub, with Merger Sub continuing as the surviving corporation, in either case pursuant to the terms of the merger agreement, and (C) the other transactions contemplated by the merger agreement, which we collectively refer to as Proposal 1;

2. to consider and vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, which we refer to as Proposal 2; and

3. to transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

After careful consideration, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our company. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

All holders of record of our common stock, our Series A preferred stock and our Series C preferred stock as of the close of business on                     ,                     , the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. However, only our common stockholders of record as of the record date may vote at the special meeting and any adjournments or postponements of the special meeting. While our Series A and Series C preferred stockholders are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, the vote of our Series A and Series C preferred stockholders is not required to approve the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, and is not being solicited.

Approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Accordingly, regardless of the number of shares that you own, your vote is important. To make sure that your shares are represented and voted at the special meeting, even if you plan to attend the special meeting in person, we request that you cast your vote as soon as possible by either (i) marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or (ii) submitting your proxy or voting instructions by telephone or Internet. Because the required vote is based on the number of shares of our common stock outstanding rather than on the number of votes cast, if you fail to return your proxy card, the effect will be that the shares of our common stock that you own will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. In addition, any adjournments of the special meeting for the purpose of soliciting additional proxies must be approved by the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting. Therefore, if you fail to return your proxy card, you will not be considered present in person or represented by proxy for the purpose of this proposal and such failure will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

You may revoke a proxy at any time before it is voted. If you are the record holder of your shares of our common stock, you may revoke the proxy: (a) by submitting with our corporate secretary a duly executed revocation of proxy; (b) by submitting with our corporate secretary a duly executed proxy with a later date; (c) by appearing at the special meeting and voting in person or (d) by submitting voting instructions via telephone or the Internet at a later date than your previously submitted proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

For more information about the special meeting, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the Annexes attached to it, including the merger agreement attached as Annex A. In addition, you may obtain information about us from documents we have filed with the Securities and Exchange Commission and from our website at www.trustreet.com. If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-697-6975.

By Order of the Board of Directors,

Steven D. Shackelford

Secretary

            ,

Orlando, Florida

TRUSTREET PROPERTIES, INC.

450 South Orange Avenue

Orlando, Florida 32801

PROXY STATEMENT

i

ii

SUMMARY

This summary highlights selected information from this proxy statement relating to (A) the merger of either (i) a wholly owned subsidiary of General Electric Capital Corporation with and into Trustreet Properties, Inc., with Trustreet Properties, Inc. continuing as the surviving corporation, or (ii) Trustreet Properties, Inc. with and into a wholly owned subsidiary of General Electric Capital Corporation, with such wholly owned subsidiary continuing as the surviving corporation, (B) the merger of a wholly owned subsidiary of General Electric Capital Corporation with and into CNL APF Partners, LP, with CNL APF Partners, LP continuing as the surviving partnership, and (C) certain related transactions. This summary does not contain all the information about the mergers and related transactions that is important to you. To better understand the mergers and related transactions and for a more complete description of the legal terms of the mergers and related transactions, you should read carefully this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, including the Agreement and Plan of Merger attached as Annex A, which we refer to as the merger agreement.

The Parties to the Mergers (page     )

Trustreet Properties, Inc.

Trustreet Properties, Inc., which we refer to in this proxy statement as “we,” “us,” “our” or “our company”, a Maryland corporation, is a self-administered real estate investment trust or REIT. Our operations are managed, operated and reported in two distinct segments, a real estate segment and a specialty finance segment. The real estate segment primarily acquires, owns and manages a portfolio of single-tenant restaurant properties that are generally leased to established tenants under long-term triple-net leases and holds a small portfolio of mortgage loans receivable. The specialty finance segment provides financing, development and advisory services to national and regional restaurant operators and holds a small portfolio of mortgage loans receivable. The specialty finance segment includes our company’s investment property sales program, the real estate development and redevelopment group and, to a lesser extent, provides investment banking services to national and regional restaurant operators. Additional information about us is available on our website at www.trustreet.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission, or the SEC. Shares of our common stock are listed on the New York Stock Exchange, or the NYSE, under the symbol “TSY.” Our principal executive offices are located at 450 South Orange Avenue, Orlando, Florida 32801, and our telephone number is (407) 540-2000. For additional information about us and our business, see “Where You Can Find More Information” beginning on page     .

CNL APF Partners, LP

CNL APF Partners, LP, which we refer to as our operating partnership, is a Delaware limited partnership through which we conduct substantially all of our real estate segment business and own, either directly or indirectly through subsidiaries, substantially all of our real estate segment assets. Where the context requires, references to “we,” “us,” “our” or “our company” also include our operating partnership. Our operating partnership’s principal executive offices are located at 450 South Orange Avenue, Orlando, Florida 32801, and its telephone number is (407) 540-2000.

General Electric Capital Corporation

General Electric Capital Corporation, which we refer to as GECC, was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies. On July 2, 2001, GECC reincorporated and changed its domicile from New York to Delaware. All outstanding common stock of GECC is owned by General Electric Capital Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company. Through GE Capital Solutions, Franchise Finance, GECC is a leading lender for the franchise finance market via direct sales and portfolio acquisition in the United States and Canada. With more than $11 billion in served assets, GE Capital Solutions, Franchise Finance serves more than 6,000 customers and more than 20,000 property locations, primarily in the restaurant, hospitality, branded beverage, storage and automotive industries. Additional information about GE Capital Solutions, Franchise Finance is available on its website at www.gefranchisefinance.com or by calling toll-free 866-GET-GEFF (438-4333). The information contained on this website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission. GECC’s principal executive offices are located at 260 Long Ridge Road, Stamford, Connecticut 06927, and its telephone number is (203) 357-4000.

Merger Sub

Merger Sub is a to-be-formed Maryland corporation that will be a wholly owned subsidiary of GECC. Merger Sub will be formed solely for the purpose of facilitating GECC’s acquisition of our company. Prior to the closing date of the mergers, Merger Sub will not carry on any activities other than those incident to its formation. Merger Sub’s principal executive offices will be located at 260 Long Ridge Road, Stamford, Connecticut 06927, and its telephone number will be (203) 357-4000.

Partnership Merger Sub

Partnership Merger Sub is a to-be-formed Delaware limited liability company that will be a wholly owned subsidiary of GECC. Partnership Merger Sub will be formed solely for the purpose of facilitating GECC’s acquisition of our operating partnership. Prior to the closing date of the mergers, Partnership Merger Sub will not carry on any activities other than those incident to its formation. Partnership Merger Sub’s principal executive offices will be located at 260 Long Ridge Road, Stamford, Connecticut 06927, and its telephone number will be (203) 357-4000.

The Mergers and Related Transactions (page     )

Partnership Merger

On the closing date, Partnership Merger Sub, will merge with and into our operating partnership, which we refer to as the partnership merger, with our operating partnership continuing as the surviving partnership. The partnership merger will become effective at such time as the partnership certificate of merger has been accepted for record by the Secretary of State of the State of Delaware, or DSOS, in accordance with Delaware law, or such later time as we and GECC may agree and designate in the partnership certificate of merger. At the effective time of the partnership merger, each unit of partnership interest in our operating partnership, which we refer to collectively as LP Units, held by us or our subsidiaries will remain a unit of partnership interest in the surviving partnership.

Merger

Pursuant to the merger agreement, immediately after the partnership merger effective time, at the election of GECC, either (i) Merger Sub, will merge with and into our company, with our company continuing as the surviving corporation, or (ii) our company will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation, which we refer to, in either case, as the “merger” and together with the partnership merger, as the “mergers.” The merger will become effective at such time as the articles of merger have been accepted for record by the Maryland State Department of Assessments and Taxation, which we refer to as MSDAT, in accordance with Maryland law, or such later time as we and GECC may agree and designate in the articles of merger.

Consent Solicitation

At GECC’s request, we will commence a consent solicitation with respect to all of our 7 1/2% senior notes that are due in 2015, which we refer to as the Senior Notes, seeking the consent of the holders of the Senior Notes to amend the indenture governing the Senior Notes to eliminate substantially all of the restrictive covenants contained in the indenture, including those regarding certain events of default, and to modify the covenant regarding mergers. The proposed forms of the amended Senior Notes and related indenture will be described in the consent solicitation documents. If the requisite consents are received, we will execute a supplemental indenture to such indenture to implement the amendments. Assuming we commence the consent solicitation and assuming we receive the requisite consents from the holders of the Senior Notes permitting us to amend the indenture and the Senior Notes, the amendments will become operative concurrently with the merger effective time. The consent solicitation is not a condition to closing the merger, and GECC has agreed to reimburse us for all of our reasonable out-of-pocket costs resulting from the consent solicitation.

Pre-Closing Transactions

GECC may elect to have us create a new wholly owned subsidiary, which we refer to as Newco, and contribute all or substantially all of our assets and liabilities (including all of our equity interests in any direct subsidiaries) into Newco, with Newco assuming all of our obligations under the Senior Notes, and under the indenture governing the Senior Notes in accordance with the terms of the indenture. GECC has agreed to indemnify and hold us harmless from and against any liabilities or costs that we incur as a result of taking these actions. Our obligation to perform the above transactions are limited, however, in that (a) any such actions or transactions are contingent upon our receipt of a written notice from GECC confirming that all of GECC’s conditions to closing have been satisfied or waived and that GECC, Merger Sub and Partnership Merger Sub, which we refer to collectively as the buyer parties, are prepared to proceed immediately with closing; and (b) neither we nor any of our subsidiaries will be required to take any action that could adversely affect our qualification as a REIT within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

In addition, GECC may request that, immediately prior to the closing, we (1) convert any of our subsidiaries organized as a corporation or limited partnership into a limited liability company, (2) sell the stock, partnership interests or limited liability interests owned by us in any subsidiary at a price designated by GECC, or (3) sell any of our or our subsidiaries’ assets at a price designated by GECC, and (4) cause one or more of our subsidiaries to declare a dividend or distribution payable to us in an amount and on a date specified by GECC. Our obligation to perform the above transactions are limited, however, in that (a) GECC may not require us to take any action that contravenes the organizational documents or a material contract of any applicable subsidiary for which consent has not been obtained, (b) any such actions or transactions would be contingent upon our receipt of a written notice from GECC confirming that all conditions to the obligations of GECC under the merger agreement have been satisfied or waived and that GECC is prepared to proceed immediately with the closing, (c) these actions (or the inability to complete them) will not affect or modify the obligations of GECC under the merger agreement, and (d) we and our subsidiaries will not be required to take any action that could adversely affect our qualification as a REIT.

Merger Consideration (page     )

Common Stock Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares owned by us or our subsidiaries, will be converted into, and cancelled in exchange for, the right to receive, without interest, and less any applicable withholding taxes, cash in the amount of $17.05, which we refer to as the common stock merger consideration, subject to a reduction on a dollar-for-dollar basis with respect to any dividends paid with respect to shares of our common stock other than the $0.33 dividend, payable on December 26, 2006, and certain dividends, if any, during the period between June 30, 2007 and September 30, 2007. Upon closing, each share of our common stock will be cancelled and will cease to exist, and our common stockholders will cease to have any rights with respect to their shares of our common stock other than the right to receive the common stock merger consideration.

Series A Preferred Stock Consideration

The merger agreement provides that each share of our Series A preferred stock outstanding immediately prior to the effective time of the merger, other than shares owned by us, our subsidiaries or Merger Sub, will be converted into, and cancelled in exchange for, the right to receive, without interest and less any applicable withholding taxes, cash in the amount of $25.00, plus any accrued and unpaid dividends through and including the closing date of the merger payable with respect to such shares of Series A preferred stock pursuant to the terms of our articles supplementary, which we refer to as the Series A merger consideration. While holders of our Series A preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, at the special meeting.

Series C Preferred Stock Consideration and Liquidation of Surviving Corporation

The merger agreement provides that, unless GECC elects to complete the merger in accordance with the alternative structure described below, each share of our 7.5% Series C Redeemable Convertible Preferred Stock, which we refer to as our Series C preferred stock, outstanding immediately prior to the effective time of the merger will remain outstanding as one share of 7.5% Series C Redeemable Convertible Preferred Stock in the surviving corporation. While holders of our Series C preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, at the special meeting.

As promptly as practicable following the merger, GECC will cause the surviving corporation to liquidate into another subsidiary of GECC. In connection therewith, holders of the 7.5% Series C Redeemable Convertible Preferred Stock of the surviving corporation will be paid an amount equal to $25.00 per share in cash plus any then-accrued but unpaid dividends in accordance with the terms of such shares.

Partnership Merger Consideration

The merger agreement provides that each LP Unit issued and outstanding immediately prior to the effective time of the partnership merger other than those LP Units held by us or our subsidiaries, subject to the terms of the merger agreement, will be converted into, and cancelled in exchange for, the right to receive, without interest, cash in an amount equal to $17.05 per LP Unit, subject to a reduction on a dollar-for-dollar basis with respect to any distributions paid on the LP Units, other than the distribution in the fourth quarter of 2006.

Alternative Structure (page     )

The merger agreement allows GECC to decide whether Merger Sub will merge with and into our company, with our company continuing as the surviving corporation, or whether our company will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation. If GECC elects to have us merge with and into Merger Sub, each share of our common stock will be converted into, and cancelled in exchange for, the right to receive, without interest, the common stock merger consideration described above and each share of our Series A preferred stock will be converted into, and cancelled in exchange for, the right to receive, without interest, the Series A merger consideration described above. Also, each share of our Series C preferred stock will be converted into, and cancelled in exchange for, the right to receive one share of 7.5% Series C Redeemable Convertible Preferred Stock of the surviving corporation. In such event, the liquidation of the surviving corporation is expected to occur as promptly as practicable following the merger.

Dividends (page     )

On November 7, 2006, we declared a dividend in the amount of $0.33 per share of common stock, payable on December 26, 2006 to holders of record on November 20, 2006. Pursuant to the terms of the merger agreement, we agreed not to pay any additional dividends in respect of our common stock other than the $0.33 per share dividend described above, unless we determined that paying a dividend was necessary for us to maintain our status as a REIT. Furthermore, we agreed to make such payment with the understanding that if we made an additional dividend payment, it would reduce the common stock merger consideration on a dollar-for-dollar basis. However, if the merger is not completed by June 30, 2007 and the closing of the merger is extended to September 30, 2007 pursuant to the terms of the merger agreement, then to the extent that making a dividend payment is necessary to maintain our status as a REIT, we are permitted to pay dividends of up to $0.20 per share of common stock during the period between June 30, 2007 and September 30, 2007 without a reduction in the common stock merger consideration.

Recommendation of Our Board of Directors (page     )

On October 29, 2006, after careful consideration of the factors described under the heading “Approval of the Merger Agreement and the Merger—Factors Considered by Our Board of Directors and Reasons for the Merger” beginning on page     , our board of directors unanimously:

•	determined that it was advisable and in the best interests of our company for us to enter into the merger agreement and complete the merger and the other transactions contemplated by the merger agreement; and

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and directed that they be submitted to our common stockholders for approval at a special meeting of stockholders.

In addition, our board of directors unanimously determined to recommend to our common stockholders that the common stockholders vote “FOR” the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, which we refer to as Proposal 1, and “FOR” the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies, which we refer to as Proposal 2.

The background and reasons for the merger are described in detail on pages      through     .

The Special Meeting (page     )

The special meeting of our stockholders will be held at our offices at 450 South Orange Avenue, at          a.m., local time, on                     ,                     , 2007. At the special meeting, you will be asked, by proxy or in person, to:

•	consider and vote on Proposal 1, to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	consider and vote on Proposal 2, to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger; and

•	approve the transaction of any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Vote Requirement; Stockholders Entitled to Vote; Quorum (page     )

The merger agreement, the merger and the other transactions contemplated by the merger agreement must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. You may vote at the special meeting if you owned shares of our common stock at the close of business on the record date for the special meeting, which is                     ,             . On the record date, there were              shares of common stock outstanding and entitled to vote. You have one vote for each share of common stock that you owned on the record date. Because the required vote for this proposal is based on the number of shares of our common stock outstanding rather than the number of votes cast, failure to vote your shares of our common stock (including as a result of a broker non-vote) and abstentions will have the same effect as voting against the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Broker non-votes result when the beneficial owners of shares of our common stock do not provide specific voting instructions to their brokers. Under the rules of the NYSE, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the merger or the merger agreement.

Certain of our stockholders have entered into voting agreements obligating them to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement, as described below under “—Voting Agreements” beginning on page     .

A quorum is necessary to hold a valid special meeting, and if a quorum is not present, a vote cannot occur. A quorum will be present if the holders of a majority of the shares of our common stock outstanding on the record date are present at the special meeting, either in person or by proxy. We may, however, seek to adjourn or postpone the special meeting if a quorum is not present at the special meeting.

Approval of any adjournments of the special meeting to solicit additional proxies requires the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting. For the purpose of this proposal, if you fail to vote your shares of our common stock, you will not be considered present in person or represented by proxy. As a result, such failure will not have any effect on the outcome of this proposal. However, abstentions and broker non-votes are considered present and therefore will have the same effect as voting against the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

All holders of record of our common stock, our Series A preferred stock and our Series C preferred stock as of the close of business on the record date are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. However, only our common stockholders of record as of the record date may vote at the special meeting and any postponements or adjournments of the special meeting. The vote of our Series A and Series C preferred stockholders is not required to approve the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, or any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, and is not being solicited.

Partnership Merger Vote Requirement (page     )

The consent of CNL APF GP Corp., a wholly owned subsidiary of ours, as the general partner of our operating partnership and the approval by holders of a majority of the LP Units, both of which have already been irrevocably obtained, are the only consents required to approve the partnership merger. In connection with our board of directors’ determination to approve the merger, we also caused CNL APF GP Corp., as the general partner of our operating partnership, to approve the partnership merger. Therefore, the partnership merger will be completed immediately prior to completion of the merger, but only if the merger occurs immediately thereafter.

Opinion of Our Financial Advisor (page     )

In connection with the merger, our financial advisor, Banc of America Securities LLC, which we refer to as Banc of America Securities, delivered to our board of directors its opinion, dated October 29, 2006, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the common stock merger consideration to be received by holders of our common stock pursuant to the terms of the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion, dated October 29, 2006, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our common stock are encouraged to read the opinion carefully in its entirety. Banc of America Securities provided its opinion to our board of directors to assist our board of directors in its evaluation of the common stock merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

Interests of Our Directors and Executive Officers in the Merger (page     )

Members of our board of directors and our executive officers have certain interests in the merger that differ from, or are in addition to, those of other common stockholders. For example:

•	our directors and executive officers hold restricted shares of common stock as to which, in accordance with the terms of the existing restricted share awards, the restrictions will lapse and the restricted shares will vest in full upon stockholder approval of the merger. At the time the merger is completed, the restricted shares will be considered outstanding shares of our common stock and will be converted into, and cancelled in exchange for, the right to receive the common stock merger consideration;

•	in accordance with the terms of the existing stock option awards, one of our directors holds fully vested options to purchase shares of our common stock. At the time the merger is completed, each option will be converted into, and cancelled in exchange for, the right to receive a single lump sum cash payment equal to the product of (a) the number of shares of common stock subject to such option and (b) the excess, if any, of the common stock merger consideration over the exercise price per share of such option, which we refer to as the option merger consideration, and along with the common stock merger consideration and the partnership merger consideration, each a form of merger consideration;

•	certain of our executive officers will receive, in the event of termination of their employment by us or their resignation for good reason, severance payments consisting of cash payments over an eighteen-month to two-year period equal to one and one-half to two times the sum of their annual base salary and average bonus for the past two years, and reimbursement of COBRA health continuation premiums for up to 18 months, for a specified time, as provided for under their existing employment agreements with us;

•	for six years after the effective time of the merger, the surviving corporation will maintain directors’ and officers’ liability insurance covering our current directors and officers with respect to claims arising from facts or events occurring before the effective time of the merger; however, the surviving corporation will not be required to pay an annual premium in excess of 125% of the aggregate annual premium we pay to maintain the existing policies and, if equivalent coverage cannot be obtained without exceeding the 125% threshold, the surviving corporation will only be required to obtain as much coverage as can be obtained at an annual premium equal to 125% of such amount; and

•	GECC will assume any and all indemnification agreements existing between our company and our officers and directors.

All of the members of our board of directors were fully aware of the foregoing interests of our directors and executive officers in the merger and our independent directors considered them prior to approving the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Merger Agreement (page     )

No Solicitation

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us and our subsidiaries. Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, our board of directors may respond to an unsolicited written acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Regardless of whether our board of directors withdraws, amends or modifies its recommendation to our common stockholders to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, we are still required to hold and convene the special meeting of our stockholders to consider and vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Conditions to the Merger

Completion of the merger depends upon the satisfaction or waiver of a number of conditions, including:

•	approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	receipt by GECC of a legal opinion from our outside legal counsel, Pillsbury Winthrop Shaw Pittman LLP, which we refer to as PWSP, regarding our qualification as a REIT for federal income tax purposes, which will be based, in part, on our ability to obtain an Internal Revenue Service, or IRS, closing agreement that we have requested with regard to certain technical REIT qualification matters;

•	each of our representations and warranties made by us being true and correct, without giving effect to any “materiality” or “material adverse effect” qualification contained in any representation or warranty, except to the extent that our representations and warranties are expressly limited by their terms to a particular date, in which case the representations and warranties will be true and correct at and as of that date, and except where the failure of these representations and warranties to be true and correct would not reasonably be likely to have a material adverse effect on our company, provided that certain representations and warranties pertaining to our capitalization must be true and correct in all respects as of the closing;

•	the absence of events, changes or occurrences that have resulted, or would reasonably be expected to result in, a material adverse effect on our company;

•	the absence of any action involving a governmental authority that would reasonably be expected to impose limitations on GECC’s ability to effectively exercise full rights of ownership over the surviving entity or result in a governmental investigation or material fines being imposed by the government;

•	our obtaining certain third-party consents; and

•	other customary closing conditions.

Where the law permits, GECC, on the one hand, or we, on the other hand, could decide to complete the merger even though one or more conditions were not satisfied. By law, however, neither one of us can waive:

•	the requirement that the holders of a majority of the outstanding shares of our common stock approve the merger; or

•	any court order or law preventing the closing of the merger.

Termination of the Merger Agreement

Right to Terminate

We can agree with GECC to terminate the merger agreement at any time, whether before or after adoption of the merger agreement by our common stockholders. In addition, either GECC or we can decide, without the consent of the other, to terminate the merger agreement whether before or after adoption of the merger agreement by our common stockholders if:

•	the merger has not been completed by June 30, 2007, subject to extension to September 30, 2007 by either GECC or us pursuant to the terms of the merger agreement, provided this right is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the effective time of the partnership merger to occur on or before such date;

•	any governmental entity having jurisdiction has issued a nonappealable final order, injunction, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting either the merger or the partnership merger, provided this right is not available to any party unless such party has used its reasonable best efforts to oppose such order, injunction, decree or ruling or have it vacated or made inapplicable to the mergers; or

•	at a special meeting of the holders of our common stock (including any adjournment or postponement thereof), the affirmative approval of the merger by holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the meeting, such approval being referred to herein as the requisite stockholder approval, is not obtained upon a vote taken.

GECC may unilaterally terminate the merger agreement if:

•	we, our board of directors or any committee thereof has:

•	approved or recommended, or proposed to approve or recommend, any acquisition proposal other than the mergers;

•	breached its obligation to present and recommend approval of the merger agreement and the merger to our stockholders;

•	withdrawn, amended or modified, or proposed to withdraw, amend or modify, in a manner adverse to GECC, its recommendation or approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement;

•	failed to mail the proxy statement to our stockholders when it was available for mailing or failed to include its approval and recommendation in the proxy statement when mailed (including the recommendation that holders of our common stock vote in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement);

•	failed to issue a press release reaffirming our board of directors’ recommendation of the merger agreement within two business days after receipt of a written request from GECC;

•	entered, or caused us or any of our subsidiaries to enter, into any letter of intent, agreement in principle, acquisition agreement or other agreement related to an acquisition proposal; or

•	resolved or announced its intention to do any of the foregoing;

•	a tender or exchange offer relating to our securities is commenced by a person unaffiliated with GECC, and we have not sent to our security holders pursuant to securities laws, within 10 business days after such tender or exchange offer is first published, sent or given, a statement that our board of directors recommends rejection of the tender or exchange offer; or

•	GECC is not in material breach of any of its covenants, agreements or obligations under the merger agreement, and (a) any of our representations and warranties become untrue or inaccurate such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied, or (b) there has been a breach of any of our covenants, agreements or obligations under the merger agreement such that the closing condition pertaining to our performance and compliance with covenants, agreements and obligations would be incapable of being satisfied, and such breach (if curable) is not cured within 30 days written notice to us.

We may unilaterally terminate the merger agreement if:

•	we are not in material breach of any of our covenants, agreements or obligations under the merger agreement, and (a) any of GECC’s representations and warranties become untrue or inaccurate such that the closing condition pertaining to its representations and warranties would be incapable of being satisfied, or (b) there has been a breach of any of GECC’s covenants, agreements or obligations under the merger agreement such that the closing condition pertaining to its performance and compliance with covenants, agreements and obligations would be incapable of being satisfied, and such breach (if curable) is not cured within 30 days written notice to GECC.

General Fees, Termination Fees and Expenses

All fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses. However, if either party terminates the merger agreement because of the other party’s material breach of the merger agreement which would result in the failure of a condition being satisfied, the breaching party must reimburse the other party for actual out-of-pocket expenses incurred by the other party in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement up to an aggregate maximum amount of $7.5 million. We have also agreed to pay GECC’s actual out-of-pocket expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement up to an aggregate maximum amount of $7.5 million if the merger agreement is terminated by GECC because the requisite stockholder approval is not obtained.

The merger agreement also provides that we will be required to pay GECC’s actual out-of-pocket expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement up to an aggregate maximum amount of $7.5 million, plus a termination fee of $34.5 million if GECC terminates the merger agreement as a result of the fact that we, our board of directors or any committee thereof has:

•	approved or recommended, or proposed to approve or recommend, any acquisition proposal other than the mergers;

•	breached its obligation to present and recommend approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement to our stockholders;

•	withdrawn, amended or modified, or proposed to withdraw, amend or modify, in a manner adverse to GECC, its recommendation or approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	failed to mail the proxy statement to our stockholders when it was available for mailing or failed to include its approval and recommendation in the proxy statement when mailed (including the recommendation that holders of our common stock vote in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement);

•	failed to issue a press release reaffirming our board of directors’ recommendation of the merger agreement within two business days after receipt of a written request from GECC;

•	entered, or caused us or any of our subsidiaries to enter, into any letter of intent, agreement in principle, acquisition agreement or other agreement related to an acquisition proposal; or

•	resolved or announced its intention to do any of the foregoing.

We will also be required to pay GECC’s actual out-of-pocket expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement up to an aggregate maximum amount of $7.5 million, plus a termination fee of $34.5 million if GECC terminates the merger agreement because a tender or exchange offer relating to our securities is commenced by a person unaffiliated with GECC, and we have not sent to our security holders pursuant to securities laws, within 10 business days after such tender or exchange offer is first published, sent or given, a statement that our board of directors recommends rejection of the tender or exchange offer.

If GECC terminates the merger agreement because the requisite stockholder approval is not obtained or because of our material breach of the merger agreement which would result in the failure of a condition being satisfied, and we have received notice of an acquisition proposal prior to the termination and prior to or within nine months of the termination we enter into a definitive agreement that would be considered an acquisition proposal, we would be required to pay GECC a termination fee of $34.5 million. If we have received notice of an acquisition proposal and the merger agreement is terminated because the merger has not been completed by June 30, 2007, subject to extension to September 30, 2007 by either GECC or us pursuant to the terms of the merger agreement, then to the extent we enter into a definitive agreement for an acquisition proposal prior to or within nine months of the termination, we would be required to pay GECC a termination fee of $34.5 million and GECC’s actual out-of-pocket expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement up to an aggregate maximum amount of $7.5 million.

Payment of the foregoing fees and expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to GECC or us and is not intended by either of us to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict the damages available in case of any breach of the merger agreement.

Voting Agreements (page     )

Each of James M. Seneff, Jr., Robert A. Bourne, Curtis B. McWilliams and Steven D. Shackelford, and CNL Financial Group, Inc., a Florida corporation, which we refer to collectively as the voting agreement stockholders, have entered into a voting agreement with GECC, dated as of October 30, 2006, which we refer to collectively as the voting agreements. Pursuant to the voting agreements, the voting agreement stockholders have agreed to vote, and have granted GECC an irrevocable proxy to vote, all of the shares of our common stock that they beneficially own in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement as well as against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. On December 13, 2006, GECC consented by letter agreements to the release from certain voting agreement provisions of 88,751 and 586,510 shares of our common stock owned by Mr. Seneff and CNL Financial Group, Inc., respectively, to allow charitable donations of the stock to occur prior to December 31, 2006. Therefore, if the shares are transferred prior to the date of the record date, the shares of our common stock beneficially owned by the voting agreement stockholders and governed by the voting agreements would equal, in the aggregate, approximately 6.6% of the outstanding shares of our common stock.

Regulatory Matters (page     )

No material federal or state regulatory requirements or approvals need be obtained by us or GECC in connection with either the merger or the partnership merger, other than the filing and distribution of this proxy statement and other materials that may be deemed soliciting materials and the filing of the articles of merger and the partnership certificate of merger with, and the acceptance of such articles of merger for record by, the MSDAT and DSOS, respectively.

Dissenters’ Rights (page     )

We are organized as a corporation under Maryland law. Under Maryland corporate law, because shares of our common stock were listed on the NYSE on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our common stockholders can vote against the merger agreement, the merger and the other transactions contemplated by the merger agreement. Under Maryland corporate law, because the holders of our Series A and Series C preferred stock are not entitled to vote on the merger or the merger agreement, they do not have any appraisal rights or dissenters’ rights in connection with the merger.

Litigation Relating to the Merger (page     )

On October 31, 2006, a purported stockholder class action lawsuit related to the merger agreement was filed in the Circuit Court for Baltimore County, Maryland, naming us, and each of our directors and GE Capital Solutions as defendants. The lawsuit, Dr. Hila Louise-Chashin-Simon Foundation, Inc. v. Trustreet Properties, Inc., et al (Case No. 24-C06-008654), alleges, among other things, that $17.05 per share in cash to be paid to our common stockholders in connection with the merger is inadequate, that the individual director defendants breached their fiduciary duties to our common stockholders in negotiating and approving the merger agreement, that GE Capital Solutions aided and abetted the director defendants in such alleged breach and that all defendants conspired in such breach. The complaint seeks the following relief: (i) a declaration that the lawsuit is properly maintainable as a class action and certification of the plaintiff as a class representative; (ii) a declaration that the director defendants have breached their fiduciary duties owed to the plaintiff and other members of the class, that

GE Capital Solutions aided and abetted such breaches and that all defendants conspired in such breaches; (iii) an injunction of the merger and, if such transaction is completed, a rescission of the transaction; (iv) an award of appropriate damages; and (v) an award of attorneys’ and experts’ fees to the plaintiff. We believe that this lawsuit is without merit and intend to vigorously defend the action.

Material United States Federal Income Tax Consequences (page     )

The receipt of the common stock merger consideration for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of merger consideration per share and your adjusted tax basis in that share. Non-U.S. holders may be subject to tax on the merger consideration if GECC elects to merge our company with and into Merger Sub, with Merger Sub continuing as the surviving corporation. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

You should read “Approval of the Merger Agreement and the Merger—Material United States Federal Income Tax Consequences” beginning on page      for a more complete discussion of the federal income tax consequences of the merger.

Delisting and Deregistration of Our Common Stock and Preferred Stock (page     )

If the merger is completed, shares of our common stock, Series A preferred stock and Series C preferred stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Market Price of Our Common Stock (page     )

Our common stock, par value $0.001 per share, is listed on the NYSE under the ticker symbol “TSY”. On October 27, 2006, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the NYSE was $12.51 per share. On                     , the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $             per share. You are encouraged to obtain current market quotations for our common stock.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What matters will be voted on at the special meeting?

A:	You are being asked to:

•	consider and vote on Proposal 1, to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	consider and vote on Proposal 2, to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	approve the transaction of any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	What are the merger transactions?

A:	Once the merger agreement, the merger and the other transactions contemplated by the merger agreement have been approved by our common stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Partnership Merger Sub will merge with and into our operating partnership and, at the election of GECC, either (i) Merger Sub will merge with and into our company, with our company being the surviving corporation, or (ii) our company will merge with and into Merger Sub, with Merger Sub being the surviving corporation. In either case, GECC will be the sole remaining holder of the common stock of the surviving corporation. For additional information about the merger, please review the merger agreement which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the merger.

Q:	As a common stockholder, what will I receive in the merger?

A:	For each outstanding share of common stock you own immediately prior to the merger effective time, you will receive the common stock merger consideration, without interest, which is an amount in cash equal to $17.05 per share of common stock, less any applicable withholding tax. See question “Does Trustreet Properties, Inc. expect to continue to pay regular quarterly dividends on its shares of common stock?” on page for a discussion of potential adjustments to the common stock merger consideration if we make certain dividend payments.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will take place on , , 2007, at a.m. local time, at our offices at 450 South Orange Avenue, Orlando, Florida, 32801.

Q:	Who can attend and vote at the special meeting?

A:	All holders of record of our common stock, our Series A preferred stock and our Series C preferred stock as of the close of business on , , the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. However, only our common stockholders of record as of the record date may vote at the special meeting and any postponements or adjournments of the special meeting. The vote of our Series A and Series C preferred stockholders is not required to approve the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, and is not being solicited. Each share of our common stock is entitled to one vote on each matter properly brought before the meeting.

Q:	What vote of our common stockholders is required to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement?

A:	Approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Because the required vote is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes and abstentions) will have the same effect as voting against approval of the merger agreement, the merger and the transactions contemplated by the merger agreement. We urge you to complete, sign, date and return the enclosed proxy card, or follow the instructions on your proxy card for telephonic or Internet proxy authorization, to assure the representation of your shares at the special meeting.

Q:	What vote of common stockholders is required to approve an adjournment of the special meeting?

A:	Approval of any adjournments of the special meeting to solicit additional proxies requires the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting. For the purpose of this proposal, if you fail to vote your shares of our common stock, you will not be considered present in person or represented by proxy. As a result, such failure will not have any effect on the outcome of this proposal. However, abstentions and broker non-votes are considered present and therefore will have the same effect as voting against the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Q:	How does the common stock merger consideration compare to the market price of shares of our common stock?

A:	The cash consideration of $17.05 for each share represents an approximate 36.3% premium to the closing price of our common stock on the trading day prior to the merger announcement; an approximate 31.0% premium to the closing price of our common stock on the trading day prior to our board’s decision to pursue strategic alternatives on June 22, 2006; an approximate 33.0% premium to the average closing price of our common stock for the six-month period before the public announcement of the merger; and an approximate 23.1% premium over the average closing price of our common stock for the one-year period before the public announcement of the merger.

Q:	If the merger is completed, when can I expect to receive the common stock merger consideration for my shares of common stock?

A:	As soon as practicable after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares of common stock for the common stock merger consideration. At that time, you must send your share certificates with your completed letter of transmittal to the paying agent in order to receive the common stock merger consideration. You should not send your share certificates to us or anyone else until you receive these instructions. You will receive payment of the portion of the common stock merger consideration payable for your shares of common stock after the paying agent receives from you a properly completed letter of transmittal, together with your share certificates. If you hold your shares of common stock in “street name,” your broker or nominee will surrender your shares in exchange for your portion of the common stock merger consideration following completion of the merger.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our common stockholders vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommends that our common stockholders vote to approve of any adjournments of the special meeting to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Q:	Why is our board of directors recommending that I vote in favor of the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement?

A:	After careful consideration, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously determined that the merger is advisable and in the best interests of our company. In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with our senior officers, as well as with our legal and financial advisors, and considered the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages through under the heading “Approval of the Merger Agreement and the Merger—Factors Considered by Our Board of Directors and Reasons for the Merger.”

Q:	Do any of our executive officers or directors or other persons have any interests in the merger that is different from mine?

A:	Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the consideration that they would receive with respect to their stock options and restricted shares in connection with the merger. Also, our executive officers are entitled to certain severance payments and benefits following the closing of the merger under certain circumstances. See “Interests of Our Directors and Executive Officers in the Merger” beginning on page .

Q:	Have any stockholders already agreed to approve the merger?

A:	Yes. In connection with the merger agreement, Messrs. Seneff, Bourne, McWilliams and Shackelford, and CNL Financial Group, Inc., have each entered into a voting agreement with GECC, dated as of October 30, 2006, and thereby agreed to vote, and have granted GECC an irrevocable proxy to vote, any shares of our common stock they own in favor of approval of the merger agreement, the merger and each of the other transactions contemplated by the merger agreement. On December 13, 2006, GECC consented by letter agreements to the release from certain voting agreement provisions of 88,751 and 586,510 shares of our common stock owned by Mr. Seneff and CNL Financial Group, Inc., respectively, to allow charitable donations of the stock to occur prior to December 31, 2006. Therefore, if the shares are transferred prior to the date of the record date, the shares of our common stock beneficially owned by the voting agreement stockholders and governed by the voting agreements would equal, in the aggregate, approximately 6.6% of the outstanding shares of our common stock.

Q:	How do I cast my vote?

A:	If you were a holder of record of shares of our common stock on , , you may vote in person at the special meeting or submit a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization.

If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Q:	How do I cast my vote if my shares of common stock are held of record in “street name” by my bank, broker or another nominee?

A:

If your shares are held of record by a broker, bank or other nominee, which is often referred to as holding your shares in “street name,” you must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide the record holder of your shares with instructions on how to vote your shares, the record holder generally will not be permitted to vote your shares. The inability of your record holder to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote against the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares it will have the same effect as a vote against Proposal 1, to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. If you fail to vote your shares as a result of abstention (or as a result of a broker non-vote) it will have the effect of voting against Proposal 2, to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. However, failure to vote your shares in person or by proxy (other than as a result of broker non-votes) will have no effect on Proposal 2.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting, the close of business on , , is earlier than the date of the special meeting. If you held your shares of common stock on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting, but not the right to receive the common stock merger consideration for the common shares. The right to receive such consideration will pass to the person who owns the shares you previously owned when the merger becomes effective.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by delivering a later-dated, signed proxy card to our corporate secretary, by authorizing a subsequent proxy telephonically or over the Internet, or by attending the special meeting in person and voting. Attendance at the special meeting without voting will not itself revoke your proxy. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting. If your shares are held in “street name,” you must contact your broker, bank or nominee to determine how to revoke your proxy.

Q:	How will proxy holders vote my shares?

A:	If you complete and properly sign the proxy card attached to this proxy statement and return it to us prior to the special meeting, your shares will be voted as you direct. If no direction is otherwise made, your shares will be voted in accordance with our board of directors’ recommendations. Our board of directors recommends a vote “FOR” Proposal 1, to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and “FOR” Proposal 2, to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. Our board of directors’ recommendation is set forth, together with the description of the proposals, in this proxy statement. See the discussion under the heading “Approval of the Merger Agreement and the Merger—Recommendation of Our Board of Directors” beginning on page and “The Adjournment Proposal” beginning on page .

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive. You may also follow the instructions on the proxy cards for telephonic or Internet proxy authorization for each proxy card that you receive.

Q:	Does Trustreet Properties, Inc. expect to continue to pay regular quarterly dividends on its shares of common stock?

A:	On November 7, 2006, we declared a dividend in the amount of $0.33 per share of common stock, payable on December 26, 2006 to holders of record on November 20, 2006. Pursuant to the terms of the merger agreement, we agreed not to pay any additional dividends in respect of our common stock other than the $0.33 per share dividend described above, and any necessary corresponding distributions on LP Units or dividends on our Series A and Series C preferred stock as required by their terms, unless we determined that paying a dividend was necessary for us to maintain our status as a REIT, but if we made an additional dividend payment or distribution payment, it would reduce the common stock merger consideration or partnership merger consideration on a dollar-for-dollar basis. However, if the merger is not completed by June 30, 2007 and the closing of the merger is extended to September 30, 2007 pursuant to the terms of the merger agreement, then to the extent that making a dividend payment is necessary to maintain our status as a REIT, we are permitted to pay dividends of up to $0.20 per share of common stock during the period between June 30, 2007 and September 30, 2007 without a reduction in the common stock merger consideration.

Q:	What rights do I have if I oppose the merger?

A:	If you are a common stockholder of record, you can vote against the merger by indicating a vote against Proposal 1 on your proxy card and signing and mailing your proxy card or by voting against the merger in person at the special meeting. If you hold your shares in “street name,” you can vote against the merger in accordance with the voting instructions provided to you by the record holder of your shares. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law because shares of our common stock were listed on the NYSE on the record date for determining stockholders entitled to vote at the special meeting. Under Maryland corporate law, because the holders of our Series A and Series C preferred stock are not entitled to vote on the merger or the merger agreement, they do not have any appraisal rights or dissenters’ rights in connection with the merger.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The receipt of the merger consideration for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. You should read “Approval of the Merger Agreement and the Merger—Material United States Federal Income Tax Consequences” on page for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation.

We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:	Should I send in my common stock certificates now?

A:	No. As soon as practicable after the merger is completed, stockholders of record at the effective time of the merger will be sent written instructions for exchanging their certificates for the common stock merger consideration. These instructions will tell you how and where to send in your certificates in return for the common stock merger consideration.

Q:	What will happen to my shares of common stock after completion of the merger?

A:	Following the completion of the merger, your shares will be cancelled and will represent only the right to receive the portion of the common stock merger consideration payable for your shares of common stock. Trading in shares of our common stock on the NYSE will cease. Price quotations for shares of our common stock will no longer be available and we will cease filing periodic reports with the SEC.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger on or about , 2007. However, we cannot predict the exact timing of the merger because the merger is subject to specified closing conditions. See the discussion under the heading “The Merger Agreement—Conditions to the Merger” on page .

Q:	Where can I find more information about Trustreet Properties, Inc.?

A:	We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site the SEC maintains at www.sec.gov and on our website at www.trustreet.com. Information contained on our website is neither part of, nor incorporated in, this proxy statement. You can also request copies of these documents from us.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will bear the cost of soliciting proxies for the special meeting. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone and facsimile, on the Internet or in person. These individuals will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We have retained D.F. King & Co., Inc., as our proxy solicitor, to assist us in the solicitation of proxies, and will pay approximately $10,000, plus the reimbursement of out-of-pocket expenses for its services. We will also request persons, firms and corporations holding shares beneficially owned by others to send proxy materials to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the common stockholders’ reasonable expenses for doing so.

Q:	Who can help answer my questions?

A:	If you have any questions about the proposals or how to submit your proxy or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Phone: 1-800-697-6975 (toll-free), or

    1-212-269-5550 (call collect)

or our company:

Trustreet Properties, Inc.

450 South Orange Avenue, 11th Floor

Orlando, Florida 32801

Attention: Investor Relations

Phone: 1-407-540-2000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “would” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in a forward-looking statement.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the satisfaction of the conditions to complete the merger and the other transactions contemplated by the merger agreement, including the receipt of the required stockholder approval;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the possibility that the merger will not be completed on the terms described in this proxy statement, or at all;

•	the potential adverse effect on our business, properties and operations because of certain covenants contained in the merger agreement;

•	the decrease in the amount of time and attention that management can devote to our business and properties while also devoting its attention to effectuating the merger;

•	increases in operating costs resulting from the expenses related to the merger;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the merger;

•	risks resulting from any lawsuits that may arise out of or have arisen as a result of the merger, including the matters described under the heading “Approval of the Merger Agreement and the Merger—Litigation Relating to the Merger” beginning on page ;

•	risks that planned and additional real estate investments may not be completed;

•	risks generally incidental to the ownership of real property, including the ability to retain tenants and rent space upon lease expirations, the financial condition and solvency of our tenants, the relative illiquidity of real estate and changes in real estate taxes, regulatory compliance costs and other operating expenses; and

•	risks related to our status as a REIT for United States federal income tax purposes, such as the adverse consequences of the failure to qualify as a REIT, including if we are not able to obtain an IRS closing agreement that we have requested with regard to certain potential violations of the REIT asset tests, the existence of complex regulations relating to our status as a REIT, and the effect of future changes in REIT requirements as a result of new legislation.

Many of these and other important factors are detailed in this proxy statement or in various SEC filings made periodically by us. We discussed a number of material risks in our annual report on Form 10-K for the year ended December 31, 2005 and subsequent reports on Form 10-Q, copies of which are available from us without charge or online at www.trustreet.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement. Please review this proxy statement and these filings and do not place undue reliance on these forward-looking statements.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained in this proxy statement to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events. However, all subsequent forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

In connection with the merger, we are subject to certain risks including, but not limited to, those set forth below:

If we are unable to complete the merger, our business, financial condition, operating results and stock price could suffer.

The completion of the merger is subject to the satisfaction of numerous closing conditions, including the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by a majority of our common stockholders. In addition, the occurrence of certain material events, changes or other circumstances could give rise to the termination of the merger agreement. Further, to date, one lawsuit has been filed seeking class action status and seeking to enjoin the merger, and additional legal proceedings may be instituted against us seeking to prevent the merger from being completed. As a result, no assurances can be given that the merger will be completed. If (i) our common stockholders choose not to approve the merger, (ii) we otherwise fail to satisfy, or fail to obtain a waiver of the satisfaction of, the closing conditions to the transaction and the merger is not completed, (iii) a material event, change or circumstance has occurred that results in the termination of the merger agreement, or (iv) any legal proceeding results in enjoining the merger, we could be subject to various adverse consequences, including, among others, the following:

•	we would remain liable for significant costs relating to the merger, including, among others, legal, accounting, financial advisory and financial printing expenses and could be liable for termination fees and expenses; and

•	an announcement that the merger has been abandoned could trigger a decline in our stock price to the extent that our stock price reflects a market assumption that we will complete the merger.

In connection with the merger due diligence and negotiations, we determined that certain of our assets present potential violations of the REIT asset tests. We have requested a closing agreement from the IRS to the effect that our ownership of these assets has not caused and does not cause us to fail to qualify as a REIT. The IRS has complete discretion in deciding whether to grant us the closing agreement that we have requested. There can be no assurance that we will receive the requested closing agreement. The successful resolution of this issue is effectively a condition to GECC’s obligation to complete the mergers.

Certain restrictive pre-closing covenants in the merger agreement may negatively affect our business, financial condition, operating results and cash flows.

Pending completion of the merger, we agreed to conduct our business in the usual, regular and ordinary course of business consistent with past practice, but agreed to certain restrictions on such practice, including, among other things, placing limits on our ability to:

•	enter into new material contracts or amend, transfer, waive any material obligations or claims under, or terminate existing material contracts;

•	purchase or dispose of our assets or equity interests;

•	incur additional debt or prepay existing debt; and

•	settle or compromise any (i) legal action or material liability other than in the ordinary course of business or (ii) stockholder or class action claims arising out of the merger.

These restrictions could alter the manner in which we have customarily conducted our business and therefore could significantly disrupt the operation of our business or cause us to forego alternative business opportunities, either of which could have a material adverse effect on our business, financial condition, cash flows and operating results if we are unable to complete the merger.

Pursuant to the terms of the merger agreement, we agreed to certain limitations related to our ability to declare and pay dividends and other distributions.

On November 7, 2006, we declared a dividend in the amount of $0.33 per share of common stock, payable on December 26, 2006 to holders of record on November 20, 2006. Pursuant to the terms of the merger agreement, we agreed not to pay any additional dividends in respect of our common stock other than the $0.33 per share dividend described above, unless we determined that paying a dividend was necessary for us to maintain our status as a REIT, and we agreed only to make such payment with the understanding that if we made an additional dividend payment, it would reduce the common stock merger consideration on a dollar-for-dollar basis. However, if the merger is not completed by June 30, 2007 and the closing of the merger is extended to September 30, 2007 pursuant to the terms of the merger agreement, then to the extent that making a dividend payment is necessary to maintain our status as a REIT, we are permitted to pay dividends of up to $0.20 per share of common stock during the period between June 30, 2007 and September 30, 2007 and such dividend payment will not reduce the common stock merger consideration.

THE SPECIAL MEETING

We are furnishing this proxy statement to our common stockholders as part of the solicitation of proxies by our board of directors in connection with the special meeting of our stockholders.

Date, Time and Place

We will hold the special meeting on                     ,                     , 2007, at          a.m., local time, at our offices at 450 South Orange Avenue, Orlando, Florida, 32801.

Purpose of the Special Meeting

The purpose of the special meeting is to:

•	consider and vote on Proposal 1, to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement (see “Approval of the Merger Agreement and the Merger” beginning on page and “The Merger Agreement” beginning on page );

•	consider and vote on Proposal 2, to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement (see “The Adjournment or Postponement Proposal” beginning on page ); and

•	transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of Our Board of Directors

Our board of directors has unanimously determined that it is advisable and in the best interests of our company for us to enter into the merger agreement and complete the merger and the other transactions contemplated by the merger agreement.

Our board of directors unanimously recommends that our common stockholders vote “FOR” Proposal 1, to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and “FOR” Proposal 2, to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Record Date; Stockholders Entitled to Vote; Notice; Quorum

All holders of record of our common stock, our Series A preferred stock and our Series C preferred stock as of the close of business on                      , 2007, the record date, are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. However, only our common stockholders of record as of the record date may vote at the special meeting and at any adjournments or postponements of the special meeting. On the record date,              shares of our common stock were issued and outstanding and held by              stockholders of record. Our common stockholders on the record date are entitled to one vote per share on any proposal at the special meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present if the holders of a majority of the shares of our common stock are present at the special meeting, either in person or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and any properly executed broker non-votes will be counted as shares that are represented at the special meeting.

Vote Required for Approval of the Merger Agreement and the Merger

The approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by our common stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Because the vote is based on the number of shares outstanding rather than the number of votes cast, an abstention, a failure to vote your shares in person or by proxy or, if your shares are held in “street name,” a failure to give voting instructions to the record holder of your shares, resulting in a broker non-vote, each will have the same effect as voting against the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Vote Required to Adjourn the Special Meeting

The approval of any adjournments of the special meeting to solicit additional proxies requires the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting. For the purpose of this proposal, if you fail to vote your shares of our common stock, you will not be considered present in person or represented by proxy. As a result, such failure will not have any effect on the outcome of this proposal. However, abstentions and broker non-votes are considered present and therefore will have the same effect as voting against the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Vote Required for Approval of the Partnership Merger

The consent of CNL APF GP Corp., a wholly owned subsidiary of ours, as the general partner of our operating partnership and the approval by holders of a majority of the LP Units, both of which have already been irrevocably obtained, are the only consents required to approve the partnership merger. In connection with our board of directors’ determination to approve the merger, we also approved the partnership merger. Therefore, the partnership merger will be completed immediately prior to completion of the merger, but only if the merger occurs immediately thereafter.

Voting; Proxies

At the special meeting, you may vote by proxy or, if you are the record holder of your shares, in person.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name” and you wish to attend and vote at the special meeting, you must contact your broker, bank or other nominee and obtain a “legal proxy” which may take several days.

Voting by Proxy

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the common stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

Only shares affirmatively voted for Proposal 1 and properly executed proxies that do not contain voting instructions will be counted as votes to approve Proposal 1. Because the vote is based on the number of shares outstanding rather than the number of votes cast, an abstention, a failure to vote your shares in person or by proxy or, if your shares are held in “street name,” a broker non-vote, each will have the same effect as voting against Proposal 1.

Approval of Proposal 2, however, requires only the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting. If you fail to vote your shares of our common stock, you will not be considered present in person or represented by proxy. As a result, such failure will not have any effect on the outcome of this proposal. However, abstentions and broker non-votes are considered present and therefore will have the same effect as voting against the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Postponement

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, as required by law, we will provide at least 10 days’ notice of the new meeting date. Although it is not currently expected, our board of directors may postpone the special meeting for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Similar to any adjournment, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Other Business

Under Maryland law, no business other than the proposals to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to approve any adjournments of the special meeting for the purpose of soliciting additional proxies may be brought before the special meeting. If other matters incidental to the conduct of the meeting are properly presented at the special meeting, the persons named as proxies will vote in accordance with their discretion with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a common stockholder of record from voting in person at the special meeting. A common stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date, by appearing at the special meeting and voting in person or by submitting voting instructions via telephone or the Internet at a later date than your previously submitted proxy. A common stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the common stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the special meeting from our stockholders. We will bear the cost of soliciting proxies for the special meeting from our common stockholders and will pay approximately $10,000 (plus reimbursement of out-of-pocket expenses) to D.F. King & Co., Inc., our proxy solicitor. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. Our directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will also request persons, firms and corporations holding shares beneficially owned by others to send proxy materials to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the common stockholders’ reasonable expenses for doing so.

No Dissenters’ Rights

We are organized as a corporation under Maryland law. Under Maryland corporate law, because shares of our common stock were listed on the NYSE on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our common stockholders can vote against the merger agreement, the merger and the other transactions contemplated by the merger agreement. Under Maryland corporate law, because the holders of our Series A and Series C preferred stock are not entitled to vote on the merger or the merger agreement, they do not have any appraisal rights or dissenters’ rights in connection with the merger.

Assistance

If you need assistance in completing your proxy card or authorizing your proxy over the Internet or telephonically, or if you have questions regarding our special meeting, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Phone: 1-800-697-6975 (toll-free), or

    1-212-269-5550 (call collect)

or our company:

Trustreet Properties, Inc.

450 South Orange Avenue, 11th Floor

Orlando, Florida 32801

Attention: Investor Relations

Phone: 1-407-540-2000

PROPOSAL 1: THE MERGER AGREEMENT AND THE MERGER

APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

The following is a description of the material aspects of the merger agreement, the merger and the other transactions contemplated by the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this proxy statement, including the merger agreement attached as Annex A, for a more complete understanding of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

General Description of the Merger

Under the terms of the merger agreement, GECC will acquire us and our subsidiaries, including our operating partnership, through the merger of Partnership Merger Sub with and into our operating partnership, with our operating partnership continuing as the surviving partnership, followed immediately by the merger, at GECC’s election, of either (i) Merger Sub with and into our company, with our company continuing as the surviving corporation, or (ii) our company with and into Merger Sub, with Merger Sub continuing as the surviving corporation. As a result of the merger, you will have no future ownership interest in the surviving corporation and, as a result, will not have the opportunity to share in any of its future earnings or growth.

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares owned by us, our subsidiaries or Merger Sub, will be converted into, and cancelled in exchange for, the right to receive, without interest and less any applicable withholding taxes, cash in the amount of $17.05, subject to a reduction on a dollar-for-dollar basis with respect to any dividends paid with respect to shares of our common stock other than the $0.33 per share dividend payable December 26, 2006 and certain dividends during the period between June 30, 2007 and September 30, 2007. Upon closing, each share of our common stock will be cancelled and will cease to exist, and our common stockholders will cease to have any rights with respect to their shares of our common stock other than the right to receive the common stock merger consideration.

The merger agreement provides that each share of our Series A preferred stock outstanding immediately prior to the effective time of the merger, other than shares owned by us or our subsidiaries, will be converted into, and cancelled in exchange for, the right to receive, without interest and less any applicable withholding taxes, cash in the amount of $25.00, plus any accrued and unpaid dividends through and including the closing date of the merger payable with respect to such shares of Series A preferred stock pursuant to the terms of our articles supplementary, which we refer to as the Series A merger consideration. While holders of our Series A preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, at the special meeting.

The merger agreement provides that, unless GECC elects to complete the merger in accordance with the alternative structure described below, each share of our Series C preferred stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of 7.5% Series C Redeemable Convertible Preferred Stock in the surviving corporation. While holders of our Series C preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, at the special meeting.

As promptly as practicable following the merger, GECC will cause the surviving corporation to liquidate into another subsidiary of GECC. In connection therewith, holders of the 7.5% Series C Redeemable Convertible Preferred Stock of the surviving corporation will be paid an amount equal to $25.00 per share in cash plus any then-accrued but unpaid dividends in accordance with the terms of such shares.

Background of the Merger

The chronology of events and actions of our board of directors, the special committee and management leading to the merger is outlined below. Each meeting of our board of directors or the special committee, as the case may be, was attended by at least a majority of our directors or a majority of our directors who are members of the special committee. Certain of our board of directors or special committee meetings were also attended by members of our senior management, our legal counsel, PWSP, and our financial advisor, Banc of America Securities.

From time to time since the end of 2005, our senior management team considered, as part of our strategic plan, the possibility of pursuing potential mergers, asset sales or other business combination and strategic transactions regarding our company. At many of our regularly scheduled board meetings between the end of 2005 and the announcement of the signing of the merger agreement, our strategic plan was reviewed and discussed by our board of directors. Our strategic plan generally included seeking to maximize stockholder value by focusing on acquisitions and dispositions in our core markets in order to take advantage of our expertise in and knowledge of those markets, a disciplined investment strategy and reducing our overall indebtedness. Although our board and senior management believed that our efforts to implement our strategic plan had resulted in steady progress, the increased level of competition from both REIT and non-REIT purchasers, the high price of acquisitions, our high indebtedness levels coupled with an escalating interest rate environment, and our current inability to cover our dividend from cash flows from operations remained issues to be overcome in order to fully achieve our strategic plan.

On April 3, 2006, we were approached on an unsolicited basis by a publicly-traded REIT, which we refer to as Company A, about the possibility of entering into a strategic transaction. Our board of directors met on April 6, 2006 to discuss the inquiry and authorized our chairman to speak to the chief executive officer and chairman of the board of Company A to further define the nature of the interest and opportunity. Informal discussions with Company A continued through April. Our board of directors met telephonically on April 19, 2006 to review these conversations. Due to possible affiliations with Company A, the board determined it was advisable to authorize the formation of a special committee comprised solely of independent and disinterested directors to evaluate a potential strategic transaction with Company A.

Although senior management was confident that our company’s strategic business plan was sound, it believed that a possible combination with a company such as Company A could provide our company with an accelerated means by which we could meet the objectives of our strategic business plan. After our equity offering in December 2005, the price of our common stock declined by approximately 11%. The additional shares issued exacerbated the high dividend payout ratio and our continued high indebtedness level precluded us from accessing adequate liquidity to grow our real estate segment. Further, our board believed that the volatility of the trading price of our shares of common stock and narrowing margins of returns on our triple-net leases due to rising interest rates resulted in the institutional marketplace not appropriately valuing all aspects of our company, including our 1031 exchange program that is performed in our TRS. Our board of directors and senior management believed that a transaction with a company such as Company A would address our capital constraints, provide further diversification in our operations and real estate portfolio and more fully optimize our general and administrative expenses, thereby accelerating our ability to meet the objectives of our strategic business plan.

On April 25, 2006, the special committee, along with members of our senior management and PWSP, interviewed four internationally recognized investment banking firms, including Banc of America Securities, regarding a financial advisory role in conjunction with a potential transaction with Company A. We subsequently retained Banc of America Securities to act as our financial advisor in connection with a possible transaction.

On May 1, 2006, we entered into a confidentiality and standstill agreement with Company A to mutually begin exchanging due diligence information related to our companies.

On May 15, 2006, members of our senior management met with members of senior management of Company A to discuss certain questions raised by Company A’s due diligence efforts, including the structure of our indebtedness, and to develop a shared understanding of the vision for the combined companies and the process for implementing a potential strategic transaction.

On June 5, 2006, our chief executive officer was informed by the chief executive officer of Company A that Company A did not wish to proceed with discussions regarding a potential strategic transaction with us due to concerns about the potential impact a strategic transaction with us could have on Company A’s debt ratings given the level and type of our indebtedness.

On June 6, 2006 and June 7, 2006, during the course of the National Association of Real Estate Investment Trusts, or NAREIT, Institutional Investor forum held in New York, New York, at our request, Banc of America Securities met with Company A’s financial advisor to attempt to better understand and address the issues Company A raised with respect to a potential strategic transaction with us and to determine whether or not discussions involving such a potential strategic transaction could be resumed. Based on that meeting, on June 9, 2006, at a meeting of our special committee, members of our senior management updated the special committee regarding a potential strategic transaction with Company A. During the following week, discussions with Company A resumed but, again, no agreement was reached and the parties ceased further discussions regarding a potential strategic transaction.

Although discussions with Company A had ceased, the process involved in the discussions caused our senior management to focus further on exploring potential strategic transactions. On June 22, 2006, in order to more fully explore ways to address the risks and uncertainties associated with the continued implementation of our strategic business plan, at the request of our senior management, our board discussed potential strategic alternatives with Banc of America Securities, including an all cash merger, a combination of cash and stock merger or a joint venture. In the course of discussions, our board considered the benefits of each option and the effects on our strategic business plan. Following these discussions, our board authorized Banc of America Securities to facilitate informal discussions between our senior management and prospective strategic partners and acquirors that our board believed, after discussion with members of our senior management and representatives of Banc of America Securities, would have an interest in pursuing a potential strategic transaction with our company (which did not include GECC at that time).

From June 30 to August 1, 2006, in accordance with our board’s instructions, members of our senior management and representatives of Banc of America Securities engaged in informal discussions with several prospective strategic partners and acquirors. Members of our senior management regularly updated our board regarding the status of these discussions.

On August 4, 2006, members of our senior management and representatives of Banc of America Securities updated our board on the status of discussions with prospective strategic partner and acquirors. Based on the information reported at that update and the other updates provided by members of our senior management, our board confirmed Banc of America Securities as our financial advisor and asked Banc of America Securities to formally pursue discussions with potentially interested parties concerning strategic alternatives, including a sale or merger of our company and a potential joint venture with us. Given the long-term uncertainties and timing concerns associated with joint ventures, our board believed that a sale of our company, either through cash or stock consideration, would likely be in the best interest of our company and the form of transaction most likely to maximize stockholder value. However, in order to maximize our potential options, our board authorized Banc of America Securities to pursue a variety of potential deal structures as part of our process to pursue strategic alternatives, which we refer to as our Process. After discussion with PWSP, our board determined that the formation of a special committee was not necessary at that time in light of the expected arm’s-length nature of our Process.

On August 8, 2006, we released our second quarter earnings. During our earnings call we announced our intention to review our dividend policy in light of the declining margins in our investment property sales program and that we were exploring a variety of potential transactions in order to raise additional capital.

On August 17, 2006, representatives of Wachovia Securities LLC, on behalf of GECC, met with our chairman to discuss, among other things, GECC’s interest in pursuing a potential acquisition of our company. Based on this initial approach, our board directed our senior management to request that GECC submit a written indication of its interest in a potential transaction.

On August 22, 2006, during our board’s regular quarterly meeting, members of our senior management and representatives of Banc of America Securities provided our board with an update on the progress of discussions with certain companies, the preparation of a confidential information memorandum describing our company and our operations, the creation of an electronic data room to facilitate potential acquirors’ and strategic partners’ due diligence of our company and the progress of obtaining executed confidentiality and standstill agreements from interested parties.

On August 29, 2006, we received a non-binding term sheet from GECC regarding GECC’s proposed acquisition of all of our outstanding common stock for cash at a purchase price in the range of $13.00 to $15.00 per share. Considering that we had commenced our Process, we determined that it was in the best interests of our company to have GECC participate in the Process.

During the month of September 2006, members of our senior management met with representatives of a public REIT, which we refer to as Company B, a publicly traded REIT, which we refer to as Company C, and GECC, which had begun to participate in our Process. In order to obtain, as part of our Process, our confidential information memorandum and access to other non-public information in our electronic data room, each of Company B, Company C and GECC (as well as any other company interested in participating in our Process) was required to sign a confidentiality and standstill agreement with our company. Access to our electronic data room was given upon execution by a company of the confidentiality and standstill agreement. On September 27, 2006, a form of merger agreement, prepared by PWSP, was first made available on the electronic data site.

On September 29, 2006, at a meeting of our board at which members of our senior management and representatives of PWSP and Banc of America Securities were present, our board was updated on our Process and was informed that two of the participants, Company A and Company B, had requested to submit a joint bid in addition to or in lieu of separate individual bids. Our board approved the request because it believed this could increase the value of a transaction.

On October 3, we were informed that Company A and Company B could not reach an agreement on a joint bid and that Company A did not intend to continue in our Process, but that Company B did intend to continue in the Process.

Initial bids were due October 6, 2006, at which time we received a preliminary bid from three companies. One was from GECC, consisting of a proposal of $16.75 per share of our common stock, payable in cash, as well as a markup of the form of merger agreement. The proposal did not contain a financing contingency and was subject to various conditions, including confirmatory due diligence and approval of the proposed transaction by GECC’s board of directors.

Another bid was from Company C consisting of either all Company C stock or a combination of cash and up to 50% of the aggregate purchase price in Company C stock. Company C also provided two markups of our form of merger agreement, one of which reflected its all-stock merger proposal and the other of which reflected its cash and stock merger proposal. The proposal did not contain a financing contingency and was subject to various conditions, including confirmatory due diligence and, with respect to the all stock proposal, required Company C’s board of directors and stockholder approval of the proposed transaction, and with respect to the cash and stock proposal, required Company C’s board of directors’ approval of the proposed transaction.

The third bid was from a publicly traded REIT, which we refer to as Company D, consisting of all cash. Company D did not provide any comments on our form of merger agreement. Company D’s proposal did not contain a financing contingency but did indicate that financing would likely consist of a mixture of internally generated funds and funds from existing commercial banking and institutional relationships. Company D’s proposal was subject to confirmatory due diligence and approval of the proposed transaction by Company D’s board of directors. Company D also expressed a willingness to explore a strategic investment in our company as an alternative to its bid, but did not propose any specific details related to such an investment.

We also received requests from Company B and a private company focused on real estate investments, which we refer to as Company E, that they be permitted to deliver their respective bids by October 9, 2006. We accepted those requests to provide our board the best opportunity to maximize the value and number of potential bids to acquire our company.

As of October 6, 2006, Banc of America Securities had contacted 16 companies on our behalf, we had executed confidentiality and standstill agreements with 12 companies and members of our senior management had made management presentations to 5 companies.

On October 9, 2006, we received a bid from Company B, consisting of an all cash proposal. Company B did not provide any comments to our form of merger agreement. Its proposal did not contain a financing contingency, but was subject to confirmatory due diligence and approval of the proposed transaction by Company B’s board of directors.

On October 9, 2006, we also received a bid from Company E, consisting of a joint venture proposal whereby we would hold a 20% interest in the joint venture arrangement. The proposal contemplated a sale of approximately 10-15% of our existing assets to a newly formed joint venture in an arm’s-length transaction. The proposal did not require any additional approval by Company E’s board of directors.

On October 10, 2006, our board discussed all of the initial proposals with members of our senior management and representatives of PWSP and Banc of America Securities. Our senior management and legal and financial advisors summarized for our board the material terms of each bid, and our board evaluated the risks and benefits of each bid. Each of the bids of Company B, Company C and Company D was for consideration less than that proposed by GECC. Our board viewed the stock-consideration bid from Company C that required stockholder approval from Company C’s stockholders as more risky than bids that did not require stockholder approval from the bidder. In addition, our board took into consideration the fact that Company C did not believe that it would be in a position to execute a definitive agreement prior to the end of November 2006. Our board believed that extending our Process for all bidders would be more likely to decrease the interest from the other bidders rather than bolster it and that continuing our Process for an extended period could impact the ability of our senior management to effectively focus on the day-to-day operations of our company. Our board also believed that GECC and Company C had demonstrated more serious interest in pursuing a potential transaction with us by providing markups of our form of merger agreement and by appearing to have completed significantly more due diligence than the other bidders. Our board believed that Company E’s joint venture proposal was not as likely to maximize shareholder value nor address the risks and uncertainties described above associated with the continued implementation of our strategic plan as effectively as the proposals from the other bidders related to a sale of our company, but decided it was in the best interests of our company and our stockholders to remain receptive to the possibility of a joint venture arrangement.

Based on the proposals received, including the considerations described above, our board determined to allow GECC, Company C and Company D to continue in our Process, with the next round of bids due on October 26, 2006. Company B was informed that it would not be invited to continue in our Process due to the inadequacy of the price of its initial bid. Company E was informed that a complete sale of our company appeared to be the preferred alternative, but that a joint venture arrangement could be discussed further. We did not have any further discussions with Company E with respect to a possible joint venture.

On October 13, 2006, members of our senior management and representatives of PWSP and Banc of America Securities met with representatives of Company C and its legal and financial advisors to discuss possible limitations on Company C’s ability to enter into a potential transaction within the timeframe of our Process.

On October 16, 2006, at our request, and after members of PWSP and our senior management had reviewed GECC’s and Company C’s comments to the merger agreement and revised the merger agreements to respond to those comments, we distributed separate copies of the revised merger agreement to GECC and Company C. Between October 16, 2006 and October 26, 2006, representatives of Hogan & Hartson LLP, GECC’s legal counsel, provided additional comments on the merger agreement and engaged in discussions with PWSP, including with respect to representations and warranties of the parties, interim operating covenants, conditions to closing, non-solicitations provisions, and termination rights and fees. Company C did not provide any additional comments on the revised draft of the form of merger agreement and Company D never produced comments to the form of merger agreement.

On October 18, 2006, Mr. McWilliams met with representatives of GECC to discuss operational issues with respect to GECC’s proposal, and members of our senior management and representatives from Banc of America Securities and PWSP met separately with representatives of Company D to further explore the strategic investment in our company that Company D had proposed as an alternative to its bid.

On October 26, 2006, we received revised bids from GECC, Company C and Company D. On October 27, 2006, our board, senior management and representatives of PWSP and Banc of America Securities met to review the final bids. Banc of America Securities reviewed with our board financial aspects of the three bids, including a comparison of the financial terms of the bids. PWSP provided our board with an update of the status of the form of merger agreement that PWSP had been negotiating with Hogan & Hartson. All three bidders increased the per share consideration payable to our common stockholders in their final bids, including GECC’s proposal, which increased the per share price payable to our common stockholders to $17.05 per share of our common stock payable in cash. GECC’s offer also contemplated limiting our ability to pay dividend on our common stock other than a dividend up to $0.33 in the fourth quarter of 2006 and any dividends necessary to maintain our status as a REIT (provided that any such dividends paid, other than the dividend paid in 2006, would result in a dollar-for-dollar reduction in the total merger consideration payable to our holders of common stock). Bids from Company C and Company D were for a price per share less than the price per share proposed by GECC, with Company C’s payable entirely in the bidder’s common stock and Company D’s payable either 100% in cash or, at the bidder’s election, a combination of bidder’s common stock (up to 40% of the total consideration) and cash. Company D’s bid did not contain any reference to the strategic investment previously discussed on October 18, 2006. On October 27, 2006, based on the final bids and contingencies related to the bids of Company C and Company D, we invited GECC to our headquarters to negotiate a final agreement.

From October 27, 2006 through October 30, 2006, representatives of our senior management, PWSP, Banc of America Securities, GECC, Hogan & Hartson and Wachovia Securities negotiated the terms of the merger agreement, including matters relating to representations and warranties of the parties, interim operating covenants, our ability to pay dividends between the execution of the merger agreement and the closing of the proposed transaction, termination rights of the parties and the applicability of a termination fee and reimbursement of expenses under certain circumstances.

On October 29, 2006, our board met, along with certain members of senior management and representatives of PWSP and Banc of America Securities, to discuss the status of the potential transaction with GECC as well as the status of the bids from the other two bidders. Senior management briefed the board on the current state of the transaction. Senior management noted that, with the exception of some minor points, the company and GECC were in agreement and recommended that the board approve the form of definitive merger agreement, which had previously been circulated to our board for its review and comment.

Representatives of PWSP noted that the definitive agreement was substantially completed subject to confirmatory due diligence by GECC of certain tax matters. PWSP said it was confident that the remaining points would be resolved shortly and noted that our senior management and Banc of America Securities were continuing to negotiate what dividends may be paid by our company beginning after December 31, 2006 and the impact of paying dividends on the purchase price to be paid by GECC.

Also at this meeting, Banc of America Securities delivered to our board an oral opinion, which was confirmed by delivery of a written opinion, dated October 29, 2006, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the common stock merger consideration was fair, from a financial point of view, to holders of our common stock.

PWSP then discussed with our board its fiduciary duties and indicated that our board had met all of their responsibilities as a board and noted that our board could now vote on whether to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, subject to any necessary non-material changes to the merger agreement, based on all factors they had considered in evaluating the terms of the offer from GECC.

After further discussion of the proposed transaction, our board, among other things, unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Later, on October 29, 2006, our board (with James Kropp unable to attend) met again, along with certain members of senior management and PWSP to discuss the status of the potential transaction with GECC. Senior management indicated that it had reached a proposed resolution on the treatment of dividends paid on our common stock in 2007. Any dividends paid through June 30, 2007 would result in a dollar-for-dollar reduction in the purchase price. However, if the transaction did not close by June 30, 2007, GECC and our company would have a unilateral right to extend the transaction period through September 30, 2007. In that event, if a dividend payment is necessary to maintain our status as a REIT, we are permitted to pay dividends of up to $0.20 per share of common stock during the period between June 30, 2007 and September 30, 2007 without a reduction in the common stock merger consideration.

Members of our senior management also indicated that further discussions had taken place related to the confirmatory tax due diligence regarding certain loans held by our company. Mr. McWilliams expressed his desire to propose to GECC that our company agree to approach the IRS should any loans be possibly considered ineligible assets under the REIT asset tests. It was noted that we would likely be required to undertake a detailed review of the loans to determine if there were any loans that could be considered as ineligible assets. If it were determined that there were any potential ineligible assets, our company would agree to approach the IRS in a timely manner and seek to obtain a closing agreement to cure the deficiency. Mr. McWilliams indicated that this approach could provide GECC with the right to terminate the merger should the IRS determine not to grant the relief sought. Representatives of PWSP advised our board that they viewed this as unlikely in light of the facts and circumstances.

Our board discussed in detail these matters with members of our senior management and PWSP and was satisfied with the proposed resolution. During the hours after the October 29, 2006 meeting, our company and GECC resolved these tax-related matters consistent with the approach discussed at the immediately preceding board meeting.

Early in the morning on October 30, 2006, our board reconvened. Mr. McWilliams noted that he had been in contact with Mr. Kropp and had summarized the discussion of the previous night’s meeting with Mr. Kropp, primarily as it related to the tax-related matters. Mr. McWilliams confirmed that Mr. Kropp was in agreement with our board’s determination and affirmed his recommendation to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Executives of the respective companies signed the merger agreement at 7:00 AM on October 30, 2006, and each company issued a press release announcing the transaction prior to the open of the New York Stock Exchange on that date.

Factors Considered by Our Board of Directors and Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that our common stockholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board considered a number of factors, including the material factors listed below, which it deemed favorable in the aggregate. In evaluating the merger, our board consulted numerous times with members of our senior management and our legal and financial advisors, including, among other things, consultations regarding our strategic plan, the historical prices of our common stock, our past and current business operations and financial condition, our future prospects, the potential transaction with GECC and other strategic alternatives.

Value and Form of Merger Consideration

Each share of our common stock outstanding at the effective time of the merger will be converted into, and cancelled in exchange for, the right to receive, without interest, cash consideration of $17.05. The cash consideration of $17.05 for each share is fixed (other than with respect to certain dividend payments we may need to make in order to maintain our REIT status, as more fully described under “Merger Agreement—Dividends”) and will not be adjusted for changes in the price of our common stock prior to the closing date of the merger and represents a premium to the average closing price of our common stock of approximately:

•	$4.54 for each share, or a 36.3% premium, over the closing price of our common stock on October 27, 2006, the trading day prior to our merger announcement.

•	$4.03 for each share, or a 31.0% premium, over the closing price of our common stock on June 21, 2006, the trading day prior to our board’s decision to pursue strategic alternatives.

•	$4.23 for each share, or a 33.0% premium, over the average closing price of our common stock for the six-month period before the public announcement of the merger.

•	$3.19 for each share, or a 23.1% premium, over the average closing price of our common stock for the one-year period before the public announcement of the merger.

The consideration to be received by our common stockholders in the merger, which was determined based on arm’s-length negotiations, represents the highest price to our common stockholders we were offered after pursuing other potential transactions. The payment of cash as the form of common stock merger consideration will provide our common stockholders with immediate liquidity and value that is not subject to market fluctuation. Further, the proposals that contained a stock consideration component did not offer the same predictability of the value of the merger consideration as did GECC’s all-cash proposal. In addition, our board believed that the GECC proposal more appropriately valued all aspects of our company, a valuation that our board believed was not appropriately valued in the other bids or in the market value of our company as reflected on the NYSE.

Our Business and Prospects

Our board of directors believes that the merger represents a more desirable alternative for our common stockholders than continuing to operate as an independent public company under our current strategic business plan. In the view of our board, realizing a cash premium in the merger provides more value for our common stockholders on a risk-adjusted basis than executing our strategic business plan. In making this determination, we considered a number of risks and other factors facing us in the future, including the various risks discussed in our Annual Report on Form 10-K and other filings made by us with the SEC, as well as the following:

•	The possibility that we could not accretively raise equity-capital in the near-term to reduce overall levels of indebtedness resulting in more reliance on the investment property sales program in our TRS.

•	Analysts’ consensus estimates for our 2006 earning growth lag behind our peer average, and that of the broader REIT industry.

•	Our stock price had been trading at a level that our board believed implied the market was not appropriately valuing all aspects of our company. Given current market conditions, our existing capital structure, research analyst commentary and expected future market conditions, our board and senior management believed that it was unlikely the value disparity could be reversed.

•	Prior to the announcement of the merger, our stock price had been trading at a discount as a result of (i) the market’s anticipation that we would reduce our dividend, (ii) our continued high level of indebtedness in relation to our peers and (iii) the perceived earnings volatility of our TRS.

•	The spread between the rate of return on our triple-net leases and our interest on indebtedness had been narrowing due to increasing interest rates, thereby potentially impacting our ability to strengthen our debt service coverage while continuing to maintain our current distribution rate.

•	Competition with other REITs or real estate operating companies in our markets for properties, tenants and investors is significant. In addition, we have not been able to expand our core real estate business due to our rising cost of capital.

Favorable Market Conditions

Our board of directors determined that the merger allows us to take advantage of conditions in the real estate markets generally, and the value of net lease restaurant real estate specifically, that have created an unusually favorable environment for effecting a strategic transaction to maximize stockholder value, including:

•	The fundamentals of our portfolio, such as rent to sales ratios and vacancy rate, were strengthening in our markets.

•	Trends toward restaurant companies monetizing their real estate offered opportunities to potentially finance large sale-leaseback transactions.

•	Interest rates remained low by historical standards, but were generally expected to rise in the near-term. As interest rates rise, demand for real estate assets would be expected to decrease, and because REIT stock prices historically have had a negative correlation to interest rates, our stock price may have greater downside risk in the future.

•	A significant number of merger transactions in recent years suggested that a successful sale of our company at an attractive price was feasible.

Opinion of Our Financial Advisor

Our board of directors considered as favorable the opinion of Banc of America Securities, including its financial presentation, dated October 29, 2006, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the common stock merger consideration to be received by holders of our common stock, as more fully described below under the caption “Opinion of Our Financial Advisor” beginning on page     .

The High Probability of Transaction Completion

Our board of directors considered as favorable that, in its judgment, there is a high probability of completing the proposed transaction. Based on our discussions with and analysis of GECC, our board of directors determined that GECC will have the necessary resources at closing to complete the merger. The merger agreement does not contain a financing condition.

Our Ability to Engage in Discussions Regarding a Superior Proposal

Our board of directors is not prohibited from receiving proposals and inquiries for other potential acquisition proposals. If, however, before receiving stockholder approval for the merger, we receive an unsolicited bona fide acquisition proposal, we may furnish information to, and participate in discussions and negotiations with, the party making the proposal if a majority of our board of directors determines in good faith (after consultation with a financial advisor and outside legal counsel) that (i) prior to taking such action, we enter into a confidentiality agreement with the party making the acquisition proposal, on terms no less favorable to us than those of the confidentiality agreement signed with GECC, and (ii) the acquisition proposal is reasonably likely to lead to a transaction that would be more favorable to our stockholders than the merger.

Approval of Our Common Stockholders Is Required

The merger agreement, the merger and the other transactions contemplated by the merger agreement are subject to the approval of our common stockholders. Our common stockholders have the option to reject the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Our board of directors believed that each of the above factors generally supported its determination and recommendation. Our board also considered and reviewed potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including those listed below:

Conditions to Closing

While the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied. Therefore, it is possible that the merger might not be completed even if approved by our common stockholders.

Our Common Stockholders Will Be Unable to Share in Our Company’s Future Growth

Our board of directors recognized that the merger would preclude our common stockholders from having the opportunity to participate in the future performance of our assets and any future appreciation in the value of our common stock. After the merger, our common stockholders will no longer share in any of our future growth or receive quarterly dividends. Since December 2000, we have paid annual dividends of $1.32 for each share to our common stockholders.

Tax Consequences to Our Common Stockholders

Our board of directors recognized that the merger is a taxable transaction and, as a result, our common stockholders will generally be required to pay taxes on any gains that result from their receipt of the cash consideration in the merger.

Significant Costs Involved

Our board of directors considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger and the related disruption to our operations. If the merger is not completed, then we may be required to bear these expenses and the costs of these disruptions. Moreover, our board considered that if the merger agreement is terminated by GECC because our common stockholders do not approve the merger, we would be obligated to reimburse GECC for its actual out-of-pocket expenses incurred in connection with the merger agreement and related transactions up to an aggregate maximum amount of $7.5 million.

Prohibition against Soliciting Other Offers and Entering into an Agreement with Respect to Another Offer

Even though the merger agreement permits our board of directors to receive unsolicited inquiries and proposals regarding other potential acquisition proposals, it also prohibits us from soliciting, initiating, knowingly encouraging or taking any other action to facilitate inquiries with respect to acquisition proposals or making any proposals for, or participating in any discussions or negotiations regarding, any acquisition proposals except under the circumstances discussed under the heading “The Merger Agreement—No Solicitation” on page     . If we receive a superior proposal, under certain circumstances, our board may withdraw, modify or amend its recommendation to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, but we may not terminate the merger agreement or enter into another agreement unless our stockholders vote not to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. In addition, under certain circumstances after we receive a superior proposal, we would be obligated to pay a termination fee in the amount of $34.5 million to GECC, plus GECC’s actual out-of-pocket expenses incurred in connection with the merger agreement and related transactions up to an aggregate maximum amount of $7.5 million.

Benefits to Certain Directors and Executive Officers

Our board of directors also considered the fact that some of our directors and executive officers have interests in the merger that differ from, or are in addition to, and therefore may conflict with, the interests of our stockholders. These interests are discussed under the heading “—Interests of Our Directors and Executive Officers in the Merger” beginning on page     , including the lapsing of restrictions and immediate vesting of common stock awarded under our benefit plans, additional severance payments that may be received as a result of the merger and certain employment opportunities with GECC for certain executive officers.

In view of the wide variety of factors considered by our board of directors, our board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board of directors views its recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all of the factors discussed above, among others, our board of directors determined that the potential benefits of the merger substantially outweigh the potential detriments associated with the merger.

Recommendation of Our Board of Directors

Our board of directors, at a special meeting held on October 29, 2006, after due consideration, unanimously:

•	determined that it was advisable and in the best interests of our company for us to enter into the merger agreement and complete the merger and the other transactions contemplated by the merger agreement; and

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and directed that they be submitted to our common stockholders for approval at a special meeting of stockholders.

Our board of directors unanimously recommends that our common stockholders vote “FOR” Proposal 1, the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Opinion of Our Financial Advisor

We retained Banc of America Securities to act as our financial advisor with respect to a possible sale or other strategic transaction by our company and to render an opinion to our board of directors as to the fairness, from a financial point of view, of the common stock merger consideration to be received by holders of our common stock pursuant to the merger agreement. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Our board of directors selected Banc of

America Securities to act as our company’s financial advisor in connection with the merger on the basis of Banc of America Securities’ experience in transactions similar to the merger, its reputation in the real estate sector and investment community and its familiarity with our company.

On October 29, 2006, at a meeting of our board of directors held to evaluate the merger agreement, the merger and the other transactions contemplated by the merger agreement, Banc of America Securities delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated October 29, 2006, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the common stock merger consideration to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities’ written opinion to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our common stock are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to our board of directors for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the common stock merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

In connection with rendering its opinion, Banc of America Securities:

•	reviewed publicly available financial statements and other business and financial information of our company;

•	reviewed internal financial statements and other financial and operating data concerning our company;

•	reviewed financial forecasts relating to our company prepared by our management;

•	discussed the past and current operations, financial condition and prospects of our company with our senior executives;

•	reviewed the reported prices and trading activity for our common stock;

•	compared the financial performance of our company with that of other publicly traded companies that Banc of America Securities deemed relevant;

•	compared the financial terms of the merger to financial terms, to the extent publicly available, of other business combination transactions that Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of our company, GECC and the respective advisors;

•	reviewed a draft dated October 29, 2006 of the merger agreement, referred to as the draft agreement;

•	considered the results of Banc of America Securities’ efforts to solicit, at our company’s direction, indications of interest and proposals from third parties with respect to a possible acquisition of our company; and

•	performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information it reviewed. With respect to the financial forecasts relating to our company prepared by our management, Banc of America Securities assumed, at our company’s direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our company’s management as to the future financial performance of our company. Banc of America Securities did not make any independent valuation or appraisal of our company’s assets or liabilities and Banc of America Securities was not furnished with any such valuations or appraisals. Banc of America Securities assumed, at our company’s direction, that the final executed merger agreement would not differ in any material respect from the draft agreement reviewed by Banc of America Securities and assumed, with our company’s consent, that the merger and related transactions would be completed as provided in the draft agreement, with full satisfaction of all covenants and conditions set forth in the draft agreement and without any waivers. Banc of America Securities also assumed, with our company’s consent, that all third party consents, approvals and agreements necessary for the completion of the merger and related transactions would be obtained without any adverse effect on our company or the merger.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger or any related transactions, other than the common stock merger consideration to the extent expressly specified in its opinion, including, without limitation, the form or structure of the merger, tax or accounting aspects of the merger or any aspects of the partnership merger. In addition, Banc of America Securities expressed no opinion as to the relative merits of the merger in comparison to other transactions available to our company or in which our company might engage or as to whether any transaction might be more favorable to our company as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of our board of directors to proceed with or effect the merger. Except as described above, our company imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to our board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

Net Asset Valuation.

Banc of America Securities performed a net asset valuation of our company based on the estimated value of our company’s income-producing properties and other assets, including our TRS, as follows:

•	Our company’s income-producing properties were placed into four categories based on certain criteria, including, among other things, lease term, credit facility, tenant history and asset quality. Utilizing internal estimates of our company’s management, the estimated value of our company’s income-producing properties was calculated by, among other things, applying various capitalization rates, depending on the property category, to such properties’ last month’s annualized cash rents and fiscal year 2006 estimated operating expenses.

•

The estimated value of our TRS was calculated by performing a discounted cash flow analysis of the estimated present value of the standalone unlevered, after-tax free cash flows that our TRS could generate during fiscal years 2006 through 2010 based on internal estimates of our company’s management. Banc of America Securities calculated a range of terminal values by applying a range of terminal value earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, multiples of 8.0x to 10.0x to TRS’ fiscal year 2011 estimated EBITDA. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 13.0% to 15.0%.

•	The estimated value of contingent rents and other income generated from our company’s income producing properties was calculated by applying a range of multiples of 4.0x to 6.0x to our company’s fiscal year 2006 estimated income based on internal estimates of our company’s management.

•	Other assets and liabilities were estimated based on net book value as of September 30, 2006, liquidation value as of June 30, 2006 and internal estimates of our company’s management.

This analysis indicated the following implied per share equity reference range for our company, as compared to the per share common stock merger consideration:

Implied Per Share Equity Reference Range for Our Company	Per Share Common Stock Merger Consideration
$13.63 - $16.70	$17.05

Analysis of Selected Publicly Traded Companies.

Banc of America Securities reviewed publicly available financial and stock market information for the following six publicly traded REITs:

•	Entertainment Properties Trust

•	Getty Realty Corp.

•	Lexington Corporate Properties Trust

•	National Retail Properties, Inc.

•	Realty Income Corporation

•	Spirit Finance Corporation

Banc of America Securities reviewed, among other things, equity values of the selected publicly traded REITs, based on closing stock prices on October 26, 2006, as multiples of calendar years 2006 and 2007 estimated funds from operations, referred to as FFO, per share and estimated FFO adjusted for, among other things, recurring capital expenditures and straight line rent, referred to as AFFO, per share. Banc of America Securities then applied a range of selected multiples of calendar years 2006 and 2007 estimated FFO and AFFO per share derived from the selected publicly traded REITs to corresponding data of our company. Estimated financial data of the selected publicly traded REITs were based on publicly available research analysts’ estimates. Estimated financial data of our company were based on internal estimates of our company’s management calculated, in the case of FFO per share, in accordance with NAREIT’s guidelines, and, in the case of AFFO per share, before adjustment for the amortization of deferred financing costs, but including the principal component of capital leases. This analysis indicated the following implied per share equity reference ranges for our company, as compared to the per share common stock merger consideration:

Implied Per Share Equity Reference Ranges for Our Company Based on:				Per Share Common Stock Merger Consideration
2006E FFO	2007E FFO	2006E AFFO	2007E AFFO
$11.76 - $17.36	$10.93 - $16.68	$13.23 - $18.40	$11.90 - $17.85	$17.05

No company or business used in this analysis is identical or directly comparable to our company or our business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which our company was compared.

Analysis of Selected REIT Transactions.

Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following seven selected transactions in the REIT industry:

Announcement Date	Acquiror	Target
• 3/30/01	• GECC	• Franchise Finance Corporation of America

• 7/2/01	• Commercial Net Lease Realty, Inc.	• Captec Net Lease Realty, Inc.

• 8/9/04	• US Restaurant Properties, Inc.	• CNL Restaurant Properties, Inc.

• 9/6/05	• DRA Advisors LLC	• Capital Automotive REIT

• 7/9/06	• Centro Properties Group	• Heritage Property Investment Trust

• 7/9/06	• Kimco Realty Corporation	• Pan Pacific Retail Properties, Inc.

• 7/23/06	• Lexington Corporate Properties Trust	• Newkirk Realty Trust, Inc.

Banc of America Securities reviewed, among other things, purchase prices in the selected transactions as a multiple of one-year forward estimated FFO per share for the target company at the time of announcement of the selected transaction. Banc of America Securities then applied a range of selected multiples of one-year forward estimated FFO per share derived from the selected transactions to our company’s calendar year 2007 estimated FFO per share based on internal estimates of our company’s management calculated in accordance with NAREIT. Estimated financial data of the selected transactions were based on public filings and other publicly available information. This analysis indicated the following implied per share equity reference range for our company, as compared to the per share common stock merger consideration:

Implied Per Share Equity Reference Range for Our Company	Per Share Common Stock Merger Consideration
$9.20 - $15.53	$17.05

No company, business or transaction used in this analysis is identical or directly comparable to our company, our business or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which our company and the merger were compared.

Miscellaneous. As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to our board of directors in connection with Banc of America Securities’ opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond our company’s control. The estimates of the future performance of our company provided by our management in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness of the common stock merger consideration from a financial point of view, and were provided to our board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of our company.

The type and amount of consideration payable in the merger were determined through negotiations between our company and GECC, rather than by any financial advisor, and were approved by our board of directors. The decision to enter into the merger agreement was solely that of our board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the common stock merger consideration.

We agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee of up to $13.6 million, a portion of which was payable upon the rendering of Banc of America Securities’ opinion and a significant portion of which is contingent upon the completion of the merger. We also agreed to reimburse Banc of America Securities for all reasonable expenses, including reasonable fees and disbursements of Banc of America Securities’ counsel, incurred in connection with Banc of America Securities’ engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities or its affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to our company, certain of our affiliates and certain entities which have directors in common with our company, such affiliates and entities, referred to as “related parties,” and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (i) lead arranger, book manager, book runner, agent and/or lender for certain credit facilities of our company and certain related parties, (ii) lead manager and/or book runner for certain debt and equity offerings by our company and certain related parties and (iii) financial advisor and/or provider of acquisition financing to our company and certain related parties in connection with certain mergers and acquisitions transactions, including having provided such services to our predecessor company in connection with the merger transaction through which our company was formed. In addition, Banc of America Securities or its affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to GECC and certain of its affiliates, and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (a) arranger, book manager, book runner, administrative agent and/or a lender for certain credit facilities of GECC and certain of its affiliates and (b) manager, underwriter, book runner and/or agent for certain debt and equity offerings by GECC and certain of its affiliates.

In the ordinary course of Banc of America Securities’ businesses, Banc of America Securities and its affiliates may actively trade or hold securities or loans of our company and certain affiliates of GECC and may actively trade or hold loans of GECC for Banc of America Securities’ own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in these securities or loans. In addition, Banc of America Specialist Inc., an affiliate of Banc of America Securities, acts as a specialist for the common stock of General Electric Company, an affiliate of GECC, on the NYSE.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote for the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, you should be aware that our directors and executive officers may have certain interests in, and will receive benefits from, the merger that differ from, or are in addition to (and therefore may conflict with), the interests of our stockholders generally. These additional interests are described below. In addition, the number of shares of our common stock owned by our directors and named executive officers as of September 30, 2006 appears below under the heading “Securities Ownership of Certain Beneficial Owners and Management” beginning on page     . Our board of directors was aware of these interests during their deliberations regarding the merits of the merger agreement and considered them in determining to recommend to our common stockholders that they vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Treatment of Stock Options and Restricted Shares

Stock Options. Under our Flexible Incentive Plan, which we refer to as the Plan, we may grant shares of restricted common stock or stock options to purchase common stock. Pursuant to this Plan, stock options may be granted at any time and the aggregate number of shares of common stock that may be made subject to stock options may not exceed 4.9% of our issued and outstanding shares of common stock at the date of grant plus 500,000. Pursuant to the terms of the merger agreement, each outstanding option to purchase our common stock under any employee option or compensation plan or other arrangement, including the Plan, whether or not then exercisable, will be converted into, and cancelled in exchange for, the right to receive the option merger consideration. If the exercise price per share of any such option is equal to or greater than the common stock merger consideration, then such option will be cancelled without any cash payment.

The following table sets forth the number of in-the-money stock options held by each of our directors and executive officers as of September 30, 2006, and the dollar amount payable to each director and executive officer for those stock options upon completion of the merger:

Name	Options (#)	Net Merger Consideration(1)
James H. Kropp	4,000	$19,280

(1)	Represents the cash consideration of $17.05 for each share, less the applicable option exercise price of $12.23 per share of common stock.

Restricted Shares. Restricted share awards issued to our directors and executive officers as long-term incentive compensation generally are subject to forfeiture if the executive officer ceases to be an executive officer prior to the end of the vesting period for the restricted shares. In accordance with the terms of the existing compensation awards, any restrictions or forfeiture provisions will terminate or lapse and the restricted shares will vest in full immediately prior to the effective time of the merger and will be treated in the same manner as other shares of our common stock and, accordingly, will have the right to receive the common stock merger consideration. As of September 30, 2006, our directors and executive officers held an aggregate of 186,667 unvested restricted shares and will be entitled to receive the cash amounts indicated in the table below with respect to their existing restricted shares.

The following table sets forth the number of unvested restricted shares held by each of our directors and executive officers as of September 30, 2006, and the dollar amount payable to each director and executive officer for those shares upon completion of the merger:

Name	Unvested Restricted Shares (#)	Merger Consideration(1)
Curtis B. McWilliams	57,085	$973,299
Steven D. Shackelford	48,126	$820,548
Michael T. Shepardson	46,813	$798,162
T. Glenn Kindred, Jr.	15,694	$267,583
James M. Seneff, Jr.	2,707	$46,154
Robert A. Bourne	2,707	$46,154
G. Steven Dawson	2,707	$46,154
G. Richard Hostetter	2,707	$46,154
James H. Kropp	2,707	$46,154
J. Joseph Kruse	2,707	$46,154
Richard C. Huseman	2,707	$46,154

(1)	Represents the cash consideration of $17.05 per share of unvested restricted stock, which shares automatically vest in full immediately prior to the effective time of the merger.

Severance Arrangements

Under the terms of our employment agreements with Messrs. McWilliams, Shackelford, and Shepardson, if the executive is terminated by our company without cause or terminates his employment for good reason, the executive will receive cash payments over a 24-month period equal to two times the sum of his base salary in effect on the date of his termination plus his average annual bonus paid for the two calendar years immediately preceding his termination. Under the terms of our employment agreement with Mr. Kindred, if he is terminated by our company without cause or he terminates his employment for good reason, he will receive cash payments over an 18-month period equal to one and one-half times the sum of his base salary in effect on the date of his termination plus his average annual bonus paid for the two calendar years immediately preceding his termination. In addition, under all of the employment agreements described above, the executive is entitled to have us pay, or reimburse him for, the cost of the premiums the executive incurs for the continuation of his health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) for up to eighteen (18) months following the termination, as well as a lump sum equal to the sum of: (a) any accrued but unpaid base salary and paid time off due to him as of the termination; (b) any annual bonus earned for the prior year but not paid to the executive as of the termination; and (c) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by us, as of the termination. Under the terms of the merger agreement with GECC, Messrs. McWilliams and Shackelford will tender their resignations, effective as of the effective time of the closing of the merger. Messrs. Shepardson and Kindred are expected to be retained as employees of GECC following the merger and are currently in discussions with GECC regarding the terms of their potential continued employment.

It is estimated that in the event the employment of our executive officers is terminated as described above immediately after the completion of the merger, they will be entitled to the following approximate severance payments:

Name	Amount of Payment(1)
Curtis B. McWilliams	$1,144,175
Steven D. Shackelford	$960,938

(1)	Amount is based on 2006 base salary and average bonus using amounts paid in 2005 and 2004. Amount does not include restricted stock awards, base salary accrued but not yet paid or payments with respect to health benefits under COBRA as described above.

Indemnification and Insurance

The merger agreement provides that the surviving corporation will indemnify, defend and hold harmless, to the extent permitted by law the present and former directors and officers of our company, against all losses, expenses, claims, damages, liabilities or settlement amounts incurred by them in connection with any action arising out of such director or officer’s duties or service as a director or officer of our company and arising out of actions or omissions occurring at or prior to the effective time of the merger, and subject to certain conditions. In the event any claim is brought against any present or former director or officer, such party may retain independent legal counsel satisfactory to that person, provided that such counsel must be reasonably acceptable to the surviving corporation. The surviving corporation will pay all reasonable fees and expenses, subject to certain qualifications, and the surviving corporation will use commercially reasonable efforts to assist in the defense of any such matter.

The merger agreement further provides that for six years after the effective time of the merger, GECC will cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance covering persons currently covered by our directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred before the effective time of the merger. The surviving corporation, however, will not be required to pay an annual premium in excess of 125% of the aggregate annual amounts currently paid by our company to maintain the existing policies and, if equivalent coverage cannot be obtained without exceeding the 125% threshold, the surviving corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 125% of such amount.

In addition, the merger agreement provides that GECC will assume any and all indemnification agreements between our company and its officers and directors.

The indemnification and insurance obligations described above are binding on the surviving corporation and its successors and assigns.

Voting Agreements

Messrs. Seneff, Bourne, McWilliams and Shackelford, and CNL Financial Group, Inc., which we refer to collectively as the voting agreement shareholders, have each entered into a voting agreement with GECC, dated as of October 30, 2006. On December 13, 2006, GECC consented by letter agreements to the release from certain voting agreement provisions of 88,751 and 586,510 shares of our common stock owned by Mr. Seneff and CNL Financial Group, Inc., respectively, to allow charitable donations of the stock to occur prior to December 31, 2006. Therefore, if the shares are transferred prior to the date of the record date, the shares of our common stock beneficially owned by the voting agreement stockholders and governed by the voting agreements would equal, in the aggregate, approximately 6.6% of the outstanding shares of our common stock. Pursuant to the voting agreements, the voting agreement shareholders have agreed to vote all of the shares of our common stock that they then beneficially own:

•	in favor of approval of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

•	against (i) any merger or merger agreement (with a third party), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by our company, and any third-party acquisition proposal, (ii) any amendment of our articles of incorporation or bylaws or other proposal or transaction that would in any manner delay, impede, frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of shares of our common stock, and (iii) any action, agreement, transaction or proposal that would result in a breach of any of our representations, warranties, covenants, agreements or other obligations under the merger agreement.

In addition, the voting agreement shareholders have agreed not to directly or indirectly:

•	transfer or enter into any agreement, option or other arrangement with respect to the transfer of any of the shares of our common stock governed by the voting agreement to any person other than pursuant to the voting agreement; or

•	grant any proxies, deposit any of the shares of our common stock governed by the voting agreement into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the shares of our common stock governed by the voting agreement.

The voting agreement shareholders may, however, pursuant to certain restrictions and the consent of GECC, transfer the shares of our common stock governed by the voting agreement to certain persons, solely for estate or tax planning purposes, and provided such persons agree to be bound by the terms of the voting agreement.

Regulatory Matters

No material federal or state regulatory requirements or approvals need be obtained by us or GECC in connection with either the merger or the partnership merger, other than the filing with the SEC and distribution of this proxy statement and other materials that may be deemed soliciting materials and the filing of the articles of merger and the partnership certificate of merger with, and the acceptance of such articles of merger for record by, the MSDAT and DSOS, respectively.

Under the merger agreement, we and GECC have agreed to use our commercially reasonable efforts to obtain all required governmental approvals in connection with the completion of the proposed transaction.

No Dissenters’ Rights

We are organized as a corporation under Maryland law. Under Maryland corporate law, because shares of our common stock were listed on the NYSE on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our common stockholders can vote against the merger agreement, the merger and the other transactions contemplated by the merger agreement. Under Maryland corporate law, because the holders of our Series A and Series C preferred stock are not entitled to vote on the merger or the merger agreement, they do not have any appraisal rights or dissenters’ rights in connection with the merger.

Litigation Relating to the Merger

On October 31, 2006, a purported shareholder class action lawsuit related to the merger agreement was filed in the Circuit Court for Baltimore County, Maryland, naming us, and each of our directors and GE Capital Solutions as defendants. The lawsuit, Dr. Hila Louise-Chashin-Simon Foundation, Inc. v. Trustreet Properties, Inc., et al (Case No. 24-C06-008654), alleges, among other things, that $17.05 per share in cash to be paid to our common stockholders in connection with the merger is inadequate, that the individual director defendants breached their fiduciary duties to our common stockholders in negotiating and approving the merger agreement, that GE Capital Solutions aided and abetted the director defendants in such alleged breach and that all defendants conspired in such breach. The complaint seeks the following relief: (i) declaring that the lawsuit is properly maintainable as a class action and certification of the plaintiff as a class representative; (ii) declaring that the director defendants have breached their fiduciary duties owed to the plaintiff and other members of the class, that GE Capital Solutions aided and abetted such breaches and that all defendants conspired in such breaches; (iii) enjoining the merger and, if such transaction is completed, rescinding the transaction; (iv) appropriate damages; and (v) awarding attorneys’ and experts’ fees to the plaintiff. We believe that this lawsuit is without merit and intend to vigorously defend the action.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock who receive cash for their shares pursuant to the merger. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. We have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment to our stockholders of the merger, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court. This summary does not address all of the tax consequences that may be relevant to us or to particular holders of our common stock in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk-reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	United States persons that have a functional currency other than the United States dollar;

•	except to the extent specifically discussed below, non-U.S. Holders (as defined below);

•	non-U.S. Holders who at any time have held more than 5% of our common stock;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes and partners in such partnerships; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors regarding the specific tax consequences to you of the merger and our election to be taxed as a REIT.

For purposes of this discussion, a “U.S. Holder” means a holder of our common stock that is:

•	a citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered U.S. Holders for federal income tax purposes.

A “non-U.S. Holder” is a holder of our common stock other than a U.S. Holder.

Structure of the Merger

Under the merger agreement, Merger Sub will merge with and into us, and we will survive the transaction. However, GECC may elect to use the Alternative Structure described below under “Alternative Structure,” in which case Merger Sub will be the surviving corporation.

If we are the surviving corporation in the merger, then for United States federal income tax purposes, our common stockholders will be treated as if they had sold their shares of our common stock in exchange for the merger consideration.

If instead, pursuant to GECC’s election, we merge with and into Merger Sub, then for United States federal income tax purposes we will treat the merger as if we had sold all of our assets to Merger Sub in exchange for the merger consideration and the assumption by Merger Sub of our outstanding indebtedness at the time of the merger and, then, made a liquidating distribution of all of the merger consideration to our stockholders in exchange for shares of our common stock.

Consequences of the Merger to U.S. Holders of Our Common Stock

A U.S. Holder’s receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes regardless of the form of merger elected by GECC. In general, a U.S. Holder will recognize capital gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and the holder’s adjusted tax basis in that share. Such gain or loss will constitute long-term capital gain or loss if the U.S. Holder held such share for more than one year as of the effective time of the merger. However, if a U.S. Holder recognizes loss upon the receipt of cash in the merger in exchange for shares of our common stock that it has held for six months or less, at the effective time of the merger, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent such holder received distributions from us which were required to be treated as long-term capital gains or such stockholder’s share of any amounts designated by us as retained capital gains. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Consequences of the Merger to Non-U.S. Holders of Our Common Stock

Generally, a non-U.S. Holder’s gain or loss from the merger will be determined in the same manner as that of a U.S. Holder. The United States federal income tax consequences of the merger to a non-U.S. Holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions of Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. If Merger Sub merges with and into our company, with our company as the surviving corporation, non-U.S. Holders will be taxed as described below under “—Taxable Sale of Shares.” If instead GECC elects to merge our company with and into Merger Sub, with Merger Sub continuing as the surviving corporation, the provisions governing distributions from REITs could apply because, for United States federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our common stockholders of the proceeds from the asset sale. In such case, current law is unclear as to which provisions should apply to the payment of the merger consideration, and accordingly both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. Holders, and non-U.S. Holders should consult their tax advisors regarding the possible application of those provisions.

Taxable Sale of Shares. Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests below, if we are the survivor in the merger, then the merger will be treated as a taxable sale of shares of our common stock, and a non-U.S. Holder should not be subject to United States federal income taxation on any gain or loss from the merger unless: (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States; (ii) the non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) such shares of common stock constitute a “U.S. real property interest” under FIRPTA. As described above, while the current law is unclear, this same treatment may apply if GECC elects to utilize the Alternative Structure and Merger Sub is the surviving corporation in the merger.

A non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. Holder. In addition, a non-U.S. Holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

A non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, the non-U.S. Holder may be subject to applicable alternative minimum taxes.

If a non-U.S. Holder’s shares of our common stock constitute a “U.S. real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. Holder. A non-U.S. Holder’s shares of our common stock generally will not constitute a U.S. real property interest if (i) we are a “domestically controlled qualified investment entity” at the effective time of the merger, or (ii) the non-U.S. Holder holds 5% or less of the total fair market value of our common stock at all times during the shorter of (a) the five-year period ending with the effective date of the merger and (b) the non-U.S. Holder’s holding period for the shares. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the effective time of the merger if non-U.S. Holders held directly or indirectly less than 50% in value of our stock at all times during the five-year period ending with the effective time of the merger. No assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the effective time of the merger.

In addition, shares of our common stock will not constitute a U.S. real property interest if (i) as of the effective date of the merger, we did not hold any U.S. real property interests, and (ii) all of the U.S. real property interests held by us during the five-year period ending with the effective date of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the merger is not entirely clear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the merger.

Distribution of Gain from the Disposition of U.S. Real Property Interests. The tax treatment described above assumes that the receipt of the merger consideration will be treated as a sale or exchange of shares of our common stock for purposes of FIRPTA. If, however, GECC elects to reverse the direction of the merger such that Merger Sub survives the transaction, then it is possible that the IRS may assert that the merger consideration received by a non-U.S. Holder is subject to tax under Section 897(h)(1) of the Code as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger, and not as a sale of shares of our common stock. If the IRS were successful in making this assertion, then such distribution would be taxed under FIRPTA, unless a special exception applies (the “5% Exception,” discussed below). If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. Holder generally would be subject to United States federal income tax on a net basis to the extent attributable to gain from the deemed sale of our real estate assets, and a corporate non-U.S. Holder could be subject to the branch profits tax on such FIRPTA gain. On the other hand, the 5% Exception would apply to a non-U.S. Holder of our shares if the non-U.S. Holder does not own more than 5% of our common stock at any time during the one-year period ending on the date of the distribution.

In this case, the FIRPTA tax would not apply, but there is some risk that the merger consideration could be treated as an ordinary dividend distribution from us, in which case the merger consideration you receive would be subject to United States federal income tax at a 30% rate.

Income Tax Treaties. If a non-U.S. Holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. Holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. Holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax Under FIRPTA. As described above, if GECC elects to utilize the Alternative Structure and Merger Sub is the surviving corporation, it is unclear whether the receipt of the common stock merger consideration will be treated as a sale or exchange of shares of our common stock or as a distribution from us that is attributable to gain from the deemed sale of our assets, including our U.S. real estate assets in the merger. Accordingly, if GECC makes such election, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the common stock merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interest and paid to a non-U.S. holder unless such holder qualifies for the 5% Exception.

A non-U.S. Holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. Holders should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form, (b) in the case of a non-U.S. Holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Material United States Federal Income Tax Considerations Relating to Our Taxation as a REIT

General. We elected to be taxed as a REIT under the Code beginning with out taxable year ended December 31, 1997. We believe that we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1997 and continuing through the date of this proxy statement, except as discussed below. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code.

In connection with the merger due diligence and negotiations, we determined that certain of our assets present potential violations of the REIT asset tests. We have requested a closing agreement from the IRS to the effect that our ownership of these assets has not caused and does not cause us to fail to qualify as a REIT. Based on our discussions to date with the IRS, we believe that a closing agreement is likely to be granted, however, the IRS has complete discretion in deciding whether to grant us the closing agreement that we have requested. There can be no assurance that we will receive the requested closing agreement. The successful resolution of this issue is effectively a condition to GECC’s obligation to complete the mergers.

Delisting and Deregistration of Our Common Stock and Preferred Stock

If the merger is completed, shares of our common stock, Series A preferred stock and Series C preferred stock will no longer be listed on the NYSE and we will deregister our common stock under the Exchange Act.

THE MERGER AGREEMENT

The following description is a summary of the material terms of the merger agreement. The summary does not, however, contain all of the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and is incorporated by reference herein. We encourage you to read the entire merger agreement, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties made by, and to, us, our operating partnership and GECC. These representations and warranties, which are set forth in the copy of the merger agreement attached to this proxy statement as Annex A, were made for the purposes of negotiating and entering into the merger agreement between the parties. In addition, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

As a common stockholder, you are not a third-party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions. You should also be aware that none of the representations or warranties contained in the merger agreement has any legal effect among the parties to the merger agreement after the effective time of the merger.

The Mergers and Related Transactions

Partnership Merger

On the closing date, Partnership Merger Sub will merge with and into our operating partnership, with our operating partnership continuing as the surviving partnership. The partnership merger will become effective at such time as the partnership certificate of merger has been accepted for record by the DSOS in accordance with Delaware law, or such later time as we and GECC may agree and designate in the partnership certificate of merger. At the effective time of the partnership merger, each LP Unit held by us or our subsidiaries will remain a unit of partnership interest in the surviving partnership. Each LP Unit issued and outstanding immediately prior to the effective time of the partnership merger other than LP Units held by us or our subsidiaries, subject to the terms of the merger agreement, will be converted into, and cancelled in exchange for, the right to receive, without interest, cash in an amount equal to $17.05 per LP Unit, subject to a reduction on a dollar for dollar basis as described below under the heading “—Dividends” on page     .

Merger

Pursuant to the merger agreement, immediately after the partnership merger effective time, at the election of GECC, either (i) a Maryland corporation that will be wholly owned by GECC, which we refer to as Merger Sub, will merge with and into our company, with our company continuing as the surviving corporation, or (ii) our company will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation, which we refer to, in either case, as the “merger” and together with the partnership merger, the “mergers”. The merger will become effective at such time as the articles of merger have been accepted for record by the MSDAT in accordance with Maryland law, or such later time as we and GECC may agree and designate in the articles of merger.

Consent Solicitations

At GECC’s request, we will commence a consent solicitation with respect to all of the Senior Notes seeking the consent of the holders of the Senior Notes to amend the indenture governing the Senior Notes to eliminate substantially all of the restrictive covenants contained in the indenture, including those regarding certain events of default, and to modify the covenant regarding mergers. The proposed forms of the amended Senior Notes and related indenture will be described in the consent solicitation documents. If the requisite consents are received, we will execute a supplemental indenture to such indenture to implement the amendments. Assuming we commence the consent solicitation and assuming we receive the requisite consents from the holders of the Senior Notes permitting us to amend the indenture and the Senior Notes, the amendments will become operative concurrently with the merger effective time. The consent solicitation is not a condition to closing the merger, and GECC would reimburse us for all of our reasonable out-of-pocket costs resulting from the consent solicitation.

Pre-Closing Transactions

GECC may elect to have us create a new wholly owned subsidiary, Newco, and contribute all or substantially all of our assets and liabilities (including all of our equity interests in any direct subsidiaries) into Newco, with Newco assuming all of our obligations under our Senior Notes, and under the indenture governing the Senior Notes in accordance with the terms of the indenture. GECC has agreed to indemnify and hold us harmless from and against any liabilities or costs that we incur as a result of taking these actions. Our obligation to perform the above transactions are limited, however, in that (a) any such actions or transactions are contingent upon our receipt of a written notice from GECC confirming that all conditions to closing of us or GECC have been satisfied or waived and that GECC, Merger Sub and Partnership Merger Sub, which we refer to collectively as the buyer parties, are prepared to proceed immediately with closing; and (b) neither we nor any of our subsidiaries will be required to take any action that could adversely affect our qualification as a REIT.

In addition, GECC may request that, immediately prior to the closing, we (1) convert any of our subsidiaries organized as a corporation or limited partnership into a limited liability company, (2) sell the stock, partnership interests or limited liability interests owned by us in any subsidiary at a price designated by GECC, or (3) sell any of our or our subsidiaries’ assets at a price designated by GECC, and (4) cause one or more of our subsidiaries to declare a dividend or distribution payable to us in an amount and on a date specified by GECC. Our obligation to perform the above transactions are limited, however, in that (a) GECC may not require us to take any action that contravenes the organizational documents or a material contract of any applicable subsidiary for which consent has not been obtained, (b) any such actions or transactions would be contingent upon our receipt of a written notice from GECC confirming that all conditions to the obligations of GECC under the merger agreement have been satisfied or waived and that GECC is prepared to proceed immediately with the closing, (c) these actions (or the inability to complete them) will not affect or modify the obligations of GECC under the merger agreement, and (d) we and our subsidiaries will not be required to take any action that could adversely affect our qualification as a REIT within the meaning of the Code. None of our or our partnership’s the representations, warranties or covenants will be deemed to apply to, or deemed breached or violated by, any of the aforementioned pre-closing transactions.

Merger Consideration

Common Stock Merger Consideration and Treatment of Stock Options and Restricted Stock

Under the terms of merger agreement, each issued and outstanding share of our common stock will be converted into, and cancelled in exchange for, the right to receive the common stock merger consideration, which is an amount in cash, without interest and less any applicable withholding taxes, equal to $17.05, subject to a reduction on a dollar for dollar basis as described below under the heading “—Dividends” on page     . Upon closing, each share of our common stock will be cancelled and will cease to exist, and our common stockholders will cease to have any rights with respect to their shares of our common stock other than the right to receive the common stock merger consideration.

In addition, each outstanding option to purchase shares of common stock under any of our employee option or compensation plans will be cancelled in exchange for the right to receive the option merger consideration, which is a single lump sum cash payment equal to the product of (a) the number of shares subject to such option immediately prior to the effective time of the merger and (b) the excess, if any, of the common stock merger consideration over the exercise price per share of such option, without interest and less any applicable taxes required to be withheld. If the exercise price per share of any such option is equal to or greater than the common stock merger consideration, then such option will be cancelled without any cash payment. Any restricted share awards granted under our compensation plans that remain unvested will become fully vested and free of any forfeiture restrictions immediately prior to the effective time of the merger and will be cancelled in exchange for the right to receive the common stock merger consideration.

Series A Preferred Stock Consideration

The merger agreement provides that each share of our Series A preferred stock outstanding immediately prior to the effective time of the merger, other than shares owned by us, our subsidiaries or Merger Sub, will be converted into, and cancelled in exchange for, the right to receive, without interest and less any applicable withholding taxes, the Series A merger consideration. While holders of our Series A preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, at the special meeting.

Series C Preferred Stock Consideration and Liquidation of Surviving Corporation

The merger agreement provides that, unless GECC elects to complete the merger in accordance with the alternative structure described below, each share of our Series C preferred stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Series C preferred stock in the surviving corporation. While holders of our Series C preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, at the special meeting.

As promptly as practicable following the merger, GECC will cause the surviving corporation to liquidate into another subsidiary of GECC. In connection therewith, holders of the 7.5% Series C Redeemable Convertible Preferred Stock of the surviving corporation will be paid an amount equal to $25.00 per share in cash plus any then-accrued but unpaid dividends in accordance with the terms of such shares.

Alternative Structure

The merger agreement allows GECC to decide whether Merger Sub will merge with and into our company, with our company continuing as the surviving corporation, or whether our company will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation. If GECC elects to have us merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation, each share of our common stock will be converted into, and cancelled in exchange for, the right to receive, without interest, the common stock merger consideration described above and each share of our Series A preferred stock will be converted into, and cancelled in exchange for, the right to receive, without interest, the Series A merger consideration described above. Also, each share of our Series C preferred stock will be converted into, and cancelled in exchange for, the right to receive one share of 7.5% Series C Redeemable Convertible Preferred Stock of the surviving corporation. In such event, the liquidation of the surviving corporation is expected to occur as promptly as practicable following the merger.

Dividends

On November 7, 2006, we declared a dividend in the amount of $0.33 per share of common stock, payable on December 26, 2006 to holders of record on November 20, 2006. Pursuant to the terms of the merger agreement, we agreed not to pay any additional dividends in respect of our common stock other than the $0.33 per share dividend described above, unless we determined that paying a dividend was necessary for us to maintain our status as a REIT, and we agreed only to make such payment with the understanding that if we made an additional dividend payment, it would reduce the common stock merger consideration on a dollar-for-dollar basis. However, if the merger is not completed by June 30, 2007 and the closing of the merger is extended to September 30, 2007 pursuant to the terms of the merger agreement, then to the extent that making a dividend payment is necessary to maintain our status as a REIT, we are permitted to pay dividends of up to $0.20 per share of common stock during the period between June 30, 2007 and September 30, 2007 and such dividend payment will not reduce the common stock merger consideration.

Organizational Documents; Directors and Officers

At the effective time of the partnership merger, the certificate of limited partnership of our operating partnership, as in effect immediately prior to the effective time of the partnership merger, will become the certificate of limited partnership of the surviving partnership. Immediately after the effective time of the partnership merger, the general partner of the surviving partnership will be CNL APF GP Corp. If Merger Sub merges with and into us, at the effective time of the merger our articles of incorporation, as amended and restated in the form attached to the merger agreement, will be the articles of incorporation of the surviving corporation and the by laws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation. The purpose of the amendment and restatement of our articles of incorporation is to remove the ownership limitations with respect to our capital stock since GECC will own all of the issued and outstanding shares of common stock of the surviving corporation. If we merge with and into Merger Sub, at the effective time of the merger the articles of incorporation of Merger Sub will be the articles of incorporation of the surviving corporation and the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation.

The directors and officers of Merger Sub immediately prior to the effective time of the merger shall be the initial directors and officers of the surviving corporation, each to hold office in accordance with the articles of incorporation and bylaws of the surviving corporation.

No Further Ownership Rights

At the merger effective time or the partnership merger effective time, as applicable, holders of our common stock, Series A preferred stock, LP Units and, if GECC elects the alternative structure described above, Series C preferred stock, will cease to be, and have no rights as, our stockholders or limited partners of our operating partnership other than the right to receive the applicable merger consideration. The merger consideration paid to the holders of our common stock, Series A preferred stock, Series C preferred stock and LP Units in accordance with the exchange and payment procedures contained in the merger agreement will be deemed to have been paid in full satisfaction of all rights and privileges pertaining to such shares of our capital stock or LP Units, as applicable.

Payment Procedures

GECC will cause to be deposited with the paying agent cash in the amount of the aggregate common stock merger consideration, option merger consideration, partnership merger consideration, Series A merger consideration, and if GECC elects the alternative structure described above, Merger Sub Series C Shares to be exchanged for our Series C preferred stock. A letter of transmittal will be sent to each of our former stockholders and holders of LP Units as soon as practicable following the closing of the mergers that will include detailed instructions on how they may exchange their shares of capital stock or certificates of LP Units for the cash consideration they will receive in the merger. The paying agent will pay our former stockholders that have submitted their duly completed letters of transmittal and share certificates, the applicable merger consideration that they are entitled to receive. No interest will be paid or will accrue on any cash payable pursuant to the mergers.

You should not return your share or LP Unit certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal.

The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of the paying agent that such stock transfer taxes have been paid or are not applicable.

The paying agent, the surviving corporation or GECC, as applicable, will be entitled to deduct and withhold any applicable taxes from the merger consideration.

At the merger effective time and the partnership merger effective time, our share transfer books and the transfer books of our operating partnership will be closed, and there will be no further registration of transfers of our shares of common stock, Series A or Series C preferred stock or LP Units, as applicable.

None of the paying agent, GECC, Merger Sub, the surviving partnership or the surviving corporation or any of their respective employees, officers, directors, stockholders, partners, agents or affiliates will be liable to any holder of shares of our common stock, LP Units, or our stock options for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any portion of the merger consideration deposited with the paying agent that remains unclaimed by the holders of shares of our common stock, Series A preferred stock, stock options, or LP Units for 12 months after the merger effective time will be delivered to the surviving corporation. Holders of shares of our common stock, Series A preferred stock, stock options, and LP Units prior to the applicable merger who have not complied with the exchange and payment procedures contained in the merger agreement within 12 months after the merger effective time may only look to the surviving corporation for the payment of the applicable merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to deliver an affidavit stating that fact and, if required by GECC or the paying agent, to post a bond in the form and amount reasonably required by GECC or the paying agent as indemnity against any claim that may be made against GECC and the paying agent on account of the alleged loss, theft or destruction of such certificate.

No Solicitation

Under the merger agreement, we and our operating partnership have agreed that, from October 30, 2006 to the merger effective time, subject to exceptions specified below, we will not, nor will we authorize or permit any of our other our subsidiaries, or any of our or their representatives to:

•	invite, initiate, solicit, encourage or facilitate (including by way of furnishing information or assistance) any inquiries, proposals, discussions or negotiations relating to, or the making or implementation of, any proposal or offer that constitutes or that may be reasonably expected to lead to, any acquisition proposal;

•	engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to any person relating to an acquisition proposal or that may be reasonably expected to lead to an acquisition proposal;

•	enter into any letter of intent, arrangement, agreement in principle or agreement relating to an acquisition proposal;

•	withdraw, modify or amend the recommendation of our board in favor of the merger in any manner adverse to GECC, Partnership Merger Sub or Merger Sub;

•	approve, endorse or recommend any acquisition proposal; or

•	propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

The merger agreement defines “acquisition proposal” as any offer or proposal (other than the mergers) for any:

•	merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving us, our operating partnership or any of our subsidiaries;

•	issuance, sale or other disposition (including by way of merger, consolidation, share exchange, business combination or similar transaction) of securities representing 20% or more of the votes associated with our outstanding voting equity securities;

•	tender offer or exchange offer in which any person, or group will acquire beneficial ownership of 20% or more of our outstanding voting equity securities or 20% or more of our equity interests in our operating partnership;

•	sale, lease, exchange, mortgage, pledge, transfer or other disposition by merger, consolidation, share exchange, business combination or any similar transaction of any of our or our subsidiaries’ assets representing 20% or more of our consolidated assets; or

•	transaction that is similar in form, substance or purpose to any of the foregoing.

We and our operating partnership also agreed to cease and caused to be terminated all existing activities, discussions or negotiations by or on behalf of us, our operating partnership, any of our subsidiaries or any of their representatives with respect to any of the foregoing, including any acquisition proposal as of October 30, 2006 and to request that each person who has executed a confidentiality agreement return or destroy all confidential or other non-public information provided by us or on our or any of our subsidiaries’ behalf.

We have agreed that we will notify GECC orally within 24 hours and in writing within 36 hours after receipt of any acquisition proposal or change in a previously received acquisition proposal, including notice of its material terms and conditions, including the identity of the person making the acquisition proposal, or any request for information or data relating to, or for access to our properties books and records by any person that has made or is considering making, an acquisition proposal, or any oral or written expression that such activities are sought to be initiated or continued. In our notice to GECC we have agreed to provide a copy of any such acquisition proposal. We also agreed that we will continue to keep GECC informed of the status and material terms of any acquisition proposal. We will also notify GECC of any request for information or expression that negotiations are sought to be initiated.

Prior to approval of the merger by the requisite vote of our common stockholders, our board of directors will not be prohibited from furnishing information to or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written acquisition proposal to our board of directors if, and only to the extent that:

•	a majority of our board of directors determines in good faith (after consultation with a financial advisor and outside legal counsel) that the acquisition proposal is reasonably likely to result in a superior proposal;

•	we comply with our obligations under the merger agreement; and

•	prior to taking such action, we enter into a confidentiality agreement with the party making the acquisition proposal on terms no less favorable to us and no less restrictive on the party making the acquisition proposal than those contained in the confidentiality agreement between us and GECC; provided that the confidentiality agreement does not provide the party making the acquisition proposal an exclusive right to negotiate with us and we advise GECC of all non-public information delivered to that party and concurrently deliver to GECC any such information not previously delivered to GECC.

A “superior proposal” is defined in the merger agreement as an unsolicited bona fide written acquisition proposal that relates to 50% or more of the voting power of our equity securities or those of our operating partnership or 50% or more of our and our subsidiaries’ assets taken as a whole (on its most recently amended and modified terms, if modified and amended) to our board that is not subject to any financing contingency and which our board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel:

•	is more favorable from a financial point of view to our common stockholders than the merger (taking into account all terms and conditions of such acquisition proposal, including the financing terms, conditions to closing, any termination fee or expenses payable under this agreement and the likelihood of and time required for completion); and

•	the material conditions to the completion of which are all reasonably capable of being satisfied without undue delay, but references to “20%” in the definition of an acquisition proposal are “50%” for purposes of the definition of a superior proposal.

In addition, prior to approval of the merger by the requisite vote of our common stockholders, our board may withhold, withdraw, amend or modify its recommendation that our common stockholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in favor of the merger if:

•	a superior proposal is made and is not withdrawn;

•	we have provided GECC with written notice of our receipt of a superior proposal and of our board of directors’ readiness to approve the superior proposal, specifying all of the material terms and conditions of the superior proposal and identifying the person making the superior proposal;

•	during the three business days following GECC’s receipt of our notice of the superior proposal,

•	we have offered to negotiate with and, if accepted, negotiated in good faith with, GECC, and have caused our financial advisor and legal counsel to offer to negotiate with and, if accepted, negotiated in good faith with, GECC in making such adjustments to the terms and conditions of the merger agreement as would enable us to proceed with the merger and the other transactions contemplated by the merger agreement and

•	our board of directors has determined in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) after the end of such three business day period and after considering the results of the negotiations with and the revised proposals made by GECC, if any, that the superior proposal continues to be a superior proposal;

•	our board of directors concludes in good faith, after consultation with its outside legal counsel, that, in light of the superior proposal, the withholding, withdrawal, amendment or modification of the board’s recommendation to our common stockholders to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement is required for our board of directors to comply with its fiduciary obligations to our stockholders under applicable law; and

•	we have not violated any of the non-solicitation restrictions of the merger agreement.

Regardless of whether our board of directors withdraws, amends or modifies its recommendation to our common stockholders to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, we are still required to hold and convene the special meeting of our stockholders to consider the merger.

Representations and Warranties

Our Company and Our Operating Partnership

We and our operating partnership have made a number of customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection with the merger agreement. These representations and warranties relate to, among other things:

•	existence, good standing and authority;

•	subsidiaries;

•	our capital structure, and the capitalization of our operating partnership and our subsidiaries, including ownership of LP Units;

•	authority to enter into the merger agreement and to complete the merger;

•	no conflicts, required filings and consents;

•	neither the merger agreement nor the completion of the merger will breach organizational documents or material agreements;

•	the enforceability of the merger agreement against us and our operating partnership;

•	neither the merger agreement nor the completion of the merger requires any governmental consents;

•	permits;

•	compliance with laws;

•	the vote of our stockholders required in connection with the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the approval of the partnership merger by the general partner of our operating partnership and the holders of a majority of the LP Units;

•	compliance with SEC reporting requirements;

•	financial statements prepared in accordance with United States generally accepted accounting principles, or GAAP;

•	our maintenance of accurate accounting records and internal accounting controls, and the absence of material complaints regarding our accounting or auditing practices or reported material violations of securities laws or breaches of fiduciary duties;

•	no material undisclosed liabilities;

•	the absence of any material adverse effect or certain other changes of events since June 30, 2006;

•	the absence of material legal proceedings;

•	benefits, labor and employee matters;

•	accuracy and compliance of this proxy statement;

•	real property and leases;

•	property title and title insurance;

•	compliance with requirements of governmental authorities;

•	condemnation or rezoning proceedings;

•	third-party purchase options;

•	property management agreements;

•	intellectual property;

•	tax matters, including our qualification as a REIT and tax protection agreements;

•	environmental matters, including underground storage tanks;

•	material contracts, debt instruments and hedging transactions;

•	brokers’, finders’ or investment bankers’ fees;

•	receipt of an opinion of our financial advisor;

•	our and our subsidiaries’ insurance policies;

•	disclosure of all related party transactions;

•	exemption from anti-takeover statutes;

•	our and our subsidiaries’ exemption under the Investment Company Act of 1940, as amended; and

•	our and our subsidiaries’ compliance with the Patriot Act.

GECC

The merger agreement also contains customary representations and warranties made by GECC that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	due organization and good standing;

•	authority to enter into the merger agreement and to complete the merger;

•	required consents and approvals and no violations;

•	neither the merger agreement nor the completion of the merger will breach organizational documents or material agreements;

•	neither the merger agreement nor the completion of the merger requires any governmental consents;

•	no litigation;

•	brokers’, finders’ or investment banker’ fees;

•	availability of funds;

•	ownership of Merger Sub and no prior activities;

•	accuracy of information supplied for this proxy statement;

•	ownership of our common stock; and

•	compliance with the Patriot Act.

Conduct of Business Pending the Merger

Until the completion of the merger, we have agreed that, unless permitted by obtaining GECC’s prior written consent or except as contemplated by the merger agreement, we will, and will cause our subsidiaries to, among other things:

•	conduct our business only in the ordinary course of business and in a manner that is consistent with past practice;

•	use commercially reasonable efforts to keep available the services of our officers and employees and to preserve our relationships with tenants, customers, suppliers and others with whom we do business;

•	use commercially reasonable efforts to maintain our current business organizations and lines of business and to maintain our assets and properties in their current condition between signing and closing; and

•	comply with applicable laws.

In addition, pending the merger, we have agreed that, without GECC’s prior written consent or except as contemplated by the merger agreement, we will not, and will cause our subsidiaries not to, among other things:

•	amend our charter or bylaws or our operating partnership’s certificate of limited partnership or partnership agreement or similar organizational or governance documents of any subsidiary, except as necessary to comply with applicable laws or the regulations of the NYSE;

•	authorize for issue, issue, sell, repurchase, redeem, pledge or otherwise dispose of any shares of capital stock or other equity interests or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire any equity interests, other than in connection with the exercise of company stock options or warrants, the conversion of Series A preferred stock and Series C preferred stock, or the exchange of LP Units pursuant to the partnership agreement;

•	amend any term of any outstanding security or equity interest of our company or any of our subsidiaries, except as necessary to comply with applicable laws or the regulations of the NYSE;

•	alter our corporate or ownership structure through merger, liquidation, reorganization, restructuring or otherwise, except as necessary to comply with applicable laws or the regulations of the NYSE;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	split, combine or re-classify any of our or our subsidiaries’ shares or partnership interests;

•	declare, set aside or pay any dividends or distributions on any of our or our subsidiaries’ equity securities, other than (i) the $0.33 per share dividend (which we declared November 7, 2006, payable on December 26, 2006, to holders or record on November 20, 2006), (ii) dividends necessary for us to maintain our status as a REIT (provided that any such dividend will reduce the common stock merger consideration on a dollar-for-dollar basis; however, if the merger is not completed by June 30, 2007 and the closing of the merger is extended to September 30, 2007 pursuant to the terms of the merger agreement, then to the extent we determine that making a dividend payment is necessary to maintain our status as a REIT, we are permitted to pay dividends of up to $0.20 per share of common stock during the period between June 30, 2007 and September 30, 2007 and such payment will not reduce the common stock merger consideration), (iii) cash dividends on our Series A preferred stock and Series C preferred stock in accordance with the terms thereof, and (iv) distributions to holders of LP Units that correspond to the dividends we are permitted to make as described in clauses (i) and (ii) above (subject to an equivalent dollar-for-dollar reduction in the partnership merger consideration for distributions corresponding to dividends made pursuant to clause (ii) above);

•	other than the purchase of restaurant properties subject to triple net leases consistent with past practice, acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof; provided, that notwithstanding the foregoing, under no circumstances will we knowingly, after reasonable investigation, acquire any real property on which an underground storage tank containing or intended for the storage of, petroleum products is (or was previously) located;

•	except in the ordinary course of business consistent with past practice, including, without limitation, pursuant to any credit, loan or equipment financing arrangement existing on the date of the merger agreement, pledge or otherwise encumber any of our properties or assets;

•	except in the ordinary course of business consistent with past practice pursuant to our investment property sales program, sell, lease, hypothecate or otherwise dispose of, or agree to sell, lease, hypothecate or otherwise dispose of, any of our properties or assets;

•	subject to certain exceptions, (i) incur any indebtedness for borrowed money, enter into or amend any existing capital lease, conditional sale, swap, derivative or hedging or similar agreement, or assume, guarantee, or endorse or otherwise as an accommodation become responsible for any indebtedness of another person, (ii) issue or sell any debt securities or rights to acquire any debt securities of our company, or (iii) make any loans, advances (other than business expense advances to our employees in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other entity, other than to the extent required by the agreements governing such joint ventures;

•	other than in the ordinary course of business consistent with past practice, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,750,000 in the aggregate;

•	prepay any long-term debt or pay, discharge or satisfy any liabilities or obligations, other than (i) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms as in effect on October 30, 2006, of liabilities and obligations reflected or reserved against in, or contemplated by, our June 30, 2006 consolidated financial statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) involving the payment of any amount less than $500,000 in the aggregate;

•	waive, release, assign, settle or compromise (i) any legal action or material liability other than in the ordinary course of business consistent with past practice or (ii) any legal action that is brought by any current, former or purported holder of any of our securities in its capacity as such and that (A) requires any payment to our security holders by us or (B) adversely affects in any material respect our ability to conduct our business in a manner consistent with past practice;

•	settle or compromise any stockholder or partner derivative or class action suit arising out of or in connection with any of the transactions contemplated by the merger agreement;

•	except as may be required to comply with applicable law or any benefit plan or agreement in effect on October 30, 2006, (i) increase the compensation or benefits of, or pay any bonus to, any director officer or employee other than in the ordinary course of business consistent with past practice, (ii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding stock options, (iii) enter into or adopt any employment, change in control, severance or other similar plan or agreement with any of our directors, officers or employees, or (iv) enter into or amend any contract, transaction, or other arrangement with any of our directors, officers, stockholders or other affiliates, or any of their respective affiliates or family members;

•	change any of our accounting principles or practices except as required by GAAP as concurred with by our independent accountant or pursuant to comments or orders from the Securities and Exchange Commission;

•	enter into any agreement that if entered into prior to October 30, 2006 would be a material contract, or modify, amend in any material respect, waive any material obligation, assign or otherwise transfer or terminate or any material contract;

•	initiate or consent to any material zoning reclassification of any owned or leased company properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or material leased company property;

•	adopt, ratify or effectuate a stockholders’ rights plan or agreement;

•	effectuate a “plant closing” or “mass layoff”;

•	except as contemplated by the merger agreement, required by law or necessary to maintain our status as a REIT, make or rescind any material tax election, settle or compromise any material tax liability or compromise any material tax liability;

•	make capital expenditures or other expenditures with respect to property, plant or equipment in excess of a specified threshold, other than in accordance with an agreed-upon schedule;

•	fail to confer on a regular basis as reasonably requested by GECC and deliver to GECC copies of documents reasonably requested by GECC with respect to, material operational matters and any proposals to engage in material transactions;

•	fail to maintain in full force and effect insurance coverage substantially similar to the insurance coverage maintained on October 30, 2006;

•	Adopt any new employee benefit plan or amend any existing employee benefit plan or rights or make any contribution, other than regularly scheduled contributions consistent with past practice;

•	Adopt a promissory note in payment of the exercise price payable under any option, unless expressly permitted by the option;

•	Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the merger);

•	Fail to file in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules promulgated thereunder; or

•	agree to take any of the foregoing actions or any action that would materially impair or prevent the satisfaction or occurrence of any of the conditions to completion of the mergers.

The covenants in the merger agreement relating to the conduct of our business are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business” in Annex A to this proxy statement.

Stockholder Meeting

We have agreed to call a meeting of our stockholders as promptly as reasonably practicable after the date that this proxy statement is cleared by the SEC. Our board of directors has unanimously agreed to recommend the approval of the merger agreement, the merger and the transactions contemplated by the merger agreement to our common stockholders (subject to the board’s right to change its recommendation under specified circumstances, as discussed above under the heading “—No Solicitation”), and we have agreed to use our commercially reasonable efforts to obtain the required stockholder approval of the merger agreement, the merger and the transactions contemplated by the merger agreement, subject at all times to our and our directors’ right and duty to act in a manner consistent with fiduciary duties.

Other Covenants

We have agreed to certain other covenants regarding general matters, including but not limited to:

•	preparing and filing with the SEC this proxy statement and holding a stockholders’ meeting to vote on the merger;

•	subject to certain limitations, our board of directors recommending that our common stockholders approve the merger and using reasonable efforts to obtain the necessary stockholder approval; and

•	providing GECC and its representatives and designees access to our and our subsidiaries’ properties, books, records, contracts and other information.

The parties have also agreed to certain other covenants regarding general matters, including but not limited to:

•	taking all actions to complete and make effective the transactions contemplated by the merger agreement as promptly as practicable;

•	cooperating in the preparation, filing and distribution of this proxy statement and any other filing required under the Exchange Act or any other federal, state or foreign law;

•	as promptly as practicable, obtaining from any governmental entity or other third party any consents, licenses, waivers, approvals, authorizations or orders required to be obtained or made in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	using commercially reasonable efforts to obtain any third party consents related to or necessary to complete the mergers and the other transactions contemplated by the merger agreement, disclosed in our disclosure schedule to the merger agreement or required to prevent a material adverse effect from occurring prior to the effective time of the merger;

•	in the event we or any of our subsidiaries fails to obtain any third party consent described above, using commercially reasonable efforts and taking actions reasonably requested by GECC to minimize any adverse effect with respect to our business resulting or reasonably expected to result from the failure to obtain such consent;

•	cooperating and using commercially reasonable efforts to vigorously contest and defend any legal action, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits completion of the transactions contemplated by the merger agreement; and

•	GECC has agreed to keep all confidential information regarding our company, obtained during the preparation of this proxy statement or preparation for the merger, confidential pursuant to a confidentiality agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger

The obligations of our company and our operating partnership and the obligations of GECC to complete the merger are subject to the fulfillment or, where permissible, waiver of the following conditions:

•	the approval of the merger agreement, the merger and the transactions contemplated by the merger agreement by the requisite affirmative vote of the holders of the outstanding shares of our common stock in accordance with Maryland General Corporation Law and our charter;

•	any waiting period applicable to the completion of the mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or terminated, and any approvals required under it must have been obtained;

•	all material governmental approvals and consents required to complete the merger have been obtained; and

•	no governmental authority will have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or ruling that would make the completion of the mergers illegal or otherwise prohibit the completion of the mergers.

Conditions to the Obligations of GECC to Effect the Merger

The obligations of GECC to complete the merger are subject to the satisfaction or, where permissible, waiver of the following additional conditions:

•	each of the representations and warranties made by us contained in the merger agreement will be true and correct, without giving effect to any “materiality” or “material adverse effect” qualification contained in any representation or warranty, at and as of October 30, 2006, and at and as of the closing of the merger, as though made on and as of the closing of the merger, except to the extent that these representations and warranties are expressly limited by their terms to a particular date, in which case these representations and warranties will be true and correct at and as of that date, and except where the failure of these representations and warranties to be true and correct (without regard to any qualification as to “materiality” or “material adverse effect” contained therein) would not reasonably be likely to have a material adverse effect, provided that certain representations and warranties pertaining to our capitalization must be true and correct in all respects as of the closing except for immaterial inaccuracies;

•	we will have performed and complied in all material respects with all obligations, agreements and covenants to be performed or complied with by us under the merger agreement at or prior to the closing of the merger;

•	GECC will have received a certificate dated as of the closing of the mergers from our chief executive officer certifying to each of the above closing conditions for us and our operating partnership;

•	GECC will have received an opinion, dated as of the closing date of the merger, from PWSP, our tax counsel, generally to the effect that we qualified as a REIT under the Code for the taxable years ended December 31, 1997 through and including the closing date of the merger (subject to certain adjustments depending on whether we merge with and into Merger Sub or Merger Sub merges with and into us). The opinion of PWSP will be based (1) in part, on our ability to obtain an IRS closing agreement that we have requested with regard to certain technical REIT qualification matters and (2) on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers, and upon factual assumptions and representations set forth in this proxy statement and other documents incorporated by reference in this proxy statement. There can be no assurance that we will receive the requested closing agreement;

•	there will have been no event, change or occurrence, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on our company;

•	there will have been no action instituted, pending or threatened by or before any governmental authority that would reasonably be expected to impose limitations on GECC’s or its affiliates’ ability to effectively exercise full rights of ownership over the surviving corporation or result in a governmental investigation or material fines being imposed by the government;

•	We will have obtained certain third-party consents; and

•	GECC will have received copies of resignations, effective as of the effective time of the merger, from certain officers and directors of ours designated by GECC.

Conditions to Our Obligations to Effect the Merger

Our obligations to complete the merger are subject to the satisfaction or, where permissible, waiver of the following additional conditions:

•	each of the representations and warranties made by GECC contained in the merger agreement will be true and correct at and as of October 30, 2006, and at and as of the closing of the merger, as though made at and as of the closing of the merger, except to the extent that these representations and warranties are expressly limited by their terms to a particular date, in which case these representations and warranties will be true and correct at and as of that date and except where the failure to be true and correct, without giving effect to any “materiality” qualification, would not prevent or materially delay the completion of the mergers and the other transactions contemplated by the merger agreement impair or delay the ability of GECC to perform its obligations under the merger agreement;

•	GECC will have performed and complied in all material respects with all obligations, agreements and covenants to be performed or complied with by it under the merger agreement at or prior to the closing of the merger; and

•	we will have received a certificate dated as of the closing of the merger from an officer of GECC certifying to each of the above closing conditions.

Definition of Material Adverse Effect

Under the merger agreement, a “material adverse effect” with respect to our company means any fact, event, development, change, effect or circumstance that, individually or in the aggregate with all other facts, events, developments, changes, effects or circumstances, (a) is materially adverse to the assets, financial condition, business, operations or results of operations of our company and our subsidiaries taken as a whole or (b) would reasonably be expected to prevent or materially delay the completion of either of the mergers or the other transactions contemplated by the merger agreement or prevent or materially impair or delay our ability to perform our obligations under the merger agreement. Any effects on our business, however, resulting from the following will not be considered a material adverse effect:

•	the announcement or performance of the merger agreement or the transactions contemplated by the merger agreement;

•	any adverse change that results from general legal, tax, regulatory, political or business changes in the industries in which we operate (unless such adverse fact, event, development, change, effect or circumstance affects us in a disproportionate manner as compared to other persons in the industries in which we and our subsidiaries conduct our business);

•	changes in the United States or global economy that do not disproportionately affect us and our subsidiaries as compared to other persons in our industries; or

•	any failure of ours to meet the financial projections of any analyst.

In addition, the mere fact of a decrease in the market price of our common stock will not, in and of itself, constitute a material adverse effect, but any fact, event, development, change, effect or circumstance underlying such decrease will be considered in determining whether there has occurred a material adverse effect.

Termination of the Merger Agreement

Right to Terminate

We can agree with GECC to terminate the merger agreement at any time, whether before or after adoption of the merger agreement by our stockholders. In addition, either GECC or we can decide, without the consent of the other, to terminate the merger agreement whether before or after adoption of the merger agreement by our stockholders if:

•	the merger has not been completed by June 30, 2007, subject to extension to September 30, 2007 by either GECC or us pursuant to the terms of the merger agreement, provided this right is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the effective time of the partnership merger to occur on or before such date;

•	any governmental entity having jurisdiction has issued a nonappealable final order, injunction, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting either the merger or the partnership merger, provided this right is not available to any party unless such party has used its reasonable best efforts to oppose such order, injunction, decree or ruling or have it vacated or made inapplicable to the mergers; or

•	at a special meeting of the holders of our common stock (including any adjournment or postponement thereof), the affirmative approval of the merger by holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the meeting, such approval being referred to herein as the requisite stockholder approval, is not obtained upon a vote taken.

GECC may unilaterally terminate the merger agreement if:

•	we, our board of directors or any committee thereof has:

•	approved or recommended, or proposed to approve or recommend, any acquisition proposal other than the mergers;

•	breached its obligation to present and recommend approval of the merger agreement and the merger to our stockholders;

•	withdrawn, amended or modified, or proposed to withdraw, amend or modify, in a manner adverse to GECC, its recommendation or approval of the merger, the merger agreement or the transactions contemplated by the merger agreement;

•	failed to mail the proxy statement to our stockholders when it was available for mailing or failed to include its approval and recommendation in the proxy statement when mailed (including the recommendation that holders of our common stock vote in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement);

•	failed to issue a press release reaffirming our board of directors’ recommendation of the merger agreement within two business days after receipt of a written request from GECC;

•	entered, or caused us or any of our subsidiaries to enter, into any letter of intent, agreement in principle, acquisition agreement or other agreement related to an acquisition proposal; or

•	resolved or announced its intention to do any of the foregoing;

•	a tender or exchange offer relating to our securities is commenced by a person unaffiliated with GECC, and we have not sent to our security holders pursuant to securities laws, within 10 business days after such tender or exchange offer is first published, sent or given, a statement that our board of directors recommends rejection of the tender or exchange offer; or

•	GECC is not in material breach of any of its covenants, agreements or obligations under the merger agreement, and (a) any of our representations and warranties become untrue or inaccurate such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied, or (b) there has been a breach of any of our covenants, agreements or obligations under the merger agreement such that the closing condition pertaining to our performance and compliance with covenants, agreements and obligations would be incapable of being satisfied, and such breach (if curable) is not cured within 30 days written notice to us.

We may unilaterally terminate the merger agreement if:

•	we are not in material breach of any of our covenants, agreements or obligations under the merger agreement, and (a) any of GECC’s representations and warranties become untrue or inaccurate such that the closing condition pertaining to its representations and warranties would be incapable of being satisfied, or (b) there has been a breach of any of GECC’s covenants, agreements or obligations under the merger agreement such that the closing condition pertaining to its performance and compliance with covenants, agreements and obligations would be incapable of being satisfied, and such breach (if curable) is not cured within 30 days written notice to GECC.

Effect of Termination

If the merger agreement is terminated as described above, the merger agreement will become void and have no further force and effect and there shall be no liability or obligation on the part of GECC or us or their or our respective officers, directors, subsidiaries, stockholders or affiliates, except such termination shall not relieve any party from liability for any breach of the merger agreement (including the making of a representation or warranty by a party that the party knew was not true or accurate when made) and the provisions in the merger agreement regarding confidentiality of nonpublic information, public disclosure, payment of fees and expenses (as described below under the heading “—Termination Fee and Expenses”) and specified miscellaneous provisions shall remain in full force and effect and survive the termination of the merger agreement indefinitely. If the merger agreement is terminated as described above, all filings, applications and other submissions made pursuant to the merger agreement shall be withdrawn from the agency or other person to which they were made.

General Fees, Termination Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses. However, if either party terminates the merger agreement because of the other party’s material breach of the merger agreement which would result in the failure of a condition being satisfied, the breaching party must reimburse the other party for actual out-of-pocket expenses incurred in connection with the merger and the transactions contemplated by the merger agreement up to an aggregate maximum amount of $7.5 million. We have also agreed to pay GECC’s actual out-of-pocket expenses incurred in connection with the merger and the transactions contemplated by the merger agreement up to an aggregate maximum amount of $7.5 million if the merger agreement is terminated by GECC because the requisite stockholder approval is not obtained.

The merger agreement also provides that we will be required to pay GECC’s actual out-of-pocket expenses incurred in connection with the merger and the transactions contemplated by the merger agreement up to an aggregate maximum amount of $7.5 million, plus a termination fee of $34.5 million if GECC terminates the merger agreement as a result of the fact that we, our board of directors or any committee thereof has:

•	approved or recommended, or proposed to approve or recommend, any acquisition proposal other than the mergers;

•	breached its obligation to present and recommend approval of the merger agreement and the merger to our stockholders;

•	withdrawn, amended or modified, or proposed to withdraw, amend or modify, in a manner adverse to GECC, its recommendation or approval of the merger, the merger agreement or the transactions contemplated by the merger agreement;

•	failed to mail the proxy statement to our stockholders when it was available for mailing or failed to include its approval and recommendation in the proxy statement when mailed (including the recommendation that holders of our common stock vote in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement);

•	failed to issue a press release reaffirming our board of directors’ recommendation of the merger agreement within two business days after receipt of a written request from GECC;

•	entered, or caused us or any of our subsidiaries to enter, into any letter of intent, agreement in principle, acquisition agreement or other agreement related to an acquisition proposal; or

•	resolved or announced its intention to do any of the foregoing.

We will also be required to pay GECC’s actual out-of-pocket expenses incurred in connection with the merger and the transactions contemplated by the merger agreement up to an aggregate maximum amount of $7.5 million, plus a termination fee of $34.5 million if GECC terminates the merger agreement because a tender or exchange offer relating to our securities is commenced by a person unaffiliated with GECC, and we have not sent to our security holders pursuant to securities laws, within 10 business days after such tender or exchange offer is first published, sent or given, a statement that our board of directors recommends rejection of the tender or exchange offer.

If GECC terminates the merger agreement because the requisite stockholder approval is not obtained or because of our material breach of the merger agreement which would result in the failure of a condition being satisfied, and we have received notice of an acquisition proposal prior to the termination and prior to or within nine months of the termination we enter into a definitive agreement that would be considered an acquisition proposal, we would be required to pay GECC a termination fee of $34.5 million. If we have received notice of an acquisition proposal and the merger agreement is terminated because the merger has not been completed by June 30, 2007, subject to extension to September 30, 2007 by either GECC or us pursuant to the terms of the merger agreement, then to the extent, prior to or within nine months of the termination, we enter into a definitive agreement for what would be considered an acquisition proposal, we would be required to pay GECC a termination fee of $34.5 million and GECC’s actual out-of-pocket expenses incurred in connection with the merger and the transactions contemplated by the merger agreement to an aggregate maximum amount of $7.5 million.

Payment of the foregoing fees and expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties and is not intended by the parties to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict the damages available in case of any breach of the merger agreement.

Amendment, Waiver and Extension under the Merger Agreement

The parties may amend the merger agreement but, after our common stockholders have approved the merger agreement, no such amendment will be made which by law requires further approval by our common stockholders without first obtaining such stockholder approval. The merger agreement may only be amended or any provision waived by an instrument in writing signed by GECC and us.

The merger agreement also provides that at any time before or after approval of the matters presented in connection with the merger by our common stockholders, GECC or us, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any documents delivered pursuant to the merger agreement, and waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of GECC or us to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

The merger agreement provides that at any time upon 30 days’ notice by us to GECC or GECC to us, either party may extend the outside date from June 30, 2007 to September 30, 2007.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that the surviving corporation will indemnify, defend and hold harmless, to the extent permitted by law, each of our present and former directors and officers against all losses, expenses, claims, damages, liabilities or settlement amounts incurred by them in connection with any action arising out of such director or officer’s duties or service as a director or officer of our company and arising out of actions or omissions occurring at or prior to the effective time of the merger, and subject to certain conditions. In the event any claim is brought against any present or former director or officer, such party may retain independent legal counsel satisfactory to them, provided that such counsel be reasonably acceptable to the surviving corporation, the surviving corporation will pay all reasonable fees and expenses, subject to certain qualifications, and the surviving corporation will use commercially reasonable efforts to assist in the defense of any such matter.

The merger agreement further provides that for six years after the effective time of the merger, GECC will cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance covering persons currently covered by our directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred before the effective time of the merger. The surviving corporation, however, will not be required to pay an annual premium in excess of 125% of the aggregate annual amounts currently paid by our company to maintain the existing policies and, if equivalent coverage cannot be obtained without exceeding the 125% threshold, the surviving corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 125% of such amount.

In addition, the merger agreement provides that GECC will assume any and all indemnification agreements between our company and its officers and directors.

The indemnification and insurance obligations described above are binding on the surviving corporation and its successors and assigns.

PROPOSAL 2: ADJOURNMENTS OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking our common stockholders to vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Vote Required and Recommendation of Our Board of Directors

Approval of Proposal 2 requires only the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting. No proxy that is specifically marked “AGAINST” Proposal 1 will be voted in favor of Proposal 2, unless it is specifically marked “FOR” Proposal 2. Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor Proposal 1 is insufficient to approve that proposal, it is in the best interests of our company to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of approval of the merger agreement, the merger and the transactions contemplated by the merger agreement to bring about Proposal 1’s approval.

Our board of directors unanimously recommends that you vote “FOR” Proposal 2 to adjourn the special meeting for the purpose of soliciting additional proxies.

Postponement of the Special Meeting

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, as required by law, we will provide at least 10 days’ notice of the new meeting date.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the NYSE under the symbol “TSY.” As of             , 2006, there were             stockholders of record. The following table sets forth the high and low sale prices of our common stock as reported on the New York Stock Exchange Composite Tape (rounded to the nearest cent), and the dividends paid per share of our common stock, for each quarterly period for the past two years and for the first quarterly period, second quarterly period, third quarterly and fourth quarterly period (through December     , 2006) of fiscal year ending December 31, 2006.

	Market Price Range
	High	Low	Dividend
Fiscal Year Ending December 31, 2006:
Fourth Quarter (through December , 2006)	$17.25	$12.30	$0.33	(1)
Third Quarter	$13.67	$11.00	$0.33
Second Quarter	$15.18	$12.70	$0.33
First Quarter	$15.20	$14.45	$0.33

Fiscal Year Ended December 31, 2005:
Fourth Quarter	$15.85	$14.40	$0.33
Third Quarter	$17.91	$15.60	$0.33
Second Quarter	$16.99	$14.52	$0.33
First Quarter	$18.18	$15.01	$0.33
Full Year	$18.18	$14.40	$1.32

Fiscal Year Ended December 31, 2004:
Fourth Quarter	$18.45	$16.64	$0.33
Third Quarter	$17.10	$14.90	$0.33
Second Quarter	$19.10	$14.21	$0.33
First Quarter	$19.50	$16.75	$0.33
Full Year	$19.50	$14.21	$1.32

(1)	Declared on November 7, 2006, payable on December 26, 2006.

On October 27, 2006, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the NYSE was $12.51 per share. On             , 2006, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $            per share. You are encouraged to obtain current market quotations for our common stock.

On November 7, 2006, we declared a dividend in the amount of $0.33 per share of common stock, payable on December 26, 2006 to holders of record on November 20, 2006. Pursuant to the terms of the merger agreement, we may not pay any additional dividends in respect of our common stock other than the $0.33 per share dividend described above, unless we determine that paying a dividend is necessary for us to maintain our status as a REIT, and if we make such additional dividend payment, it will reduce the common stock merger consideration on a dollar-for-dollar basis. However, if the merger is not completed by June 30, 2007 and the closing of the merger is extended to September 30, 2007 pursuant to the terms of the merger agreement, then to the extent that making a dividend payment is necessary to maintain our status as a REIT, we are permitted to pay dividends of up to $0.20 per share of common stock during the period between June 30, 2007 and September 30, 2007 and such dividend payment will not reduce the common stock merger consideration.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2006, the number and percentage of shares of our common stock beneficially owned by (i) each person or entity known by us to own beneficially five percent or more of the shares outstanding of our common stock, (ii) the named officers, (iii) the directors, and (iv) all executive officers and directors as a group. Unless otherwise noted below, the persons named in the table have the sole voting and sole investment power with respect to each of the shares beneficially owned by them. The address of the named officers and directors, unless otherwise noted, is 450 South Orange Avenue, Orlando, Florida 32801.

Name and Address of Beneficial Owner	Number of Company Shares Beneficially Owned		Percent of Company Shares Outstanding
James M. Seneff, Jr.	5,057,801	(2)	7.4%

Robert A. Bourne	978,388	(3)	1.4%

Curtis B. McWilliams	388,107	(4)	(1)

Steven D. Shackelford	91,270	(5)	(1)

Michael T. Shepardson	87,078	(6)	(1)

T. Glenn Kindred, Jr.	22,527	(7)	(1)

G. Steven Dawson 3555 Maranatha Drive Sugar Land, Texas 77479	23,671	(8)	(1)

G. Richard Hostetter SunTrust Bank of Chattanooga, N.A. P.O. Box 1638 Mail Code M0321 Chattanooga, Tennessee 37401	20,699	(9)	(1)

James H. Kropp 1746 NE Miami Gardens Drive—Box 199 N Miami Beach, Florida 33179	16,286	(10)	(1)

J. Joseph Kruse PMB 209 6252 Commercial Way Weeki Wachee, Florida 34613	15,016	(11)	(1)

Richard C. Huseman 670 West Palm Valley Dr. Oviedo, Florida 32765	11,588	(12)	(1)

All executive officers and directors as a group (11 persons) (13)	6,709,691		9.7%

(1)	Less than 1%
(2)

Includes shares of Series C preferred stock directly owned by Mr. Seneff and convertible into 190,951 shares of our common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes shares indirectly owned by Mr. Seneff through CNL Financial Group, Inc., a Florida corporation and wholly owned subsidiary of CNL Holdings, Inc., a Florida corporation wholly owned by Mr. Seneff and his wife, 3,250,582 shares of common stock and shares of Series C preferred stock convertible into 861,257 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. In addition, Mr. Seneff indirectly owns through his 49.5% ownership interest in J&R Investments, Inc., which is the General Partner of J&R Investments of Orlando, LTD, 2,129 shares of common stock, shares of Series C preferred stock convertible into 564 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock, and shares of Series A preferred stock convertible into 139 shares of common stock at any time at a conversion ratio of 0.9384 shares of common stock for each share of Series A preferred stock. There is no expiration date for these conversion rights. As J&R Investments of Orlando, Ltd., directly owns them, Mr. Seneff disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Mr. Seneff also indirectly owns through the James M. Seneff, Jr. Irrevocable Trust #1 14,274 shares of common stock and shares of Series C preferred stock convertible into 3,782 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. As the trust directly owns them, Mr. Seneff disclaims beneficial ownership of these shares. Mr. Seneff also indirectly owns through the James M. Seneff, Jr. Irrevocable Trust #2 6,488 shares of common stock and shares of Series C preferred stock convertible into 1,718 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. As the trust directly owns them, Mr. Seneff disclaims beneficial ownership of these shares. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Seneff has the right to vote, but not to dispose. Mr. Seneff, either directly or through CNL Financial Group, Inc., has pledged as collateral his interest in 3,716,070 shares of common stock. Mr. Seneff has entered into a voting agreement with GECC with respect to 726,981.5 of his common stock and has consented to the execution of a voting agreement by CNL Financial Group, Inc. with GECC, with respect to 3,250,582 shares of common stock held by CNL Financial Group, Inc., both as described under the heading “Voting Agreement” on page     . On December 13, 2006, GECC consented by letter agreements to the release from certain voting agreement provisions of 88,751 and 586,510 shares of our common stock owned by Mr. Seneff and CNL Financial Group, Inc., respectively, to allow charitable donations of the stock to occur prior to December 31, 2006. Therefore, if the shares are transferred prior to the date of the record date, the 88,751 and 585,510 shares of our common stock described above will no longer be subject to a voting agreement. Mr. Seneff is also planning on transferring 72,440 shares of Series C preferred stock pursuant to the charitable donations described above.

(3)	Includes shares of Series C preferred stock directly owned by Mr. Bourne convertible into 198,618 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock and shares of Series A preferred stock directly owned by Mr. Bourne convertible into 70 shares of common stock at any time at a conversion ratio of 0.9384 shares of common stock for each share of Series A preferred stock. There are no expiration dates for these conversion rights. In addition, Mr. Bourne indirectly owns 2,129 shares of common stock, shares of Series C preferred stock convertible into 564 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock and shares of Series A preferred stock convertible into 139 shares of common stock at any time at a conversion ratio of 0.9384 shares of common stock for each share of Series A preferred stock through his 49.5% ownership interest in J&R Investments, Inc. which is the General Partner of J&R Investments of Orlando, Ltd. As J&R Investments of Orlando, Ltd. directly own these shares, Mr. Bourne disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. In addition, Mr. Bourne indirectly owns 15,361 shares of common stock and shares of Series C preferred stock convertible into 4,069 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock through the Robert A. Bourne Irrevocable Trust #1. As the trust directly owns them, Mr. Bourne disclaims beneficial ownership of these shares. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Bourne has the right to vote, but not to dispose. Mr. Bourne is deemed to own indirectly 2,585 shares of common stock through his son. Mr. Bourne disclaims beneficial ownership of such shares. Mr. Bourne has pledged as collateral his interest in 752,146 shares of common stock and in Series C preferred stock convertible into 198,618 shares of common stock. Mr. Bourne has entered into a voting agreement with GECC with respect to 755,917.5 of his common stock and has consented to the execution of a voting agreement by CNL Financial Group, Inc. with GECC, with respect to 3,250,582 shares of common stock held by CNL Financial Group, Inc., both as described under the heading “Voting Agreement” on page .

(4)	Includes shares of Series C preferred stock directly owned by Mr. McWilliams convertible into 64,160 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 57,085 shares of unvested restricted stock with respect to which Mr. McWilliams has the right to vote, but not to dispose. Mr. McWilliams has entered into a voting agreement with GECC with respect to 323,947 of his common stock, as described under the heading “Voting Agreement” on page . Mr. McWilliams intends to transfer his shares of Series C preferred stock into a donor advised fund before the end of the year.
(5)	Includes shares of Series C preferred stock directly owned by Mr. Shackelford convertible into 5,456 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 48,126 shares of unvested restricted stock with respect to which Mr. Shackelford has the right to vote, but not to dispose. Mr. Shackelford has entered into a voting agreement with GECC with respect to 85,814 of his common stock, as described under the heading “Voting Agreement” on page .
(6)	Includes shares of Series C preferred stock directly owned by Mr. Shepardson convertible into 4,793 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 46,813 shares of unvested restricted stock with respect to which Mr. Shepardson has the right to vote, but not to dispose. Mr. Shepardson has pledged as collateral his interest in 20,361 shares of common stock.
(7)	Also includes 15,694 shares of unvested restricted stock with respect to which Mr. Kindred has the right to vote, but not to dispose.
(8)	Includes shares of Series A preferred stock directly owned by Mr. Dawson convertible into 5,161 shares of common stock at a conversion ratio of 0.9384 shares of common stock for each share of Series A preferred stock. There is no expiration date for this conversion right. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Dawson has the right to vote, but not to dispose.
(9)	Includes shares of Series C preferred stock directly owned by Mr. Hostetter convertible into 2,613 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Hostetter has the right to vote, but not to dispose.
(10)	Includes options directly owned by Mr. Kropp to purchase 4,000 shares of common stock at an exercise price of $12.23 per share. These options are exercisable at any time and will expire on June 5, 2011. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Kropp has the right to vote, but not to dispose.
(11)	Includes shares of Series C preferred stock directly owned by Mr. Kruse convertible into 2,051 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Kruse has the right to vote, but not to dispose.
(12)	Includes shares of Series C preferred stock directly owned by Mr. Huseman convertible into 1,333 shares of common stock at any time at a conversion ratio of 1.28205 shares of common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Huseman has the right to vote, but not to dispose.

OTHER MATTERS

Under Maryland law, no business other than the proposals to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to adjourn the special meeting for the purpose of soliciting additional proxies may be presented for consideration at the special meeting. If other matters incidental to the conduct of the meeting are properly presented for consideration and action at the meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

If we complete the merger, we will not hold annual meetings thereafter. If we do not complete the merger when currently anticipated, we intend to hold our next annual meeting in June 2007 or shortly thereafter. Any stockholder proposals submitted and intended to be presented at our 2007 annual meeting of stockholders must have been received in writing at our principal executive offices on or before December 28, 2006, and must have otherwise complied with Exchange Act Rule 14a-8 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by our board of directors in connection with such meeting.

In addition, if a common stockholder desires to bring business (including director nominations) before our 2007 annual meeting that is or is not the subject of a proposal timely submitted for inclusion in our proxy statement, written notice of such business, as prescribed in our bylaws, must have been received by our Secretary between March 24, 2007 and April 23, 2007. For additional requirements, a common stockholder may refer to our Bylaws, Article II, Section 2.8(a), “Notice of Stockholder Business and Nominations—Annual Meeting of Stockholders,” a copy of which may be obtained from our Secretary.

PROXY SOLICITATION EXPENSE

We will bear the cost of soliciting proxies for the special meeting from our stockholders. We will pay approximately $10,000 (plus reimbursement of out-of-pocket expenses) to D.F. King & Co., Inc., our proxy solicitor. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. Our directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will also request persons, firms and corporations holding shares beneficially owned by others to send proxy materials to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the common stockholders’ reasonable expenses for doing so.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting will be deemed to be incorporated by reference in this proxy statement and to be a part of this proxy statement from the respective dates of filing of these documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. This proxy statement is dated                     ,             . You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our common stockholders does not create any implication to the contrary.

By Order of the Board of Directors,

STEVEN D. SHACKELFORD

Secretary

Orlando, Florida

                        ,

AGREEMENT AND PLAN OF MERGER

by and among

Trustreet Properties, Inc.,

CNL APF Partners, LP

and

General Electric Capital Corporation

Dated as of October 30, 2006

A-i

A-ii

Exhibit A    Form of Voting Agreement

Exhibit B    Form of Amended Company Articles of Incorporation

Exhibit C    Merger Sub Articles Supplementary

Exhibit D    Form of Tax Opinion and Representation Letter

A-iii

TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
Acquisition Proposal	Section 6.1(a)(i)
Action	Section 3.13
Affiliate	Section 1.6
Agreement	Preamble
Amended Company Articles of Incorporation	Section 1.9
Articles of Merger	Section 1.1(b)
Break-Up Expenses	Section 8.4
Break-Up Fee	Section 8.4
Bridge Financing	Section 5.1(e)
Buyer Parties	Recitals
Certificate of Merger	Section 1.1(a)
Certificates	Section 2.4(c)
Claim	Section 6.8(a)
Charter Documents	Section 3.1(c)
Closing	Section 1.2
Closing Date	Section 1.2
CNL General Partner	Recitals
CNL LP Unit	Section 2.3(a)
CNL Partnership	Preamble
CNL Partnership Agreement	Section 3.2(f)
Code	Section 2.4(h)
Company	Preamble
Company Articles of Incorporation	Section 3.1(c)
Company Board	Recitals
Company Bylaws	Section 3.1(c)
Company Capital Stock	Section 2.1(b)
Company Common Share Merger Consideration	Section 2.1(c)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Group	Section 3.11(q)
Company Lease	Section 3.7(a)
Company Leases	Section 3.7(a)
Company Material Adverse Effect	Article III
Company Meeting	Section 3.3(a)
Company Merger	Recitals
Company Merger Consideration	Section 2.1(e)
Company Merger Effective Time	Section 1.1(b)
Company Parties	Preamble
Company Permits	Section 3.22
Company Preferred Stock	Section 2.1(b)
Company Properties	Section 3.7(a)
Company Property	Section 3.7(a)
Company Restricted Shares	Section 6.7(b)
Company SEC Reports	Section 3.4(a)
Company Series A Preferred Share Merger Consideration	Section 2.1(d)
Company Series A Preferred Stock	Section 2.1(b)
Company Series B Preferred Stock	Section 3.2(a)
Company Series B-1 Preferred Stock	Section 3.2(a)
Company Series C Preferred Stock	Section 2.1(b)

A-iv

Terms	Cross Reference in Agreement
Company Stockholder Approval	Section 3.3(a)
Company Stock Options	Section 3.2(b)
Company Stock Plans	Section 3.2(b)
Confidentiality Agreement	Section 5.3
Consent Documents	Section 6.13(c)
Consent Solicitation	Section 6.13(a)
Constituent Corporations	Section 1.3(a)
Constituent Partnerships	Section 1.3(c)
Contamination	Section 3.14(d)(ii)
Contracts	Section 3.18
Data Tape	Section 3.10
DRULPA	Recitals
Employee Benefit Plan	Section 3.15(a)
Employee Plan	Section 3.15(a)
Encumbrances	Section 3.7(a)
Environmental Claims	Section 3.14(b)
Environmental Law	Section 3.14(d)(i)
Equity Interests	Section 3.2(d)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Excess Stock	Section 3.2(a)
Exchange Fund	Section 3.2(b)
Exchange Act	Section 3.3(c)
Fixed Option Plan	Section 3.2(b)
Fixed Option Plan Options	Section 3.2(b)
Flexible Option Plan	Section 3.2(b)
Flexible Option Plan Options	Section 3.2(b)
GAAP	Section 3.4(b)
Governmental Damages	Section 3.16
Governmental Entity	Section 3.3(c)
Governmental Investigation	Section 3.16
Hazardous Substance	Section 3.14(d)(v)
HSR Act	Section 3.3(c)
Indemnified Parties	Section 6.8(a)
Indemnified Party	Section 6.8(a)
Insurance Policies	Section 3.19
Intellectual Property	Section 3.12(a)
IRS	Section 3.11(a)
Knowledge	Section 3.2(b)(ii)
Law	Section 3.16
Leasehold Interest	Section 3.8(b)
Lessee	Section 3.8(b)
Liquidation Payment Date	Section 1.8
Material Contract	Section 3.18
Merger Consideration	Section 2.3(b)
Merger Sub	Recitals
Merger Sub Preferred Shares	Section 2.2(e)
MGCL	Recitals
Newco	Section 1.7
Notice of Superior Proposal	Section 6.1(c)
OFAC	Section 3.26

A-v

Terms	Cross Reference in Agreement
Option Merger Consideration	Section 6.7(a)
Order	Section 7.1(d)
Parent	Preamble
Partnership Merger	Recitals
Partnership Merger Consideration	Section 2.3(b)
Partnership Merger Effective Time	Section 1.1(a)
Partnership Merger Sub	Recitals
Patriot Act	Section 3.26
Paying Agent	Section 2.4(a)
Permitted Encumbrances	Section 3.7(a)
Person	Section 2.4(d)
PLR	Section 6.19
Post-signing Returns	Section 6.16(b)
Property Restrictions	Section 3.7(a)
Proxy Statement	Section 3.3(c)
Receivables Roll	Section 3.10
Recipient	Section 8.4(d)
REIT	Section 1.6
Representative	Section 1.6
Release	Section 3.14(d)(iv)
SDAT	Section 1.1(b)
SEC	Section 3.3(c)
Securities Act	Section 3.3(c)
Senior Notes	Section 1.7
Subsidiary	Section 3.1
Subsidiary Organizational Documents	Section 3.1(c)
Superior Proposal	Section 6.1(d)
Surviving Corporation	Section 1.3(a) or 1.3(b)
Surviving Partnership	Section 1.3(c)
Tax	Section 3.11(q)
Tax Authority	Section 3.11(q)
Tax Protection Agreement	Section 3.11(q)
Tax Returns	Section 3.11(q)
Tax Subsidiary	Section 3.11(q)
Title Insurance Policies	Section 3.7(b)
Taxes	Section 3.11(q)
Voting Agreements	Recitals
Warrants	Section 3.2(b)
WARN	Section 3.17(b)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 30, 2006, is by and among General Electric Capital Corporation, a Delaware corporation (“Parent”), Trustreet Properties, Inc., a Maryland corporation (the “Company”), and CNL APF Partners, LP, a Delaware limited partnership (“CNL Partnership” and, together with the Company, the “Company Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of either (i) a to-be-formed Maryland corporation that will be a wholly-owned subsidiary of Parent (“Merger Sub”) with and into the Company or (ii) the Company with and into Merger Sub (in either case, the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”);

WHEREAS, the parties also wish to effect a merger of a to-be-formed Delaware limited liability company that will be a wholly-owned subsidiary of Parent (“Partnership Merger Sub” and, collectively with Parent and Merger Sub, the “Buyer Parties”) with and into CNL Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”) and Section 18-209 of the Delaware Limited Liability Company Act, as amended (the “DLLCA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein, (ii) directed that this Agreement, the Company Merger and the other transactions contemplated hereby be submitted for consideration at a meeting of the Company’s stockholders and (iii) recommended the approval of this Agreement, the Company Merger and the other transactions contemplated hereby by the Company’s stockholders;

WHEREAS, CNL APF GP Corp., a Delaware corporation and an indirect wholly-owned Subsidiary of the Company (“CNL General Partner”), as the sole general partner of CNL Partnership, has approved this Agreement and the Partnership Merger and deemed it advisable and in the best interests of CNL Partnership and the limited partners of CNL Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth herein;

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Common Stock (as defined herein) are entering into Voting Agreements, dated as of the date hereof, in the form of Exhibit A hereto (the “Voting Agreements”); and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Parent and the Company Parties agree as follows:

ARTICLE I

THE MERGERS

1.1 Effective Times of the Mergers. (a) Subject to the terms and conditions of this Agreement, at the Closing, CNL Partnership shall file with the Secretary of State of the State of Delaware a certificate of merger in respect of the Partnership Merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA. The Partnership Merger shall become effective at (i) such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or (ii) such later time as is agreed upon by Parent and the Company and specified in the Certificate of Merger. Such time is hereinafter referred to as the “Partnership Merger Effective Time.”

(a) Subject to the terms and conditions of this Agreement, at the Closing and immediately after the Partnership Merger Effective Time, the Company and Merger Sub shall duly execute and shall file with the Department of Assessments and Taxation of the State of Maryland (the “SDAT”), articles of merger in respect of the Company Merger (the “Articles of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL, as applicable, and shall make all other filings or recordings required under the MGCL. The Company Merger shall become effective at (i) such time as the Articles of Merger have been accepted for record by the SDAT or (ii) such later time as is agreed upon by Parent and the Company and specified in the Articles of Merger. Such time is hereinafter referred to as the “Company Merger Effective Time.”

1.2 Closing. Unless this Agreement shall have been terminated in accordance with Article VIII hereof, the closing of the Mergers (the “Closing”) shall take place on a date and at a time to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, but subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2300 N Street, N.W., Washington, DC 20037, unless another date, place or time is agreed to in writing by Parent and the Company.

1.3 Effects of the Mergers. (a) Unless Parent elects to cause the Company Merger to occur in accordance with the alternative structure set forth in Section 1.3(b), subject to the terms and conditions of this Agreement and in accordance with the MGCL, at the Company Merger Effective Time: (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (Merger Sub and the Company are sometimes referred to below as the “Constituent Corporations” and, in such case, the Company following the Company Merger is sometimes referred to below as the “Surviving Corporation”); (ii) the Amended Company Articles of Incorporation (as defined in Section 1.9) shall be the articles of incorporation of the Surviving Corporation effective as of the Company Merger Effective Time; and (iii) the bylaws of Merger Sub as in effect immediately prior to the Company Merger Effective Time shall be the bylaws of the Surviving Corporation. The Company Merger shall have the effects set forth in the MGCL, including, without limitation, Section 3-114 thereof.

(b) Parent, in its sole and absolute discretion, may elect to cause the Company Merger to have the effects set forth in this Section 1.3(b) in lieu of the effects set forth in Section 1.3(a) above. Subject to the terms and conditions of this Agreement and in accordance with the MGCL, at the Company Merger Effective Time: (i) the separate existence of the Company shall cease and the Company shall be merged with and into Merger Sub (in such case, Merger Sub following the Company Merger is sometimes referred to below as the “Surviving Corporation”); (ii) the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation effective as of the Company Merger Effective Time; and (iii) the bylaws of Merger Sub as in effect immediately prior to the Company Merger Effective Time shall be the bylaws of the Surviving Corporation. The Company Merger shall have the effects set forth in the MGCL, including, without limitation, Section 3-114 thereof. If the Company Merger occurs as described in this Section 1.3(b), any Tax liability of the Company resulting from the Company Merger shall be the responsibility of Parent and the Surviving Corporation.

(c) Subject to the terms and conditions of this Agreement and in accordance with Section 17-211 of the DRULPA and Section 18-209 of the DLLCA, at the Partnership Merger Effective Time: (i) Partnership Merger Sub shall be merged with and into CNL Partnership and the separate existence of Partnership Merger Sub shall cease (Partnership Merger Sub and CNL Partnership are sometimes referred to below as the “Constituent Partnerships” and CNL Partnership following the Partnership Merger is sometimes referred to below as the “Surviving Partnership”); (ii) the certificate of limited partnership of CNL Partnership as in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership of the Surviving Partnership effective as of the Partnership Merger Effective Time; and (iii) the CNL Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time shall be the partnership agreement of the Surviving Partnership. The Partnership Merger shall have the effects set forth in the DRULPA, including Section 17-211 thereof and the DLLCA, including Section 18-209 thereof.

1.4 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Company Merger Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

1.5 Partnership Matters.

The general partner of the Surviving Partnership immediately after the Partnership Merger Effective Time shall be CNL General Partner.

1.6 Other Transactions.

Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company Parties or the board of directors, stockholders, members or partners of any Company Party, upon reasonable notice to the Company, to have the Company use its commercially reasonable efforts to, immediately prior to the Closing, (a) convert or cause the conversion of one or more Subsidiaries that are organized as corporations into limited liability companies and one or more Subsidiaries that are organized as limited partnerships into limited liability companies, (b) sell or cause to be sold all of the stock, partnership interests or limited liability company interests owned, directly or indirectly, by the Company in one or more Subsidiaries at a price designated by Parent, (c) sell or cause to be sold any of the assets of the Company or one or more Subsidiaries at a price designated by Parent, and (d) cause one or more Subsidiaries of the Company to declare a dividend or distribution payable to the Company in an amount and on a date specified by Parent; provided, however, that (i) neither the Company nor any Subsidiary shall be required to take any action in contravention of any organizational document or other Material Contract relating to any applicable Subsidiary for which consent has not been obtained, (ii) any such actions or transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (or, with respect to Section 7.2, waived by Parent) and that the Buyer Parties are prepared to proceed immediately with the Closing (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent under this Agreement, including payment of the Merger Consideration, and (iv) neither the Company nor any Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the Code. If requested by Parent in connection with any asset sale contemplated above, the Company shall and shall cause its Subsidiaries to, with respect to such asset sale, (i) request of ground lessors, tenants, suppliers, and service providers with respect to the properties that are the subject of the asset sale, process, and use good faith to obtain such estoppel letters, subordination, non-disturbance and attornment agreements, consents and other certificates, agreements or documents customary or reasonably required for acquisition of, or financing transactions secured by, real property, (ii) grant reasonable access to Company Properties to Parent, its Representatives and potential purchasers of such Company Properties designated by Parent and their Representatives; (iii) execute and deliver to Parent or its designee, at the Closing, such conveyance documents and agreements and other certificates and affidavits as reasonably requested by Parent, and (iv) terminate, effective as of the Closing, such service agreements as reasonably requested by Parent. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 1.6. Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities, Taxes, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company Parties shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 1.6 or required by Parent pursuant to this Section 1.6. As used in this Agreement, a “Representative” of a Person means any officer, trustee, director, employee, Affiliate, agent, investment banker, financial advisor, financing source, attorney, accountant, broker, finder, consultant or other agent or representative of such Person. As used in this Agreement, an “Affiliate” or “affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

1.7 Formation of Newco; Contribution.

Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company Parties or the board of directors, stockholders, members or partners of any Company Party, upon reasonable notice to the Company, to cause the Company to (a) immediately prior to the Partnership Merger, contribute all or substantially all of its assets and liabilities (including all Equity Interests of the Company’s direct Subsidiaries) to a newly formed direct wholly-owned Subsidiary of the Company (“Newco”) and (b) take all actions necessary to cause Newco to expressly assume all obligations of the Company under the Company’s 7 1/2% Senior Notes due 2015 (the “Senior Notes”) and under the indenture governing the Senior Notes in accordance with the terms thereof; provided, however, that (i) any such actions or transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (or, with respect to Section 7.2, waived by Parent) and that the Buyer Parties are prepared to proceed immediately with the Closing (it being understood that in any event the transactions described in clauses (a) and (b) will be deemed to have occurred prior to the Partnership Merger) and (ii) neither the Company nor any Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as a REIT. The organizational documents and jurisdiction of incorporation of Newco shall in each case be satisfactory to Parent. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 1.7. Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company Parties shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 1.7 or required by Parent pursuant to this Section 1.7.

1.8 Dissolution and Liquidation of the Surviving Corporation.

As promptly as practicable following the Company Merger Effective Time, the Surviving Corporation shall deliver written notice of its election to liquidate and terminate its existence to the holders of the Company Series C Preferred Stock or Merger Sub Preferred Shares, as applicable, stating the date and place of payment of the amount distributable to such holders of such shares in accordance with the terms of the articles of incorporation of the Surviving Corporation relating to such shares, which notice will be delivered prior to the payment date stated in the notice (the “Liquidation Payment Date”) in accordance with the terms of the articles of incorporation of the Surviving Corporation relating to such shares. On the Liquidation Payment Date, the holders of such shares will receive distributions from the Surviving Corporation equal to the amounts payable to them upon a liquidation of the Surviving Corporation in accordance with the terms of the articles of incorporation of the Surviving Corporation relating to such shares.

1.9 Company Articles of Incorporation.

Unless Parent elects to cause the Company Merger to occur in accordance with the alternative structure set forth in Section 1.3(b), at the Company Merger Effective Time, the Company Articles of Incorporation, as amended and restated in the form of Exhibit B hereto pursuant to the Company Merger and the Articles of Merger, shall be the articles of incorporation of the Surviving Corporation (as so amended and restated, the “Amended Company Articles of Incorporation”).

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holder of any shares of the capital stock of the Company:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically converted into one share of common stock of the Surviving Corporation.

(b) All shares of the Company’s common stock, $.001 par value per share (“Company Common Stock”), the Company’s Series A Cumulative Convertible Preferred Stock (the “Company Series A Preferred Stock”) and the Company’s 7.5% Series C Redeemable Convertible Preferred Stock (the “Company Series C Preferred Stock” and with the Company Series A Preferred Stock, collectively, the “Company Preferred Stock” and, collectively with the Company Common Stock, the “Company Capital Stock”), that are owned by the Company or by any Subsidiary (as defined in Section 3.1) of the Company shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.1(b)) shall be automatically converted into, and cancelled in exchange for, the right to receive, without interest, cash in the amount of $17.05 (the “Company Common Share Merger Consideration”).

(d) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.1(b)) shall be automatically converted into, and cancelled in exchange for, the right to receive, without interest, (i) cash in the amount of $25.00 plus (ii) any accrued and unpaid dividends through and including the Closing Date payable with respect to such shares of Company Series A Preferred Stock pursuant to the terms of the Company Articles of Incorporation (the “Company Series A Preferred Share Merger Consideration” and, collectively with the Company Common Share Merger Consideration and the Option Merger Consideration (as defined in Section 6.7(a)), the “Company Merger Consideration”).

(e) Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.2(b)) shall remain outstanding as one share of Series C Preferred Stock of the Surviving Corporation.

2.2 Alternative Structure; Conversion of Capital Stock. Notwithstanding Section 2.1, if Parent elects that the Company Merger will have the effects set forth in Section 1.3(b), at the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holder of any shares of the capital stock of the Company:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation.

(b) All shares of Company Common Stock, Company Series A Preferred Stock and Company Series C Preferred Stock that are owned by the Company or by any Subsidiary of the Company shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.2(b)) shall be automatically converted into, and cancelled in exchange for, the right to receive, without interest, cash in the amount of the Company Common Share Merger Consideration.

(d) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.2(b)) shall be automatically converted into, and cancelled in exchange for, the right to receive, without interest, the Company Series A Preferred Share Merger Consideration.

(e) Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.2(b)) shall be automatically converted into, and cancelled in exchange for, the right to receive one share of 7.5% Series C Redeemable Convertible Preferred Stock (the “Merger Sub Preferred Shares”) of the Surviving Corporation (the “Company Series C Preferred Share Merger Consideration”). Immediately prior to the Company Merger Effective Time, the terms of the Merger Sub Preferred Shares shall be as set forth in the articles supplementary of Merger Sub, substantially in the form set forth in Exhibit C hereto.

2.3 Effect on Partnership and Limited Liability Company Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of CNL Partnership or Partnership Merger Sub:

(a) Each unit of partnership interest in CNL Partnership (“CNL LP Units”) issued and outstanding immediately prior to the Partnership Merger Effective Time held by the Company or any of its Subsidiaries shall remain issued and outstanding as a unit of partnership interest in the Surviving Partnership.

(b) Each CNL LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than any CNL LP Units held by the Company or any of its Subsidiaries), subject to the terms and conditions set forth herein, shall be converted into, and cancelled in exchange for, the right to receive cash in an amount equal to the Company Common Share Merger Consideration per CNL LP Unit, without interest (the “Partnership Merger Consideration” and, together with the Company Merger Consideration and, if applicable pursuant to Section 2.2(e), the Company Series C Preferred Share Merger Consideration, the “Merger Consideration”).

(c) Each unit of limited liability company interest in Partnership Merger Sub shall be automatically converted into, and cancelled in exchange for, one Class A unit of limited partnership interest in CNL Partnership.

2.4 Exchange of Certificates; Paying Agent.

(a) Paying Agent. Prior to the Closing, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company as agent for the benefit of the holders of shares of Company Capital Stock, CNL LP Units, and Company Stock Options (the “Paying Agent”) for the purpose of exchanging certificates representing shares of Company Capital Stock for the Company Merger Consideration (other than the Option Merger Consideration) and, if applicable, the Company Series C Preferred Share Merger Consideration, and certificates representing CNL LP Units for the Partnership Merger Consideration, and paying the Option Merger Consideration in accordance with Section 6.7.

(b) Parent to Provide Merger Consideration. Prior to the Company Merger Effective Time, Parent will make available to the Paying Agent, as needed, cash and, if applicable, Merger Sub Preferred Shares, in respect of the Merger Consideration to be paid in respect of shares of Company Capital Stock, CNL LP Units and Company Stock Options in accordance with the terms of Sections 2.1 or 2.2 (as applicable), 2.3 and 6.7 (the “Exchange Fund”).

(c) Exchange Procedures. Promptly after the Company Merger Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that represented as of the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, outstanding shares of Company Capital Stock or CNL LP Units to be exchanged pursuant to Section 2.1 or 2.2 (as applicable) or Section 2.3, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable in respect of the Company Common Stock, Company Series A Preferred Stock, Company

Series C Preferred Stock (if any) or CNL LP Units. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash which such holder has the right to receive pursuant to Sections 2.1 or 2.2 (as applicable) and 2.3 after giving effect to any withholding rights described in Section 2.4(h) below, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each such Certificate shall, after the Partnership Merger Effective Time or the Company Merger Effective Time, as applicable, represent for all purposes only the right to receive the applicable portion of the Merger Consideration to which the holder thereof is entitled.

(d) Transfers of Ownership. If any portion of the Merger Consideration payable to holders of Company Capital Stock or CNL LP Units is to be paid to a Person other than the registered holder of the shares of Company Capital Stock or CNL LP Units represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Capital Stock or CNL LP Units or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof.

(e) No Transfers after Effective Time. After the Company Merger Effective Time and the Partnership Merger Effective Time, as applicable, there shall be no further registration of transfers of shares of Company Capital Stock or CNL LP Units. If, after the Company Merger Effective Time and the Partnership Merger Effective Time, as applicable, any Certificates representing shares of Company Capital Stock or CNL LP Units are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 2.4.

(f) No Further Ownership Rights. At the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, holders of Company Capital Stock or CNL LP Units shall cease to be, and shall have no rights as, stockholders of the Company or limited partners in CNL Partnership other than the right to receive the applicable Merger Consideration provided under Article II hereof (except that, in the event the Company Merger has the effects set forth in Section 1.3(a) and the Company Series C Preferred Stock remains outstanding in accordance with Section 2.1(e), holders of Company Series C Preferred Stock shall continue to have rights as holders thereof, subject to the effects of the dissolution and liquidation of the Surviving Corporation in accordance with Section 1.8). The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock or CNL LP Units, as applicable. The Option Merger Consideration paid with respect to Company Stock Options in accordance with Section 6.7 and this Section 2.4 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, and on and after the Company Merger Effective Time the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Merger Consideration as provided in Section 6.7.

(g) No Liability. To the extent permitted by law, none of the Buyer Parties, the Company Parties, the Surviving Corporation, the Surviving Partnership or the Paying Agent, or any Affiliate thereof or any employee, officer, director, shareholder, partner, or agent of any of the foregoing, shall be liable to any holder of shares of Company Capital Stock, CNL LP Units or Company Stock Options for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Capital Stock, CNL LP Units or Company Stock Options immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claim or interest of any Person previously entitled thereto. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.4(b) that remains unclaimed by the holders of shares of Company Capital Stock, CNL LP Units or Company Stock Options 12 months after the Company Merger Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his shares of Company Capital Stock, CNL LP Units or Company Stock Options for the Merger Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to the Surviving Corporation for his claim for the applicable Merger Consideration.

(h) Withholding Rights. The Surviving Corporation, Parent or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock, CNL LP Units or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock, CNL LP Units or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as applicable.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue or pay in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect thereof pursuant to this Agreement.

(j) Investment of Exchange Fund. The Paying Agent shall invest the cash deposited in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund and shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

2.5 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

The Company Parties hereby jointly and severally represent and warrant to Parent that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company Parties to Parent on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III and the disclosure in any section shall qualify other sections in this Article III, so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure.

As used herein, “Company Material Adverse Effect” shall mean any fact, event, development, change, effect or circumstance that, individually or in the aggregate with all other facts, events, developments, changes, effects or circumstances, (a) is materially adverse to the assets, financial condition, business, operations or results of operations of the Company and its Subsidiaries (as defined below) taken as a whole or (b) would reasonably be expected to prevent or materially delay the consummation of either of the Mergers or the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Company Parties to perform their respective obligations hereunder, including the consummation of either of the Mergers; provided, that Company Material Adverse Effect shall not include any adverse fact, event, development, change, effect or circumstance arising out of or resulting from (A) the announcement or performance of this Agreement or the transactions contemplated by this Agreement, (B) any adverse change that results from general legal, tax, regulatory, political or business changes in the industries in which the Company operate (unless such adverse fact, event, development, change, effect or circumstance affects the Company and its Subsidiaries in a disproportionate manner as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their business), (C) changes in the United States or global economy that do not disproportionately affect the Company and its Subsidiaries as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their business or (D) any failure of the Company to meet the financial projections of any analyst. The parties agree that the mere fact of a decrease in the market price of the Company Common Stock shall not, in and of itself, constitute a Company Material Adverse Effect, but any fact, event, development, change, effect or circumstance underlying such decrease shall be considered in determining whether there has occurred a Company Material Adverse Effect.

3.1 Organization, Standing and Power; Subsidiaries.

(a) The Company and each of its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person. Set forth in Section 3.1(b) of the Company Disclosure Schedule is a true, accurate and complete list of each Subsidiary of the Company, together with the jurisdiction of its formation and the percentage of equity of such Subsidiary owned by the Company and each of the Company’s Subsidiaries.

As used in this Agreement, the word “Subsidiary” means, with respect to a party, any corporation, partnership, limited partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party and/or one or more of its Subsidiaries do not have 50% or more of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect 50% or more of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls 50% or more of the equity, membership, partnership or similar interests.

(c) The Company has made available to Parent complete and accurate copies of: (i) the Restated Articles of Incorporation of the Company dated November 11, 1997, as amended by the Articles of Amendment to the Articles of Restatement of the Company dated February 24, 2005 and the Articles of Amendment to the Articles of Restatement of the Company dated February 24, 2005; the Articles Supplementary Classifying and Designating a Series of Preferred Stock as Series A Cumulative Convertible Preferred Stock, dated November 11, 1997, as amended by the Amendment to Articles Supplementary Classifying and Designating a Series of Preferred Stock as Series A Cumulative Convertible Preferred Stock, dated February 16, 2005; the Articles Supplementary Classifying and Designating a Series of Preferred Stock as 8% Series B Convertible Preferred Stock, dated June 18, 2003; the Articles Supplementary Classifying and Designating a Series of Preferred Stock as 8% Series B-1 Convertible Preferred Stock, dated October 30, 2003; and the Articles

Supplementary Establishing and Fixing the Rights and Preferences of 7.5% Series C Redeemable Convertible Preferred Stock, dated February 16, 2005 (each of the foregoing, collectively, the “Company Articles of Incorporation”), (ii) the Second Amended and Restated Bylaws of the Company adopted as of February 25, 2005 (the “Company Bylaws”); (iii) the charter, bylaws or other organizational documents of each Subsidiary of the Company as in effect since the inception of such Subsidiary, together with each amendment made to date (the “Subsidiary Organizational Documents”); and (iv) the agreements governing each joint venture of the Company (together with the Company Articles of Incorporation, Company Bylaws and the Subsidiary Organizational Documents, the “Charter Documents”). The Charter Documents are in full force and effect and no dissolution or revocation or forfeiture proceedings regarding the Company or any Subsidiary of the Company has been commenced. Neither the Company nor any Subsidiary of the Company is in violation of any of the provisions of the Charter Documents in any material respect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock, 400,000,000 shares of Excess Stock, $.001 par value per share (the “Excess Stock”), and 100,000,000 shares of Company Preferred Stock, $.001 par value per share, of which 8,000,000 shares are designated as Company Series A Preferred Stock; 20,000 shares are designated as 8% Series B Convertible Preferred Stock (the “Company Series B Preferred Stock”); 5,000 shares are designated as 8% Series B-1 Convertible Preferred Stock (the “Company Series B-1 Preferred Stock”); and 7,500,000 shares are designated as Company Series C Preferred Stock. As of the close of business on October 27, 2006, (i) 67,526,109 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were owned by the Company or by any Subsidiaries of the Company, (iii) 0 shares of Excess Stock were issued and outstanding, (iv) 7,834,197 shares of Company Series A Preferred Stock were issued and outstanding, (v) no shares of Company Series B Preferred Stock or Company Series B-1 Stock were issued and outstanding, and (vi) 7,244,028 shares of Company Series C Preferred Stock were issued and outstanding.

(b) As of the date of this Agreement, no shares of Company Common Stock were reserved for future issuance pursuant to the U.S. Restaurant Properties, Inc. Fixed Stock Option Plan (the “Fixed Option Plan”) and no options granted pursuant to the Fixed Option Plan (the “Fixed Option Plan Options”) to purchase any shares of Company Common Stock were outstanding. As of the date of this Agreement, 30,910 shares of Company Common Stock were reserved for future issuance pursuant to the U.S. Restaurant Properties, Inc. Flexible Incentive Plan (the “Flexible Option Plan,” and together with the Fixed Option Plan, the “Company Stock Plans”) and 11,500 options granted pursuant to the Flexible Option Plan (the “Flexible Option Plan Options,” and together with the Fixed Option Plan Options, the “Company Stock Options”) to purchase 11,500 shares of Company Common Stock were outstanding. As of the date of this Agreement, 379,848 warrants (the “Warrants”) to purchase 379,848 shares of Company Common Stock were outstanding. As of the date of this Agreement, 7,351,610 shares of Company Common Stock were issuable upon conversion of Company Series A Preferred Stock and 9,287,206 shares of Company Common Stock were issuable upon conversion of Company Series C Preferred Stock. Section 3.2(b)(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company Stock Options and the Warrants, including the names of the Persons to whom such Company Stock Options and the Warrants have been granted or issued, the number of shares of Company Common Stock subject to each Company Stock Option and Warrant, the per share exercise price or purchase price for each Company Stock Option and Warrant, and whether the Company Stock Option is qualified. Except as set forth in this Section 3.2, (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional equity securities of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such equity securities. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Except for the Voting Agreements, the Company is not a party to any agreement or understanding with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any equity securities of the Company or any of its Subsidiaries. “Knowledge” means the actual knowledge after due inquiry of any individual identified on Section 3.2(b)(ii) of the Company Disclosure Schedule.

(c) All outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series C Preferred Stock are, and all shares of Company Common Stock, subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, the Company Articles of Incorporation or Company Bylaws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock, Company Preferred Stock or capital stock of the Company or any of its Subsidiaries or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business. The Company has paid in full all dividends accrued and payable on or prior to the date hereof with respect to outstanding shares of Company Capital Stock.

(d) All of the outstanding shares of capital stock, membership interests, partnership or limited partnership interests or other equity interests (the “Equity Interests”) of each of the Subsidiaries of the Company are owned of record and beneficially, directly or indirectly, by the Company or another Subsidiary of the Company, are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such Equity Interests are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights or right to sell, charges or other encumbrances of any nature (“Liens”).

(e) CNL General Partner, as of the date hereof, is the sole general partner of CNL Partnership and directly owns all of the units of general partner interest in CNL Partnership.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth a list of all holders of units of partnership interest in CNL Partnership, including the name of the Person holding each such unit, and the number, class and type thereof (e.g., preferred, common, general or limited). Except as set forth in the Fourth Amended and Restated Agreement of Limited Partnership of U.S. Restaurant Properties Operating, L.P., as amended by Amendment No. 1 dated December 30, 1999 and further amended by Amendment No. 2 dated December [    ], 2003 (the “CNL Partnership Agreement”), there are no options, warrants, calls, subscriptions, convertible or exchangeable securities or other rights, agreements or commitments that obligate the CNL Partnership, the Company or any of its Subsidiaries to issue, repurchase, redeem, transfer or sell any partnership interests of CNL Partnership. The partnership interests of CNL Partnership owned indirectly by the Company through its wholly-owned Subsidiaries are owned free and clear of any Liens and subject only to the restrictions on transfer set forth in the CNL Partnership Agreement and those imposed by applicable securities laws.

(g) As of the date of this Agreement, there is no outstanding indebtedness for borrowed money of the Company or its Subsidiaries individually in excess of $500,000 in principal amount.

(h) The Company does not have a “poison pill” or similar stockholders’ rights plan or agreement.

3.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company and CNL Partnership, respectively, have all requisite corporate or limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated by this

Agreement, including the Mergers. The Company Board has (i) approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that the Mergers and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein, (ii) directed that this Agreement, the Mergers and the other transactions contemplated hereby be submitted for consideration at a special meeting of the holders of the Company Common Stock (the “Company Meeting”) and (iii) recommended the approval of this Agreement, the Mergers and the other transactions contemplated hereby to the holders of the Company Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company and CNL Partnership, including the Mergers, have been duly authorized by all necessary corporate action on the part of the Company and partnership action on the part of CNL Partnership, subject only to affirmative approval of the Company Merger by holders of a majority of the outstanding shares of Company Common Stock outstanding at the close of business on the record date for the Company Meeting (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and CNL Partnership and constitutes the valid and binding obligation of each of the Company and CNL Partnership, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company and CNL Partnership does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, (1) any provision of the Company Articles of Incorporation or the Company Bylaws, (2) the CNL Partnership Agreement or the certificate of limited partnership of CNL Partnership or (3) the Charter Documents of any of the Company’s other Subsidiaries, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets; or (iv) require the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which it is a party or by which it or its assets are bound, to obtain the consent or approval of, or provide notice to, any other party to any such agreement, contract, arrangement or understanding, except in the case of clauses (ii), (iii) and (iv) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, failure to obtain consent or approval or failure to notify which would not reasonably be expected to result in a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other federal, state or local, domestic, foreign or multinational governmental or regulatory authority or agency (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Articles of Merger with the SDAT, the filing of the Partnership Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of reports with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of a proxy statement (the “Proxy Statement”) with the NYSE and the SEC in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (v) the compliance with any state securities laws, and (vi) any consent, approval, license, permit, order, authorization, registration, declaration, notice or filing, which, if not obtained or made, would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Other than (i) the Company Stockholder Approval at the Company Meeting (as defined below) and (ii) the approval of the Partnership Merger by the CNL General Partner and holders of a majority of the limited partner interests in CNL Partnership which have already been irrevocably obtained, no other vote or approval of the holders of any class or series of Equity Interests of the Company or any of its Subsidiaries is necessary to approve this Agreement, the Company Merger, the Partnership Merger and the transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.4 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished all forms, reports and other documents required to be filed or furnished by the Company with the SEC and state securities regulators, including all prospectuses and other materials used by it or on its behalf in connection with the offer and sale of securities issued by the Company since January 1, 2003. Such forms, reports and other documents (including those forms, reports and other documents that the Company may file with or furnish to the SEC after the date hereof until the Closing, including the Proxy Statement) are referred to herein as the “Company SEC Reports”. The Company SEC Reports (i) were or will be filed or furnished on a timely basis and (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and applicable state securities laws, as the case may be, and the rules and regulations promulgated thereunder applicable to such Company SEC Reports. None of the Company SEC Reports when filed or furnished, or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No investigation by the SEC with respect to the Company or any its Subsidiaries is pending or, to the Knowledge of the Company, threatened. No Subsidiary of the Company is required, or has been required since January 1, 2003, to file or furnish any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference into the Company SEC Reports (i) complied or will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act or for normal year-end adjustments) and (iii) fairly presented or will fairly present the consolidated financial position, result of operations and cash flows of the Company as of the dates thereof and the results of its operations and cash flows of the Company and its consolidated Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

(c) The Company has made available to Parent copies of all correspondence received by the Company from, or sent by the Company to, the SEC since January 1, 2003. There are no outstanding or unresolved comments from the SEC with respect to any of the Company SEC Reports.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning the Company and the Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.

(e) The Company and each of its Subsidiaries maintain accurate books and records reflecting its assets and liabilities and maintain a system of internal accounting controls that are designed to ensure that (i) transactions are executed in accordance with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s authorization, (iv) the recorded accountability for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has previously made available to Parent complete and correct copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(f) Neither the Company nor any of its Subsidiaries nor any of their respective trustees, directors, officers, employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, trustees, employees or agents to the Company Board or any committee thereof or to any trustee or officer of the Company.

3.5 No Undisclosed Liabilities.

Except (i) as set forth on the Company’s consolidated balance sheet at June 30, 2006 as included in the Company’s Form 10-Q for the fiscal quarter ended June 30, 2006, (ii) for normal or recurring liabilities incurred since June 30, 2006 in the ordinary course of business consistent with past practice, and (iii) fees and expenses incident to the consummation of the transactions contemplated hereby, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise, that are required to be reflected in the consolidated balance sheet of the Company or in the notes thereto in accordance with GAAP and that have had or would reasonably be expected to result in a Company Material Adverse Effect.

3.6 Absence of Certain Changes or Events.

(a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since June 30, 2006, (i) there has not been a fact, event, development, change, effect or circumstance that has resulted or would reasonably be expected to result in a Company Material Adverse Effect and (ii) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice.

(b) During the period from January 1, 2006 to the date hereof, (i) there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable and (ii) there has not been any action or event, and neither the Company nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred or been taken after the date hereof and prior to the Company Merger Effective Time.

3.7 Properties.

(a) The Company or a Subsidiary of the Company owns good and marketable fee simple title (or leasehold estate) to each of its real properties used in the ordinary course of its business (such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights of way and other appurtenances to such real property, collectively, the “Company Properties” and each, a “Company Property”). Section 3.7(a) of the Company Disclosure Schedule sets forth each Company Property owned or leased by the Company and its Subsidiaries, and, for each Company Property that is leased to a tenant, the following information: (i) the address of the Company Property and the name of the Company Subsidiary that owns such Company Property, (ii) the name of the tenant, (iii) the “concept”, and (iv) whether the Company Property currently is or, to the Company’s Knowledge, has ever been operated as a gas station. Except (i) as set forth in the Title Insurance Policies, (ii) for the Company Leases, (iii) for any easements granted in the ordinary course of business since the date of the Title Insurance Policies, none of which has had or would reasonably be expected to result in a Company Material Adverse Effect, and (iv) mortgage encumbrances related to securitizations or secured transactions, no other Person has any real property ownership interest in any of the Company Properties (other than those Company Properties owned in joint venture arrangements). The Company Properties are not subject to any rights of way, written agreements, covenants, laws, ordinances and regulations (including zoning regulations or building codes affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or liens (including liens for Taxes), mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, the “Encumbrances”), except for (A) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations which would not reasonably be expected to result in a Company Material Adverse Effect, (B) Property Restrictions and Encumbrances disclosed on the Title Insurance Policies or existing surveys and easements granted in the ordinary course of business since the date of the Title Insurance Policies, none of which would adversely effect the tenant’s obligation to pay rent under the applicable Company Lease (as defined below), (C) mechanics’, carriers’, workmen’s and repairmen’s liens and other Encumbrances and Property Restrictions, if any, which would not reasonably be expected to result in a Company Material Adverse Effect, and (D) liens for Taxes not yet due and payable (items (i) – (iv) of the preceding sentence and the foregoing items (A) – (D), the “Permitted Encumbrances”). There is no default under any of the Permitted Encumbrances which would reasonably be expected to result in a Company Material Adverse Effect.

(b) Valid policies of title insurance (“Title Insurance Policies”) have been issued or irrevocably committed to be issued insuring the Company’s or the applicable Company Subsidiary’s fee simple title (or leasehold estate) in each of the Company Properties owned by it in amounts at least equal to the purchase price thereof paid by Company or its Subsidiary in the case of Company Properties owned by the Company or any of its Subsidiaries, subject only to matters and exceptions disclosed in such policies, none of which would adversely effect the tenant’s obligation to pay rent under the applicable Company Lease. Such policies are, at the date hereof, in full force and effect and no written claim has been made against any of the Title Insurance Policies.

(c) There has been no physical damage to any Company Properties which would be reasonably expected to result in a Company Material Adverse Effect after giving effect to any applicable insurance.

(d) Neither Company nor any of the Subsidiaries of the Company nor, to the Company’s Knowledge, any tenant under a Company Lease, has received any notice with respect to any Company Property, and neither the Company nor any of the Subsidiaries has any Knowledge, to the effect that any condemnation or rezoning proceedings are pending or threatened which would reasonably be expected to result in a Company Material Adverse Effect. All work to be performed, payments to be made and actions to be taken by the Company or any of its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action (e.g., local improvement district, road improvement district, environmental mitigation) material to Company and any of its Subsidiaries taken as a whole have been performed, paid or taken, as the case may be, and to the Company’s Knowledge, no planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements are material to Company and any of its Subsidiaries taken as a whole.

(e) Neither the Company nor any Subsidiary has engaged any property manager that is not the Company or a Subsidiary of the Company for any Company Property.

3.8 Leases.

(a) Each lease to which any Company Property is subject (each, a “Company Lease” and together, the “Company Leases”) is a valid and subsisting lease with respect to the Company Property to which it relates and none of the Company or the applicable Subsidiary is in material breach or default under any Company Lease and to the Company’s Knowledge, no event of default by any other party to a Company Lease has occurred that has had or would reasonably be expected to result in a Company Material Adverse Effect. Each of the Company Leases is valid, binding and in full force and effect against the Company or the applicable Company Subsidiary, and, to the Knowledge of the Company, against the other party thereto.

(b) With regard to any Company Properties where the Company or any Subsidiary of the Company (the “Lessee”) holds a leasehold estate (a “Leasehold Interest”): (i) the Leasehold Interest is a valid and subsisting lease and, to the Company’s Knowledge, the Lessee is not in default under any terms thereunder; and (ii) to the extent required under the Leasehold Interest, the Company will use commercially reasonable efforts to obtain consent from the lessor under the Leasehold Interest to the transaction contemplated hereby. Schedule 3.8(b) sets forth a list of each Leasehold Interest.

3.9 Underground Storage Tanks. Section 3.9 of the Company Disclosure Schedule sets forth a true and complete list of each parcel of real property owned by the Company and any real property over which the Company exercises day-to-day control on which an underground storage tank that contains, formerly contained, or is intended for the storage of, petroleum products is or, to the Company’s Knowledge, prior to the acquisition of such real property by the Company, was located.

3.10 Data Tape. The Company has furnished or made available to Parent (i) a data tape which provides certain information with respect to all leases of the Company and its Subsidiaries, including any rights of first refusal and purchase options (the “Data Tape”), and (ii) a loan receivables roll which provides certain information with respect to all loan agreements, letters of credit, indentures, notes, bonds, debentures, mortgages or any other documents, agreements or instruments evidencing a capitalized leased obligation or other indebtedness, or any guarantee thereof, for the benefit of, or payable to the Company or any of its Subsidiaries (the “Receivables Roll”). Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Data Tape and Receivables Roll were prepared in good faith by the Company in accordance with the books and records of the Company and its Subsidiaries and in a manner not to have intentionally contained incorrect information.

3.11 Taxes.

(a) Each of the Company, the Tax Subsidiaries and any Company Group has timely filed all Tax Returns required to be filed by it (after giving effect to any filed extension properly granted by a Tax Authority having authority to do so) and has timely paid or will timely pay all Taxes (whether or not shown on such Tax Returns) as required to be paid by it, and such returns are true, correct and complete in all material respects. Accurate and complete copies of all federal, state and local income or franchise Tax Returns that have been filed by the Company and each Tax Subsidiary for all taxable years beginning on or after January 1, 2003, any extensions filed with any Tax Authority that are currently in effect and all written communications with a Taxing Authority relating thereto, have been delivered or made available to Parent. Neither the Company nor any other Person on behalf of the Company or any Tax Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(b) All Taxes payable by or on behalf of the Company or any of its Tax Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and the most recent audited financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its Tax Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and Taxes payable by the Company and Tax Subsidiaries on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past customs and practice of the Company and its Tax Subsidiaries in filing their Tax Returns. There are no liens for Taxes, other than Permitted Encumbrances, upon any of the assets of the Company or any Tax Subsidiary.

(c) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 1997, through the most recent December 31, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years and (ii) has operated since and including the most recent January 1 through the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate, in such a manner as to qualify as and be subject to taxation as a REIT for the taxable year that includes the Company Merger Effective Time; provided, however, that the Company’s qualification as a REIT for the year that includes the Company Merger Effective Time will depend, in part, upon its organization and method of operation post-Closing. No challenge to the Company’s status as a REIT is pending or threatened in writing.

(d) Since January 1, 2003, (i) the Company and its Tax Subsidiaries have not incurred any liability for Taxes under sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither the Company nor any Tax Subsidiary has incurred any material liability for Taxes that have not been previously paid other than in the ordinary course of business. Neither the Company nor any Tax Subsidiary (other than a “taxable REIT Tax Subsidiary” or any Tax Subsidiary of a “taxable REIT Tax Subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Tax Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. No event has occurred, and no condition or circumstances exists, which presents a risk that any Tax described in the preceding sentences will be imposed on the Company or any Tax Subsidiary.

(e) The Company and its Tax Subsidiaries (i) have complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws); and (ii) have duly and timely withheld and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f) Neither the Company nor any of its Tax Subsidiaries has executed or filed with any Taxing Authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) that will have continuing effect after the Closing, and no request for any such waiver or extension is currently pending. No power of attorney with respect to any Tax matter is currently in force and no request for any such waiver or extension is currently pending.

(g) No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Tax Subsidiary. There are no material pending actions or proceedings by any Taxing Authority for audit, examination, assessment, liability or collection of any Tax. Neither the Company nor any Tax Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect of the liability or collection of any Tax or make any assessment for Taxes. Neither the Company nor any Tax Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations or litigation set forth in the SEC Reports).

(h) Neither the Company, nor any Tax Subsidiary has received notice of any claim by a Taxing Authority in a jurisdiction where the Company or such Tax Subsidiary does not file Tax Returns that the Company or such Tax Subsidiary is or may be subject to taxation by the jurisdiction.

(i) Neither the Company, nor any Tax Subsidiary is obligated to make after the Closing any payment that would not be deductible pursuant to Section 162(m) of the Code.

(j) Each Tax Subsidiary that is a partnership, joint venture, or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of the date of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets that have caused or would cause the Company to violate the requirements of Section 856(c)(4) of the Code. Each Tax Subsidiary that is a corporation has been, since the later of the date of its formation or the date on which such Tax Subsidiary became a Tax Subsidiary, a “qualified REIT Tax Subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT Tax Subsidiary” pursuant to Section 856(l) of the Code.

(k) Neither the Company nor any of its Tax Subsidiaries holds, directly or indirectly, any assets the disposition of which would be subject to rules similar to Section 1374 of the Code, including as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7.

(l) Neither the Company nor any Tax Subsidiary (i) is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement between the Company and any of its Tax Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing, (ii) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or a directly or indirectly wholly-owned Tax Subsidiary) filing a consolidated federal income tax return or (iii) has any liability for the Taxes of any Person other than the Company and its Tax Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(m) Neither the Company nor any of its Tax Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities or has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(n) Neither the Company nor any of its Tax Subsidiaries has engaged in any transaction that has given rise to or would be reasonably expected to give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder. The Company and all of its Tax Subsidiaries have complied with all obligations applicable to the Company or the relevant Tax Subsidiary under Sections 6111 and 6112 of the Code.

(o) To the Knowledge of the Company, as of the date hereof, the Company is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

(p) There are no Tax Protection Agreements currently in force and no Person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against the Company or any Tax Subsidiary for any breach of any Tax Protection Agreement.

(q) As used in this Agreement:

(i) “Tax” or “Taxes” shall include all federal, state, local and foreign income, property, sales, use, occupancy, transfer, recording, withholding, franchise, employment, and excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with assessments, interest or additions to tax with respect thereto.

(ii) “Tax Return” or “Tax Returns” shall include all original and amended returns and reports (including elections, claims, declarations, disclosures, schedules, computations and information returns) required to be supplied to a Tax Authority in any jurisdiction.

(iii) “Tax Authority” means the Internal Revenue Service (the “IRS”) and any other domestic or foreign bureau, department, entity, agency or other Governmental Entity responsible for the administration of any Tax.

(iv) “Tax Subsidiary” means (i) any Subsidiary, (ii) any entity in which the Company owns, directly or indirectly, an equity interest (as determined for U.S. federal income tax purposes) of at least 10%, determined by either voting power or value, whichever is greater, or (iii) any entity of which the Company or any other subsidiary of the Company is a general partner or managing member.

(v) “Tax Protection Agreement” means any written or oral agreement to which the Company or any Tax Subsidiary is a party pursuant to which: (a) any liability to a partner or member in any Tax Subsidiary relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (b) in connection with the deferral of income Taxes of a partner or member of any Tax Subsidiary, the Company or the Tax Subsidiary has agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner.

(vi) “Company Group” means (a) any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, consists or consisted solely of the Company (or any predecessor), any Subsidiary (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, has or had the Company (or any predecessor) or any Subsidiary (or any predecessor) as the common parent, and (b) any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and consists or consisted solely of the Company (or any predecessor), any Subsidiary (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and has or had the Company (or any predecessor) or any Subsidiary (or any predecessor) as the common parent.

3.12 Intellectual Property. (a) The Company and the Subsidiaries of the Company own, or are licensees of or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively “Intellectual Property”) that are necessary to conduct the business of the Company and the Subsidiaries of the Company as currently conducted, except where the failure to own, be so licensed or otherwise possess, would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) all patents, patent applications and registrations and applications for registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries are valid and subsisting, (ii) the Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company or any of its Subsidiaries and, to the Knowledge of the Company, have not otherwise used or enforced their Intellectual Property in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any such Intellectual Property, (iii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries and use of the Intellectual Property of the Company does not infringe upon or violate any Intellectual Property rights of any other Person and (iv) neither the Company nor any of its Subsidiaries has received written notice of any pending claim, order or proceeding with respect to such alleged or potential infringement, violation, or misappropriation. To the Knowledge of the Company, no other Person is infringing, violating or misappropriating any of the Intellectual Property owned or used by the Company or any of its Subsidiaries, except for infringements, violations or misappropriations which would not reasonably be expected to result in a Company Material Adverse Effect.

3.13 Litigation. Except as described in Section 3.13 of the Company Disclosure Schedule or expressly described in the Company SEC Reports filed and publicly available prior to the date hereof, there is no action, suit, proceeding, claim, arbitration, mediation or investigation (each of the foregoing, an “Action”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or any director, officer or employee of the Company or any Subsidiary of the Company or other Person in which case for whom the Company or any of the Company’s Subsidiaries may be liable, which would reasonably be expected to result in a Company Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Company which would reasonably be expected to result in a Company Material Adverse Effect.

3.14 Environmental Matters.

(a) Except as disclosed in the Company SEC Reports or for such matters which have not had, or would not reasonably be expected to have, a Company Material Adverse Effect:

(i) to the Company’s Knowledge, the Company, each of its Subsidiaries and any current tenant of any Company Property are currently and, at all times during the Company’s and each of its Subsidiaries’ ownership or operation of their businesses and properties have been, in compliance with all applicable Environmental Laws;

(ii) there has not been, and is not now present, any Contamination at any property currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water in, on or under such properties), and no such property is listed on the National Priorities List or, to the Company’s Knowledge, any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local Governmental Entity with respect to sites from which there is or has been a Release of a Hazardous Substance;

(iii) there was no Contamination at any property formerly owned, leased or operated by the Company or any of its Subsidiaries during, or to the Company’s Knowledge, prior to the period of ownership or operation by the Company or any of its Subsidiaries (including soils, groundwater, surface water in, on or under such properties), and no such property is on the National Priorities List or, to the Company’s Knowledge, any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local Governmental Entity with respect to sites from which there is or has been a Release of a Hazardous Substance; and

(iv) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any current or former tenant of any Company Property is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances that obligates or may obligate the Company or any of its Subsidiaries to pay money.

(b) No Environmental Claims have been asserted or assessed in writing, or to the Company’s Knowledge, orally, against the Company, any of its Subsidiaries or, to the Company’s Knowledge, any current or former tenant under any of the Company Leases in connection with any of the Company Properties, and, to the Company’s Knowledge, no Environmental Claims are pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any current or former tenants under any of the Company Leases in connection with any of the Company Properties.

(c) The Company has furnished to Parent copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to (i) any real property that Company or the Subsidiaries currently or formerly owned, operated, or leased or (ii) compliance with Environmental Laws by the Company, any Subsidiary or any tenant at any Company Property. To the Company’s Knowledge, all information the Company or any of its Subsidiaries has furnished to Parent concerning the environmental condition of any Company Property, prior uses of the Company Property, and the operations of Company or its Subsidiaries related to compliance with Environmental Laws is accurate and complete in all material respects.

(d) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Environmental Law” means any law, statute, regulation, order, decree, permit, authorization, code, ordinance, rule, policy, opinion, consent decree, judicial order, administrative order, agency requirement, or common law of any jurisdiction relating to: (A) the environment, human health or safety associated with the environment, or natural resources; (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, Contamination or any injury or threat of injury to persons or property.

(ii) “Environmental Claims” means: (A) any claim, demand, Action or proceeding brought or instigated by any Governmental Entity or other third party in connection with any Environmental Law (including without limitation civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses; and (B) third party claims, actions, demands or proceedings (including without limitation those based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare) due to any Release of a Hazardous Substance, and whether or not seeking costs, damages, penalties or expenses.

(iii) “Contamination” means the presence of, or Release on, under, from or to the environment of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business, in compliance with Environmental Laws and with good commercial practice.

(iv) “Release” means mean the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, migrating, escaping or any other release or threatened release and whether intentional or unintentional, of any Hazardous Substance.

(v) “Hazardous Substance” means: (A) any hazardous substance, pollutant or contaminant, as such terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., or analogous state Environmental Law; (B) any petroleum or petroleum product or by-product, asbestos or asbestos-containing material, mold, urea-formaldehyde, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; and (C) any other substance which is listed in, defined by or regulated by any Governmental Entity pursuant to any Environmental Law.

3.15 Employee Benefit Plans.

(a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any employment, severance, or change in control agreement or arrangement, and any other written or oral plan, policy, agreement or arrangement involving direct or indirect compensation, including insurance coverage, health benefits, severance benefits, disability or accident benefits, deferred compensation, bonuses, stock options, restricted stock, stock purchase, phantom stock or stock appreciation plan or other forms of compensation or post-retirement compensation; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; (iii) “ERISA Affiliate” means any entity which is, or at any relevant time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included, with respect to the Company, the Company or a Subsidiary thereof, and (iv) “Employee Plan” means any Employee Benefit Plan maintained, participated in or contributed to, by the Company, any Subsidiary of the Company or any ERISA Affiliate. Each Employee Plan is identified on Schedule 3.15(a) of the Company’s Disclosure Schedule. With respect to each Employee Plan, true, correct and complete copies of all of the following documents, if applicable, have been delivered or made available to Merger Sub: (i) all plan documents and amendments thereto; (ii) written descriptions of any unwritten plans or policies; (iii) all trust agreements, annuity contracts, insurance policies and other documents relating to the funding or payment of benefits under the Employee Plan; (iv) all service contracts and agreements; (v) the three (3) most recent Forms 5500 and any financial statements attached thereto; (vi) the most recent actuarial and valuation report; (vii) the most recent IRS determination letter and all requests for rulings or determinations concerning such Employee Plan requested from the IRS subsequent to the date of that letter; (viii) the most recent IRS opinion letter; (ix) the most recent summary plan description, summary of material modifications, and summary annual report, and/or written interpretation of the Employee Plan provided to employees; (x) copies of the nondiscrimination (including section 415) testing for the last three (3) years, (xi) copies of all material correspondence with the Internal Revenue Service and the Department of Labor, and (xii) all other documents, forms or other instruments relating to Employee Plans reasonably requested by Merger Sub.

(b) Each Employee Plan has been administered in all material respects in accordance with its terms and all applicable laws, including, without limitation, the Code and ERISA, and each of the Company, its Subsidiaries and any ERISA Affiliates has in all respects met its obligations with respect to such Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). Each Employee Plan that is a nonqualified deferred compensation plan as defined in Code Section 409A has been operated in compliance with Code Section 409A and the guidance promulgated thereunder since January 1, 2005.

(c) With respect to the Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the

Company, in each case except as would not reasonably be expected to result in a Company Material Adverse Effect. The Company has no liability with respect to any Employee Plan maintained by an ERISA Affiliate.

(d) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has received determination letters and/or opinion letters from the IRS to the effect that such Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and, to the Company’s Knowledge, revocation has not been threatened. Nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination. All amendments required to be adopted before the effective dates for any such Employee Plan to continue to be qualified have been or will be duly and timely adopted. No Action has been brought or, to the Company’s Knowledge, threatened with respect to any Employee Plan (excluding claims for benefits brought in the ordinary course of plan activities) and no audit, examination, investigation or other Action has been brought or, to the Company’s Knowledge, threatened with respect to any Employee Plan by any Governmental Entity. Neither the Company nor any Subsidiary has incurred tax liability under Sections 4971 through 4980B and 4980D of the Code or civil liability under Sections 502(i) or (l) of ERISA. With respect to each Employee Plan, nothing has occurred for which the statute of limitations has not expired that would reasonably be considered a breach of responsibilities or obligations imposed under Title 1 of ERISA.

(e) Neither the Company, any Subsidiary nor any ERISA Affiliate has (i) ever maintained an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Employee Plan is an employee stock ownership plan as defined in Code Section 4975(e)(&) or otherwise invests in employer securities as defined in Code Section 409.

(f) No Employee Plan provides health or death benefit coverage to any employee or his spouse or dependents beyond the termination of an employee’s employment, except as required by Part 6 of Title I of ERISA or Section 4980B of the Code.

(g) Except as set forth in Section 6.7 and in the employment agreements listed on Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, or (B) providing any term of employment or compensation guarantee or (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code. Section 3.15(g) of the Company Disclosure Schedule sets forth the amount of any “parachute payment” as defined by Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that will result, separately or in the aggregate, in the payment of any excessive employee remuneration described in Section 162(m) of the Code.

(h) There has been no amendment to, written interpretation of or announcement by the Company or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan that would result in a material increase in the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year of the Company ended prior to the date hereof. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional Employee Plan, or to modify or change any existing Employee Plan that would affect any employee or terminated employee of the Company, any of its Subsidiaries, or any ERISA Affiliate.

3.16 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation, breach or default of, and has not received any notice alleging any violation, breach or default with respect to, any applicable provisions of any statute, law, regulation, judgment or decree with respect to the conduct of its business, or the ownership or operation of its properties or assets (including any “antikickback” law), except for failures to comply, violations, breaches or defaults which have not had and would not reasonably be expected to result in a Company Material Adverse Effect. Since January 1, 2003, neither the Company nor any of its Subsidiaries has made or has been ordered to make any payment in respect of any Governmental Damages. Since January 1, 2003, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in any material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations. Since January 1, 2003, none of the Company or its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged act or omission, including arising under or relating to a contract, subcontract or any other agreement with a Governmental Entity. As used herein, “Law” means any United States national, federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order. “Governmental Damages” shall mean (i) any penalties or fines paid by the Company or any of its Subsidiaries to a Governmental Entity or (ii) any restitution paid by the Company or any of its Subsidiaries to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Entity for the purpose of closing a Governmental Investigation. “Governmental Investigation” shall mean an investigation by a Governmental Entity for the purpose of imposing criminal sanctions on the Company or any of its Subsidiaries.

3.17 Labor Matters. (a) Neither the Company nor any of its Subsidiaries is or has ever been a party to, or bound by or subject to, any collective bargaining agreement, contract or other agreement with any labor union or labor organization, and within the past three years there have been no grievances outstanding against the Company or any of its Subsidiaries under the National Labor Relations Act. Neither the Company nor any of its Subsidiaries are or within the past three years have been engaged in any negotiations or discussions with any union, labor organization or employee association with respect to the Company, any of its Subsidiaries or any employee of the Company or any of its Subsidiaries becoming a party to or being bound by or subject to any collective bargaining agreement.

(b) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law within the last six months which remains unsatisfied.

3.18 Material Contracts. Section 3.18 of the Disclosure Schedule lists each of the following oral or written contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments or other instruments or obligations (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) (collectively, “Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each such Contract and agreement, being a “Material Contract”) (notwithstanding anything below, “Material Contract” shall not include any Contract that (1) is terminable by the Company or any of its Subsidiaries upon 30 days’ notice without a penalty, premium or other cost, (2) will be fully performed and satisfied as of or prior to Closing or (3) is a Company Lease, a Leasehold Interest or an Employee Benefit Plan):

(a) all Contracts that call for aggregate payments to or by, or other considerations to or from, the Company or any of its Subsidiaries under such Contract of more than $1,750,000 over the remaining term of such Contract;

(b) all Contracts that call for annual aggregate payments to or by, or other consideration to or from, the Company or any of its Subsidiaries under such Contract of more than $750,000 over the remaining term of such Contract;

(c) any Contract that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or any existing or future affiliate of any of them or that purports to restrict the right of the Company or any Subsidiaries or any existing or future affiliate of any of them to conduct any line of business or to compete with any Person or operate in any geographic area or location;

(d) any partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party;

(e) any Contracts for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property;

(f) any Contract pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents for the Company or any of its Subsidiaries);

(g) (i) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness, or any guarantee thereof, of, for the benefit of, or payable to the Company or any of its Subsidiaries, in each case in excess of $1,750,000, or (ii) any Contract to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) any Subsidiary of the Company or other Person;

(h) any Contract concerning an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any of its Subsidiaries is a party;

(i) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification obligations (other than Contracts entered into in the ordinary course of business) or potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price or other indemnity that, in each case, could reasonably be expected to result in future payments of more than $1,750,000; or any Contract relating to the settlement or proposed settlement of any action, which involves the issuance of equity securities or the payment of an amount in excess of $750,000;

(j) any “standstill” or similar agreement, voting agreement or registration rights agreement;

(k) any Contract with any Governmental Entity;

(l) any Contract (other than among consolidated Subsidiaries of the Company) under which indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to encumbrances, other than a Permitted Encumbrance, or any Contract restricting the incurrence of indebtedness or the incurrence of Encumbrances or restricting the payment of dividends or the transfer of any properties owned by the Company or any of its Subsidiaries; and

(m) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).

Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of its Subsidiaries has received any claim of default under or cancellation of any Material Contract, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or any of its Subsidiaries and, to the

Knowledge of the Company, with respect to the other parties thereto. The Company has made available to Parent true and complete copies of all Material Contracts (including any amendments or other modifications thereof).

3.19 Insurance. (a) Each insurance policy maintained by the Company (the “Insurance Policies”) is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, (b) to the Company’s Knowledge, none of the Insurance Policies will terminate or lapse by reason of the transactions contemplated by this Agreement, (c) the Company, and its Subsidiaries have complied with the provisions of each Insurance Policy under which it is the insured party, (d) no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy, and (e) all claims under the Insurance Policies have been filed in a timely fashion, in each case except as would not reasonably be expected to result in a Company Material Adverse Effect. Schedule 3.19 of the Company Disclosure Schedule sets forth a correct and complete list of the Insurance Policies, other than the Company Title Insurance Policies, held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. There is no claim by the Company or any of its Subsidiaries pending under any such policies which (a) has been denied or disputed by the insurer and (b) would reasonably be expected to result in a Company Material Adverse Effect.

3.20 Opinion of Financial Advisor. Banc of America Securities LLC, financial advisor to the Company, has delivered to the Company Board a written opinion (or an oral opinion to be confirmed in writing) to the effect that, as of the date of such opinion, the consideration to be received in the Company Merger by holders of Company Common Stock is fair, from a financial point of view, to such holders.

3.21 Related Party Transactions. Schedule 3.21 to the Company Disclosure Schedule sets forth a list of all arrangements, agreements, loans and contracts to which the Company or any Subsidiary of the Company is a party that are in effect and which are with (a) any investment banker or financial advisor, in each case, relating to any obligation to make, or which would result in the making of, any payment (except pursuant to indemnification obligations) or (b) any Person who is an officer, director or Affiliate of the Company or any Subsidiary of the Company, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate. True and correct copies of such documents have previously been delivered or made available to Parent.

3.22 Permits. The Company and each of its Subsidiaries have all permits, licenses, franchises, authorizations, consents, grants, certificates and approvals from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “Company Permits”), except for such Company Permits the absence of which have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to result in a Company Material Adverse Effect. There is no pending threat of suspension, modification or cancellation of any Company Permit that would reasonably be expected to result in a Company Material Adverse Effect. To the Company’s Knowledge and except to the extent caused by the lack of one or more approvals, notifications, reports or other filings set forth in paragraph 3.3(c) of this Agreement, no Company Permit will cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

3.23 Provisions of the MGCL Not Applicable. Assuming the accuracy of the representations contained in Section 4.4 below, the Company Board has taken all actions necessary (including amending the Company Bylaws) so that (i) the restrictions contained in Section 3-602 of the MGCL applicable to a “business combination” (as defined in Section 3-601(e) of the MGCL) and (ii) the voting restrictions placed on control shares contained in Section 3-702 of the MCGL, will not apply to the execution, delivery or performance of this Agreement or the consummation of the Company Merger. No Maryland law (including any “fair practice,” “moratorium,” “control share,” “affiliate transaction” or “business combination”) or other takeover statute or similar law and no provision of the Charter Documents or any Material Contract to which the Company or any of its Subsidiaries is a party would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement.

3.24 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Banc of America Securities LLC, whose fees and expense will be paid by the Company. The Company has delivered to Parent a complete and accurate copy of the agreement pursuant to which Banc of America Securities LLC is entitled to any fees and expenses in connection with the transactions contemplated by this Agreement.

3.25 Investment Company Act. Neither the Company nor any of its Subsidiaries is (nor immediately after consummation of the transactions shall be) an investment company within the meaning of, or a company controlled by an investment company within the meaning of, or otherwise subject to any provisions of, the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

3.26 Patriot Act. The Company and its Subsidiaries have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (as in effect on the date hereof), which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated to date thereunder (the “Patriot Act”), and the rules and regulations administered to date by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such Laws are applicable to them.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company Parties that the statements contained in this Article IV are true and correct, except as set forth herein.

4.1 Organization, Standing and Power.

Parent is, and Merger Sub and Partnership Merger Sub as of the Closing will be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Merger Sub and Partnership Merger Sub as of the Closing will have all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as then being conducted. Parent is, and Merger Sub and Partnership Merger Sub as of the Closing will be, (i) duly qualified or licensed to do business and (ii) in good standing as a foreign entity in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to prevent or materially delay the consummation of either of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent to perform its obligations hereunder, including the consummation of either of the Mergers.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Parent has all requisite corporate power and authority to enter into this Agreement and Parent has, and Merger Sub and Partnership Merger Sub as of the Closing will have, all requisite corporate or limited liability company power, as applicable, to consummate the transactions contemplated by this Agreement (other than, with respect to the Company Merger, the filing and recordation of appropriate merger documents as required by the MGCL, and with respect to the Partnership Merger, the filing and recordation of appropriate merger documents as required by DRULPA and DLLCA). The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated by this Agreement by each of the Buyer Parties, including the Mergers (i) has been duly authorized by all necessary corporate action on the part of Parent, (ii) as of the Closing will be duly authorized by all necessary corporate action on the part of Merger Sub and (iii) as of the Closing will be duly authorized by all necessary limited liability company action on the part of Partnership Merger Sub. This

Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated by this Agreement by the Buyer Parties will not, (i) conflict with, or result in any violation or breach of, any provision of the respective articles of incorporation and bylaws of Parent and Merger Sub or the certificate of limited liability company of and the limited liability company operating agreement of Partnership Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which any of the Buyer Parties is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Buyer Parties or any of their respective properties or assets; or (iv) require any Buyer Party under the terms of any agreement, contract, arrangement or understanding to which it is a party or by which it or its assets are bound, to obtain the consent or approval of, or provide notice to, any other party to any such agreement, contract, arrangement or understanding, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, failure to obtain consent or approval or failure to notify which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of either of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent to perform its obligations hereunder, including the consummation of either of the Mergers.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement or by or with respect to the Buyer Parties in connection with the consummation of the transactions contemplated by this Agreement, except for (i) pre-merger notification under the HSR Act, (ii) the filing and recordation of appropriate merger documents as required by the MGCL, DRULPA and DLLCA, and (iii) the applicable requirements, if any, of the Securities Act, Exchange Act and applicable state securities laws, except for any consent, approval, license, permit, order, authorization, registration, declaration, notice or filing, which, if not so obtained or made, would not, individually or in the aggregate, not prevent or materially delay consummation of either of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent to perform its obligations hereunder, including the consummation of the Mergers.

4.3 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person (other than Wachovia Securities LLC) is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyer Parties.

4.4 No Ownership of Company Securities. As of the date of this Agreement, neither Parent nor any Subsidiary of Parent owns any shares of Company Common Stock or any other securities of the Company.

4.5 Financing. Parent has or has access to, and shall have as of the Closing, sufficient funds to permit Parent to perform all of its obligations under this Agreement and to pay the Merger Consideration and all fees and expenses in connection with the Mergers.

4.6 Proxy Statement. The information supplied by the Buyer Parties for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, except that no representation is made (or omitted to be made) by the Buyer Parties with respect to statements made or incorporated by reference therein based on information supplied by the Company Parties.

4.7 Litigation. There is no litigation pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub or any of their Subsidiaries which would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of either of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent to perform its obligations hereunder, including the consummation of either of the Mergers.

4.8 Ownership of Merger Sub and Partnership Merger Sub; No Prior Activities.

(a) As of the Closing, Merger Sub will be a wholly-owned Subsidiary of Parent. Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and as of the Closing will not have engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. As of the Closing, all of the issued and outstanding shares of capital stock of Merger Sub will be owned indirectly by Parent.

(b) As of the Closing, Partnership Merger Sub will be a wholly-owned Subsidiary of Parent. Partnership Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and as of the Closing will not have engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. As of the Closing, all of the issued and outstanding limited liability company interests in Partnership Merger Sub will be owned indirectly by Parent.

4.9 Patriot Act. Parent and its Subsidiaries have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (as in effect on the date hereof), which comprises Title III of the Patriot Act, and the rules and regulations administered to date by OFAC, to the extent such Laws are applicable to them.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as permitted by this Agreement, as set forth on the Company Disclosure Schedule, or as consented to in writing by Parent, which consent shall not be unreasonably withheld, conditioned or delayed, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Company Merger Effective Time, the Company (i) shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course of business consistent with past practice, use commercially reasonable efforts to conduct their business in compliance with all applicable Law and to maintain and preserve fully their respective business organizations, present lines of business, assets, employees and contractual and business relationships, and (ii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property or any combination thereof and whether or not out of earnings and profits) in respect of, any of its Equity Interests (other than (A) dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (B) distributions reasonably believed by the Company to be necessary for the Company to maintain its status as a REIT under the Code and to avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code, and any necessary corresponding distribution on CNL LP Units; provided that all distributions made with respect to each share of Company

Common Stock pursuant to this clause (B), subject to the proviso set forth at the end of this Section 5.1(a) and except for the quarterly dividend referenced in clause (C) below, shall reduce the Company Common Share Merger Consideration per common share on a dollar for dollar basis and all distributions made to with respect to CNL LP Units not owned by the Company or its wholly-owned subsidiaries pursuant to this clause (B) shall reduce the Partnership Merger Consideration per applicable CNL LP Unit on a dollar for dollar basis, (C) the quarterly dividend to holders of the Company Common Stock for the fourth fiscal quarter of 2006 not to exceed $0.33 per share of Company Common Stock and the corresponding quarterly distribution on the CNL LP Units and (D) cash dividends on the Company Series A Preferred Stock and Company Series C Preferred Stock in accordance with the respective terms thereof), (ii) split, combine or reclassify any of its Equity Interests, or (iii) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests, any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares or interests (other than in connection with the redemption of CNL LP Units in accordance with the terms of the Partnership Agreement); provided, however, in the event that the Outside Date is extended from June 30, 2007 to September 30, 2007 in accordance with the terms of this Agreement, dividends of up to $0.20 per share of Company Common Stock paid by the Company during the period between June 30, 2007 and September 30, 2007 that are necessary for the Company to maintain its status as a REIT under the Code shall not reduce the Company Common Share Merger Consideration.

(b) authorize for issuance, issue, sell, pledge or otherwise dispose of any of its Equity Interests, or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any Equity Interests (other than the issuance of shares of Company Common Stock upon (i) the exercise of Company Stock Options in accordance with the terms thereof, (ii) the exercise of Warrants outstanding on the date hereof in accordance with the terms thereof, (iii) the conversion of Company Series A Preferred Stock outstanding on the date hereof and Company Series C Preferred Stock outstanding on the date hereof into Company Common Stock in accordance with the respective terms thereof, and (iv) the exchange of CNL LP Units outstanding on the date hereof for Company Common Stock in accordance with the CNL Partnership Agreement);

(c) other than as necessary to comply with any applicable laws, rules or regulations or NYSE rules or regulations after giving notice to Parent of any such proposed amendment, (i) amend the Company Articles of Incorporation or Company Bylaws or Charter Document of any of the Company’s Subsidiaries, including the CNL Partnership Agreement, (ii) amend any term of any outstanding security or equity interest of the Company or any of its Subsidiaries, or (iii) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

(d) other than the purchase by the Company or any of its Subsidiaries of restaurant properties subject to triple net leases consistent with past practice, acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof; provided, that notwithstanding the foregoing, under no circumstances shall the Company nor any of its Subsidiaries knowingly, after reasonable investigation, acquire or, except as provided in Section 5.1(d) of the Company Disclosure Schedule, operate, or agree to acquire or operate, any real property (whether in fee or pursuant to a lease) on which an underground storage tank containing or intended for the storage of, petroleum products is (or was previously) located (further provided that, notwithstanding anything herein to the contrary, the provision of Parent’s consent to the acquisition or operation of such properties shall be in the sole discretion of Parent).

(e) except in the ordinary course of business consistent with past practice, including, without limitation, pursuant to any credit, loan or equipment financing arrangement existing on the date hereof, pledge or otherwise encumber any Company Properties or assets (including any Equity Interests) of the Company or of any of its Subsidiaries;

(f) except in the ordinary course of business consistent with past practice pursuant to the Company’s investment property sales program, sell, lease, hypothecate or otherwise dispose of, or agree to sell, lease, hypothecate or otherwise dispose of, any Company Properties or assets;

(g) enter into an agreement with respect to a sale of all or substantially all of the capital stock, other Equity Interests or assets of the Company or any of its Subsidiaries, whether by merger, consolidation, liquidation, business combination, or asset or stock sale;

(h) (i) other than (A) such indebtedness which is reflected in the Company’s financial statements included in any Company SEC Reports and (B) borrowings in the ordinary course of business under any credit, loan or equipment financing arrangement existing on the date hereof, incur any indebtedness for borrowed money, enter into or amend any existing capital lease, conditional sale, swap, derivative or hedging or similar agreement, or assume, guarantee, or endorse or otherwise as an accommodation become responsible for any indebtedness of another Person, (ii) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries, or (iii) make any loans, advances (other than business expense advances to employees of the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other Person, other than the Company or any of its Subsidiaries to the extent required by the agreements governing such joint ventures;

(i) other than in the ordinary course of business consistent with past practice or as set forth in the Company Disclosure Schedule, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,750,000 in the aggregate for the Company and its Subsidiaries;

(j) make any changes in accounting methods, principles or practices or change its fiscal year, except insofar as may be required by a change in GAAP as concurred with by the Company’s independent accountants or pursuant to written instructions, comments or orders from the SEC;

(k) prepay any long-term debt or pay, discharge or satisfy any liabilities or obligations, other than (i) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms as in effect on the date of this Agreement, of liabilities and obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected and reserved against) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) involving the payment of any amount less than $500,000 in the aggregate;

(l) waive, release, assign, settle or compromise (i) any Action or material liability other than in the ordinary course of business consistent with past practice or (ii) any Action that is brought by any current, former or purported holder of any securities of the Company or any Subsidiary in its capacity as such and that (A) requires any payment to such security holders by the Company or any Subsidiary or (B) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice;

(m) except as required to comply with applicable law or agreements, plans or arrangements in existence on the date hereof, (i) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee other than in the ordinary course of business consistent with past practice, (ii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any Company Stock Options outstanding on the date hereof, (iii) enter into or adopt any employment, change in control, “continuity,” severance or other similar plan, program, policy or agreement with any of its directors, officers or employees, or (iv) enter into or amend any contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors, officers, stockholders or other Affiliates of the Company or any of its Subsidiaries, or any of their respective Affiliates or family members;

(n) except as contemplated by this Agreement, required by law, or necessary to maintain the Company’s status as a REIT under the Code and after consultation with Parent, make or rescind any material Tax election, settle or compromise any material Tax liability or amend in any material respect any Tax return;

(o) fail to confer on a regular basis as reasonably requested by Parent with one or more representatives of Parent to report on, and deliver to Parent copies of such documents reasonably requested by Parent with respect to, material operational matters and any proposals to engage in material transactions;

(p) fail to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

(q) adopt any new Employee Benefit Plan or amend any existing Employee Plan or rights or make any contribution, other than regularly scheduled contributions consistent with past practice, to any Employee Plan;

(r) settle or compromise any stockholder or partner derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

(s) accept a promissory note in payment of the exercise price payable under any option to purchase shares of Company Common Stock unless such payment is expressly permitted by such option;

(t) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Mergers);

(u) fail to file in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder;

(v) (i) enter into any agreement that if entered into prior to the date hereof would be a Material Contract set forth on Schedule 3.18 of the Company Disclosure Schedule, or (ii) modify, amend in any material respect, waive any material obligation, assign or otherwise transfer or terminate any Material Contract or waive, release or assign any rights or claims thereto or thereunder;

(w) initiate or consent to any material zoning reclassification of any owned or leased Company Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or material leased Company Properties;

(x) adopt, ratify or effectuate a stockholders’ rights plan or agreement;

(y) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN or any similar state or local law; or

(z) authorize any of, or commit or agree, in writing or otherwise, to take (i) any of, the foregoing actions or (ii) any action which would materially impair or prevent the satisfaction or occurrence of any conditions set forth in Article VII hereof.

5.2 Other Actions. Each party hereto agrees that between the date of this Agreement and the Company Merger Effective Time, except as contemplated by this Agreement, such party shall not, directly or indirectly, without the prior written consent of the other parties hereto, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or enter into any agreement or otherwise make a commitment to take any such action.

5.3 Confidentiality. The parties acknowledge that GE Capital Franchise Finance Corporation and the Company have previously executed a Confidentiality Agreement, dated as of September 11, 2006 (the “Confidentiality Agreement”), the confidentiality provisions of which are incorporated herein by reference, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) Subject to Sections 6.1(b) and 6.1(c), each of the Company and CNL Partnership agrees that it:

(i) shall not (A) invite, initiate, solicit, encourage or facilitate (including by way of furnishing information or assistance), directly or indirectly, any inquiries, proposals, discussions or negotiations relating to, or the making or implementation of, any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes or that may be reasonably expected to lead to, whether in one transaction or a series of related transactions, any direct or indirect (1) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company, CNL Partnership or any other Subsidiary of the Company, (2) issuance, sale or other disposition (including by way of merger, consolidation, share exchange, business combination or similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable or exercisable for, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company, (3) tender offer or exchange offer (or the filing of a registration statement under the Securities Act in connection with such a tender offer or exchange offer), in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of 20% or more of the outstanding voting equity securities of the Company or 20% or more of the outstanding Equity Interests in CNL Partnership, (4) sale, lease, exchange, mortgage, pledge, transfer or other disposition by merger, consolidation, share exchange, business combination or any similar transaction of any of the assets of the Company or its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries, other than the Merger, or (5) transaction that is similar in form, substance or purpose to any of the foregoing (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), (B) engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to an Acquisition Proposal, or that may reasonably be expected to lead to an Acquisition Proposal, (C) enter into any letter of intent, arrangement, agreement in principle or agreement relating to an Acquisition Proposal, (D) withdraw, modify or amend the Company Board’s recommendation in favor of the Merger in any manner adverse to the Buyer Parties, (E) approve, endorse or recommend any Acquisition Proposal, or (F) propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

(ii) shall not authorize or permit any Representatives of the Company, CNL Partnership or any other Subsidiary of the Company to engage in any of the activities described in Section 6.1(a)(i);

(iii) except in order to comply with Section 6.1(a)(iv), will immediately cease and cause to be terminated any existing activities, discussions or negotiations by or on behalf of the Company, CNL Partnership, any other Subsidiary of the Company or any of their respective Representatives with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will inform each Representative, and each of the Persons referred to in Section 6.1(b), of the obligations undertaken in this Section 6.1 and cause each Representative to comply with such obligations;

(iv) will (A) promptly request that each Person with whom it has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company, CNL Partnership or any other Subsidiary of the Company, and that each such Person promptly provide, to the extent contemplated by such confidentiality agreement, the Company with a certificate executed by an authorized representative confirming such information has been returned or destroyed, (B) not terminate, waive, release, amend or modify any provision of any existing “standstill” or confidentiality agreement to which the Company, CNL Partnership or any other Subsidiary of the Company is a party and (C) take all action necessary to enforce each confidentiality, “standstill” or similar agreement to which the Company, CNL Partnership or any other Subsidiary of the Company is a party or is bound; and

(v) will (A) notify Parent orally and in writing promptly (but in any event oral notification shall be made within 24 hours and written notification shall be made within 36 hours) after receipt by the Company, CNL Partnership, any other Subsidiary of the Company or any Representative of (1) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (2) any request for information or data relating to, or for access to the properties, books or records of the Company by any Person that has made, or may be considering making an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms and conditions of such Acquisition Proposal, indication or request and, if in writing, shall promptly (but in any event within 24 hours) deliver to Parent copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) keep Parent informed on a prompt basis of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request (and the Company shall provide Parent any additional written materials that relate to such Acquisition Proposal, indication or request).

The Company Parties shall be responsible for any failure on the part of their respective Representatives to comply with this Section 6.1(a).

(b) Subject to compliance by the Company, CNL Partnership and the other Subsidiaries of the Company with this Section 6.1 and only prior to the Company Stockholder Approval, the Company Board shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Company Board after the date hereof which was not invited, initiated, solicited, encouraged or facilitated, directly or indirectly, by the Company, CNL Partnership, any other Subsidiary of the Company or any Representative in violation of Section 6.1(a), if, and only to the extent that (i) a majority of the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, (ii) the Company complies with all of its obligations under this Agreement, and (iii) prior to taking such action, the Company enters into a confidentiality agreement with such Person the terms of which are (without regard to the terms of such Acquisition Proposal) no less favorable to the Company, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreement; provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.1, and (2) the Company advises Parent of all such non-public information delivered to the Person making the Acquisition Proposal concurrently with delivery to such Person and concurrently with such delivery also delivers all such information to Parent that was not previously provided to Parent.

(c) Subject to compliance by the Company, CNL Partnership and the other Subsidiaries of the Company with this Section 6.1 and only prior to the Company Stockholder Approval, nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Proposal is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal and the Company Board is prepared to approve or recommend such Superior Proposal, specifying all of the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, (iii) during the three business days following Parent’s receipt of a Notice of Superior Proposal, (1) the Company shall have offered to negotiate with (and if accepted, negotiated in good faith with), and shall have caused its respective financial advisor and outside legal counsel to offer to negotiate with (and if accepted, negotiated in good faith with) Parent in making such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other transactions contemplated by this Agreement, and (2) the Company Board shall have determined in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) after the end of such three business day period and after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to be a Superior Proposal, (iv) the Company Board concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is required for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in this Section 6.1 or Section 6.4. Nothing contained in this Section 6.1(c) shall limit the Company’s obligation to hold and convene the Company Meeting (regardless of whether the recommendation of the Company Board shall have been withdrawn, amended or modified).

(d) For all purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended and modified terms, if modified and amended) to the Company Board after the date hereof which was not invited, initiated, solicited, encouraged or facilitated, directly or indirectly, by the Company, CNL Partnership or any other Subsidiary of the Company or any Representative in violation of Section 6.1(a), that is not subject to any financing contingency and which the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, (i) to be more favorable (taking into account all terms and conditions of such Acquisition Proposal, including the financing terms, any conditions to consummation, any termination fee or expense reimbursement payable under this Agreement, the likelihood of such Acquisition Proposal being consummated, and the time required for consummation) from a financial point of view to the Company’s stockholders (in their capacities as stockholders) than the Merger (including any alterations to this Agreement agreed to in writing by Parent in response thereto or any revised proposals made by Parent in accordance with the terms hereof) and (ii) the material conditions to the consummation of which are all reasonably capable of being satisfied without undue delay. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” shall be deemed references to “50%.”

(e) Any disclosure that the Company Board is required by law to make with respect to the receipt of an Acquisition Proposal to comply with Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 6.1.

6.2 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and, once reasonably acceptable to Parent and the Company, file a preliminary Proxy Statement with the SEC under the Exchange Act, and shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC promptly. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall as soon as practicable notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall as soon as practicable provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall cause the Proxy Statement and all supplements thereto to be mailed to the holders of Company Common Stock entitled to vote at the Company Meeting and any other Person entitled to notice of the Company Meeting as soon as reasonably practicable. The Company shall (a) give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of shares of Company Common Stock, (b) give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (c) include in drafts of the Proxy Statement and related correspondence and filings all comments reasonably proposed by Parent, and (d) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the

Proxy Statement, this Agreement or any of the transactions contemplated by this Agreement. Each of the Company and Parent agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Company Meeting at the earliest practicable time. Each of Parent and the Company will cause all documents that it is responsible for filing with the SEC or other Governmental Entity under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. If at any time prior to the Company Merger Effective Time any event shall occur, or fact or information shall be discovered, that either the Company or the Buyer Parties reasonably believe is required to be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 6.2, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable law, and cause such amendment or supplement to be distributed to the holders of Company Common Stock entitled to vote at, and all other Persons entitled to receive notice of, the Company Meeting.

6.3 Access to Information; Confidentiality. Each of the Company, CNL Partnership, and the other Subsidiaries of the Company shall afford to Parent’s officers, employees, accountants, counsel and other Representatives, reasonable access, during normal business hours during the period prior to the Company Merger Effective Time, to all of its properties, offices, other facilities, books, contracts, commitments, personnel, and records, during such period, and the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, (b) all information made available prior to the execution of this Agreement, including, without limitation, in data rooms, electronic data rooms or similar locations, and Parent and its Representatives shall have the right to reasonable access to the Company Properties in order to conduct and prepare or cause to be prepared appraisals, surveys, inspections, engineering studies, environmental assessments (including any onsite environmental investigation or study) and other tests or examinations with respect to the Company Properties and (c) all other information concerning its business, properties, assets and personnel as Parent may reasonably request. Unless otherwise required by law, such information will be subject to the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.4 Company Meeting.

(a) Promptly after the date the Proxy Statement is cleared by the SEC, the Company shall take all action necessary in accordance with the MGCL and the Company Articles of Incorporation and Company Bylaws and the rules of the NYSE to call, give notice of, convene and hold the Company Meeting as promptly as practicable. Subject to Section 6.1(c), the Company shall use its commercially reasonable efforts to solicit from the holders of Company Common Stock proxies in favor of the adoption and approval of this Agreement and the approval of the Company Merger and will take all other action necessary or advisable (including the adjournment of the Company Meeting) to secure the vote or consent of its stockholders required by the rules of the NYSE and MGCL to obtain such approvals and the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall adjourn or postpone the Company Meeting to the extent necessary, including by setting one or more additional record dates as required under the MGCL, to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders sufficiently in advance of a vote on this Agreement and the Company Merger to insure that such vote occurs on the basis of full and complete information as required under applicable law or (ii) shall (unless Parent otherwise consents in writing or if prohibited by applicable law) adjourn the Company Meeting, including by setting one or more additional record dates as required under the MGCL, for a period not to exceed 30 days, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) or subsequently rescheduled or reconvened, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. The

Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited, in compliance with the MGCL, the Company Articles of Incorporation and Company Bylaws, the rules of the NYSE and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the Company Meeting in accordance with this Section 6.4(a) shall not be limited or affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Company Board with respect to this Agreement and the Company Merger.

(b) Subject to Section 6.1(c): (i) the Company Board shall recommend that the holders of the Company Common Stock vote in favor of and approve this Agreement, the Company Merger and the other transactions contemplated by this Agreement at the Company Meeting; and (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the holders of the Company Common Stock vote in favor of and approve this Agreement, the Company Merger and the other transactions contemplated by this Agreement at the Company Meeting.

6.5 Legal Conditions to the Mergers; Further Action.

(a) Subject to the terms hereof, each party hereto shall use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Mergers and the other transactions contemplated hereby required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any request by a Governmental Entity thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The parties hereto shall cooperate with each other in connection with the making of all such filings. The parties hereto shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

(b) Each of the parties hereto shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Mergers and the other transactions contemplated hereby that are (i) necessary to consummate the Mergers and the other transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Company Merger Effective Time. In the event that any Company Party shall fail to obtain any third party approval or consent described above, the Company Parties shall use their commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company Parties and the Buyer Parties and their respective businesses resulting, or which would reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent or approval. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld, conditioned or delayed, none of the Company or any of the Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Buyer Parties or their respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(c) Each of the parties hereto agree to cooperate with each other in all respects in connection with any filing or submission in connection with any investigation or other inquiry, including any proceeding initiated by a private party. Each party shall keep the other apprised of the content and status of any material communications with, and material communications from, any Governmental Entity with respect to the transactions contemplated hereby. To the extent practicable and permitted by a Governmental Entity, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Entity. None of the parties hereto shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

(d) Each of the parties hereto agrees to cooperate and use commercially reasonable efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.

6.6 Public Disclosure. Parent and the Company agree that no public release or announcement concerning the Mergers or the other transactions contemplated hereby shall be issued by either party or its Affiliates without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law, fiduciary duty or the applicable rules of the NYSE, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.7 Company Stock Plans and Restricted Stock.

(a) Immediately prior to the Company Merger Effective Time, the outstanding Company Stock Options under the Company Stock Plans, as set forth on Section 6.7(a) of the Company Disclosure Schedule, shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Company Merger Effective Time, each Company Stock Option not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Company Merger Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration per share over the exercise price per share of such Company Stock Option (the “Option Merger Consideration”) less any applicable Taxes required to be withheld in accordance with Section 2.4(h) hereof with respect to such payment. If the exercise price per share of any such Company Stock Option is equal to or greater than the applicable per share portion of the Company Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(b) Parent acknowledges that all restricted share awards (“Company Restricted Shares”) granted under the Company Stock Plans or otherwise, as set forth on Section 6.7(b) of the Company Disclosure Schedule, that remain unvested automatically shall become fully vested and free of any forfeiture restrictions immediately prior to the Company Merger Effective Time, and each Company Restricted Share shall be considered an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive the applicable portion of the Company Common Share Merger Consideration.

6.8 Indemnification.

(a) From and after the Company Merger Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the extent permitted by law the present and former directors and officers of the Company

(each, an “Indemnified Party”, and collectively, the “Indemnified Parties”), against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the written approval of Parent, which approval shall not be unreasonably withheld or delayed, or otherwise in connection with any Action, including liabilities in connection with any Action with respect to which the Surviving Corporation has withheld settlement approval (a “Claim”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company and arising out of actions or omissions occurring at or prior to the Company Merger Effective Time (including, without limitation, the transactions contemplated by this Agreement), except for acts or omissions involving willful or intentional misconduct or recklessness by such Indemnified Party, and shall, to the extent permitted by law, pay expenses in advance of the final disposition of any such Action to each Indemnified Party upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as they shall ultimately be determined in a final adjudication from which there is not further right to appeal that the Indemnified Party is not entitled to indemnification hereunder. Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Company Merger Effective Time), (i) the Indemnified Parties may retain independent legal counsel satisfactory to them provided that such counsel shall be reasonably acceptable to the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements thereof are received, provided that the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more such Indemnified Parties shall have conflicting interests in the outcome of such Action, and (iii) the Surviving Corporation will use commercially reasonable efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section 6.8 upon learning of any Claim, shall notify the Surviving Corporation, although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any liability which the Surviving Corporation may have under this Section 6.8 (except to the extent that such failure materially prejudices the Surviving Corporation), and shall deliver the Surviving Corporation the undertaking contemplated by this subsection (b). Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without Parent’s or the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed).

(b) For a period of six years after the Company Merger Effective Time, Parent shall cause the Surviving Corporation to maintain in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to Claims arising from facts or events that occurred before the Company Merger Effective Time (complete and accurate copies of which has been delivered to Parent prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company’s respective existing coverage; provided, however, that the Surviving Corporation will not be required, in order to maintain such directors’ and officers’ liability insurance policy, to pay an annual premium in excess of 125% of the aggregate annual amounts currently paid by the Company to maintain the existing policies; and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 125% of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 125% of such amount. In addition, and not in lieu of the foregoing, Parent shall assume any and all indemnification agreements between the Company and its officers and directors.

(c) This Section 6.8 is intended for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its successors and assigns.

6.9 Notification of Certain Matters. Parent will give prompt notice to the Company, and the Company Parties will give prompt notice to Parent, of the occurrence, or failure to occur, of any event, effect, development or change which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Company Merger Effective Time, or (b) any material failure of the Buyer Parties or the Company Parties, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Mergers and the other transactions contemplated hereby.

6.10 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which are the liability of the Company or Parent under applicable law in connection with the transactions contemplated by this Agreement.

6.11 Takeover Statute. If any takeover statute or other anti-takeover regulation or Law, charter provision or Contract is or becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, each of the parties and their respective boards of directors (or general partners, as applicable) shall (a) take all necessary action to ensure that such transactions contemplated hereby may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute, regulation, Law, charter provision or Contract.

6.12 Termination of Qualified Plans and Nonqualified Deferred Compensation Plans.

The Company shall terminate all Employee Plans that are intended to be qualified under Code Section 401(a) effective as of the date immediately preceding the Closing Date. The Company shall terminate all Employee Plans that are nonqualified deferred compensation plans as defined by Code Section 409A effective as of the day immediately preceding the Closing Date. The Company shall terminate all Employee Plans that are employee stock purchase plans effective as of the day immediately preceding the Closing Date.

6.13 Consent Solicitation.

(a) If requested by Parent, the Company shall use commercially reasonable efforts to commence as promptly as practicable following the date of receipt of the Consent Documents from Parent pursuant to paragraph (c) below and instructions from Parent to commence the consent solicitation with respect to all of the outstanding aggregate principal amount of the Senior Notes on the terms and conditions as determined in the sole discretion of Parent (the “Consent Solicitation”); provided that (i) this Agreement shall have not been terminated in accordance with Section 8.1 and (ii) the Company shall have received from Parent the completed Consent Documents which shall be in form and substance reasonably satisfactory to the Company. The Company shall waive any of the conditions to the Consent Solicitation (other than that the Mergers shall have been consummated and that there shall be no order prohibiting consummation of the Consent Solicitation) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Consent Solicitation or make any changes to the Consent Solicitation other than as agreed between Parent and the Company. Notwithstanding the foregoing, consummation of the Consent Solicitation shall not be a condition precedent to the consummation of the Mergers on the Closing Date.

(b) The Company agrees that, promptly following the consent expiration date, assuming the requisite consents are received, each of the Company and its Subsidiaries as is necessary shall execute a supplemental indenture to the indenture governing the Senior Notes, which supplemental indenture shall implement the amendments set forth in the Consent Solicitation and shall become operative concurrently with the Company Merger Effective Time, subject to the terms and conditions of this Agreement.

(c) Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with the Consent Solicitation (collectively, the “Consent Documents”). Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Consent Documents. The Consent Documents (including all amendments or supplements thereto) and all mailings to the holders of the Senior Notes in connection with the Consent Solicitation shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of the Consent Solicitation any information in the Consent Documents should be discovered by the Company and the Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Consent Documents, so that the Consent Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be prepared and disseminated by or on behalf of the Company to the holders of the applicable Senior Notes. Notwithstanding anything to the contrary in this Section 6.13, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Consent Solicitation. To the extent that the provisions of any applicable Law conflict with this Section 6.13, the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations hereunder by such compliance.

(d) In connection with the Consent Solicitation, Parent may select one or more dealer managers, information agents or other agents to provide assistance in connection therewith and the Company shall, and shall cause its applicable Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent. Parent shall pay the fees and expenses of any dealer manager, information agent, or other agent retained in connection with the Consent Solicitation, and Parent further agrees to reimburse the Company and its Subsidiaries for all of their reasonable out-of-pocket costs in connection with the Consent Solicitation promptly following incurrence and delivery of reasonable documentation of such costs. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their Representatives (other than any direct indemnification of any dealer manager, which shall be indemnified under the applicable dealer manager agreement, in connection with the Consent Solicitation; provided, however, that Parent shall indemnify the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any dealer manager agreement) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Consent Solicitation and the Consent Documents; provided, however, that Parent shall have no obligation to indemnify and hold harmless any such party or Person to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company and its Subsidiaries supplied by such party or Person or included in any Company SEC Report that is determined to have contained a material misstatement or omission.

6.14 Resignations. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Company Merger Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least five calendar days prior to the Closing.

6.15 Delisting and Deregistering of Securities. Parent and the Company shall use their commercially reasonable efforts to cause the Company Common Stock and the Company Preferred Stock to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Company Merger Effective Time.

6.16 Tax Matters. During the period from the date of this Agreement to the Company Merger Effective Time, the Company and its Tax Subsidiaries shall:

(a) continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the period from the date hereof to the Company Merger Effective Time, provided, however, that the Company’s qualification as a REIT for the year that includes the Company Merger Effective Time will depend, in part, upon its organization and method of operating post-Closing;

(b) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable laws;

(c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Company Merger Effective Time in a manner consistent with past practice; and

(e) terminate all Tax sharing agreements to which the Company or any of its Tax Subsidiaries is a party such that there are no further liabilities thereunder (provided that the foregoing does not apply to existing Tax Protection Agreements, if any).

6.17 Notices to Holders of Company Preferred Stock and Warrants. The Company shall timely deliver or cause to be delivered all notices with respect to this Agreement, the Mergers and the other transactions contemplated hereby that are required to be delivered to holders of Company Preferred Stock and Warrants in advance of the record date for the Company Meeting and the Company Merger Effective Time, as applicable.

6.18 Employee Retention. Subject to Section 5.1 of this Agreement, the Company and its Subsidiaries will, and will use their commercially reasonable efforts to cause their directors and executive officers to, use their commercially reasonable efforts to assist Parent in retaining as employees of the Surviving Corporation and its Subsidiaries following the Closing employees of the Company and its Subsidiaries designated by Parent.

6.19 Tax Submissions. Upon request by Parent, the Company shall file a request with the IRS to obtain a private letter ruling regarding the matter set forth on Schedule 6.19 hereto (the “PLR”) and the Company shall cooperate with Parent in the preparation and submission of the PLR and shall otherwise use its commercially reasonable efforts to obtain the PLR; provided, however, to the extent the Company has complied with its obligations under this Section 6.19, the failure to obtain the PLR shall not be deemed to have a Company Material Adverse Effect, and provided, further, that the ability to obtain the PLR or failure thereof shall not be a condition precedent to the consummation of the Mergers on the Closing Date. Parent and its external tax advisors shall (i) have primary responsibility for drafting the PLR, (ii) be permitted by the Company to participate in any meetings and telephone conferences between or among the Company and/or its tax advisors and the IRS regarding the PLR, (iii) be provided with copies of any correspondence received from the IRS regarding the PLR promptly upon receipt of such correspondence by the Company or its tax advisors, and (iv) be permitted to comment on and approve all correspondence by the Company and/or its tax advisors to the IRS regarding the PLR. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 6.19.

6.20 Undertakings of Parent. Parent shall perform, or cause to be performed, when due, all actions of Merger Sub and Partnership Merger Sub necessary pursuant to this Agreement.

ARTICLE VII

CONDITIONS TO MERGERS

7.1 Conditions to Each Party’s Obligation To Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction or waiver (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, and any approval required thereunder shall have been obtained.

(c) Governmental Approvals. Other than the filings provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur would reasonably be expected to result in a Company Material Adverse Effect, shall have been filed, obtained or occurred.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an “Order”) or statute, rule or regulation which is in effect and which has the effect of making either of the Mergers illegal or otherwise prohibiting consummation of either of the Mergers.

7.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Mergers are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Parent (to the extent permitted by Law):

(a) Representations and Warranties. The representations and warranties of the Company Parties set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) where the failure to be true and correct (without regard to any qualification as to “materiality” or Company Material Adverse Effect contained therein other than the representation in clause (a)(i) of Section 3.6) has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect). In addition, the representations and warranties set forth in Section 3.2 and Section 3.3(a) shall be true and correct in all respects except for immaterial inaccuracies.

(b) Performance of Obligations of the Company Parties. Each of the Company Parties shall have performed in all material respects and complied with in all material respects all agreements, covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Partnership Merger Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b).

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any fact, event, development, change, effect or circumstance that has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

(e) Third Party Consents. The Company shall have obtained all consents and approvals of third parties referred to in Schedule 7.2(e).

(f) Resignations. Parent shall have received copies of the resignations, effective as of the Company Merger Effective Time, of each officer and director of the Company and its Subsidiaries designated by Parent in accordance with Section 6.14.

(g) No Litigation. There shall not be any Action instituted, commenced, pending or threatened by or before any Governmental Entity in which a Governmental Entity is a party that would, or would reasonably be expected to, (i) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all the equity interests of the Surviving Corporation or the partnership interests of the Surviving Partnership or (ii) result in a Governmental Investigation or material Governmental Damages being imposed on Parent, the Surviving Corporation, the Surviving Partnership or any of their respective Affiliates.

(h) Tax Opinion. The Buyer Parties shall have received a tax opinion of Pillsbury Winthrop Shaw Pittman LLP, or other counsel to Company satisfactory to Parent, dated the Closing Date, in the form attached hereto as Exhibit D, such opinion to be based upon the assumptions set forth therein and the representations to be made by Company and its Subsidiaries as of the Closing Date in the form of representation certificate contained in such Exhibit D, which representations shall be accurate in all material respects when made; provided, however, that such representations shall be subject to such changes or modifications from the language set forth on such Exhibit D as may be deemed necessary or appropriate by

Pillsbury Winthrop Shaw Pittman LLP (or such counsel rendering the opinion), which changes and modifications shall be reasonably satisfactory to Parent; provided, further, that such opinion may expressly exclude the effect of any actions taken by the Company or its Subsidiaries pursuant to Section 1.6 and any actions taken by the Buyer Parties or the Company or its Subsidiaries after the Closing, and further provided that in the event that Parent elects to utilize the alternate structure described in Section 1.3(b), such opinion may expressly exclude the effect of any actions taken in connection with such alternate structure.

(i) Compliance with Schedule 7.2(i). The Company shall have performed all of its obligations set forth in and otherwise complied with the terms of Schedule 7.2(i) to this Agreement.

7.3 Additional Conditions to Obligations of the Company Parties. The obligation of the Company Parties to effect the Mergers is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company (to the extent permitted by Law):

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) where the failure to be true and correct (without regard to any qualification as to “materiality” contained therein) would not prevent or materially delay the consummation of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent to perform its obligations hereunder, including consummation of the Mergers).

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects and complied with in all material respects all agreements, covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Partnership Merger Effective Time.

(c) Officer Certificate. Parent shall have delivered to Company a certificate, dated the Closing Date, signed by an authorized signatory of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated only by the Company or Parent at any time prior to the Partnership Merger Effective Time (by written notice by the terminating party to the other party), whether before or after adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by June 30, 2007, subject to extension to September 30, 2007 pursuant to Section 8.7 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Partnership Merger Effective Time to occur on or before such date);

(c) by either Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, injunction, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting either Merger (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose such order, injunction decree or ruling or to have such order, injunction, decree or ruling vacated or made inapplicable to the Mergers);

(d) by either Parent or the Company if at the Company Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained upon a vote taken;

(e) by Parent, if the Company or the Company Board or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Mergers,

(ii) breached its obligation to present and recommend the approval of this Agreement and the Company Merger to the stockholders of the Company, (iii) withdrawn, amended or modified, or proposed to withdraw, amend or modify, in a manner adverse to the Buyer Parties, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby as permitted by Section 6.1, (iv) failed to mail the Proxy Statement to the stockholders of the Company when the Proxy Statement was available for mailing or failed to include therein such approval and recommendation (including the recommendation that the holders of the Company Common Stock vote in favor of the approval of the Company Merger, this Agreement and the other transactions contemplated hereby), (v) failed to have issued a press release reaffirming the Company Board’s recommendation of this Agreement within two business days after receipt of a written request from Parent to do so, (vi) entered, or caused the Company or any Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) resolved or announced its intention to do any of the foregoing;

(f) by Parent, if a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement that the Company Board recommends rejection of such tender or exchange offer;

(g) by Parent, if Parent is not in material breach of any of its covenants, agreements or obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.2(a) would not be satisfied (treating such time as if it were the Partnership Merger Effective Time for purposes of this Section 8.1(g)) or (ii) there has been a breach on the part of the Company of any of its covenants, agreements or obligations contained in this Agreement such that Section 7.2(b) would not be satisfied (treating such time as if it were the Partnership Merger Effective Time for purposes of this Section 8.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after written notice to the Company; or

(h) by the Company, if the Company Parties are not in material breach of any of their covenants, agreements or obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent herein become untrue or inaccurate such that Section 7.3(a) would not be satisfied (treating such time as if it were the Partnership Merger Effective Time for purposes of this Section 8.1(h)) or (ii) there has been a breach on the part of Parent of any of its covenants, agreements or obligations contained in this Agreement such that Section 7.3(b) would not be satisfied (treating such time as if it were the Partnership Merger Effective Time for purposes of this Section 8.1(h)), and such breach (if curable) has not been cured within 30 days after written notice to Parent.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and of no further force and effect whatsoever and there shall be no liability or obligation on the part of Parent, the Company Parties or their respective officers, directors, Subsidiaries, stockholders or Affiliates; provided that any such termination shall not relieve any party from liability for any breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and the provisions of Sections 5.3 and 6.3 (regarding confidentiality), 6.6, 8.3, 8.4 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement indefinitely. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Entity or other Person to which they were made.

8.3 General Fees and Expenses. Except as set forth in Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

8.4 Certain Fees and Expenses.

(a) If this Agreement shall be terminated (i) pursuant to Sections 8.1(e) or 8.1(f), then the Company thereupon shall pay to Parent a fee equal to the Break-Up Fee (as defined herein) and the Break-Up Expenses (as defined herein), or (ii) pursuant to Sections 8.1(b), 8.1(d) or 8.1(g) and prior to the time of such termination an Acquisition Proposal has been received by the Company or publicly announced, and either prior to the termination of this Agreement or within nine months thereafter, the Company enters into any written agreement to consummate or consummates a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal, then the Company shall pay to Parent the Break-Up Fee and for termination pursuant to Section 8.1(b), the Break-Up Expenses, upon the execution of such agreement.

(b) If this Agreement shall be terminated pursuant to Sections 8.1(d) or 8.1(g), then the Company shall pay to Parent (provided that for termination pursuant to Section 8.1(g), the Company was not entitled to terminate this Agreement pursuant to Section 8.1(h) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 8.1(h), then Parent shall pay to the Company (provided that Parent was not entitled to terminate this Agreement pursuant to Section 8.1(g) at the time of such termination) an amount equal to the Break-Up Expenses.

(c) The payment of the Break-Up Fee and the Break-Up Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in the case of any breach of this Agreement. The Break-Up Fee and Break-Up Expenses (as applicable) shall be paid by the Company to Parent, or the Break-Up Expenses shall be paid by Parent to the Company, in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred unless otherwise provided herein. The Company and Parent each acknowledge that the agreements contained in this Section 8.4 are integral parts of this Agreement; accordingly, if the Company fails to promptly pay the Break-Up Fee or Break-Up Expenses or Parent fails promptly to pay Break-up Expenses due pursuant to this Section 8.4 and, in order to obtain payment, Parent or the Company commence a suit against the other for any amounts owed pursuant to this Section 8.4, the losing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses, which it has incurred in enforcing its rights under this Section 8.4) in connection with such suit, together with interest on the amount owed at the applicable judgment rate. Payment of the fees described in Section 8.4 shall not be in lieu of damages incurred in the event of breach of this Agreement.

(d) As used in this Agreement, “Break-Up Fee” shall mean $34,500,000 and the “Break-Up Expenses” payable to Parent or the Company, as the case may be (the “Recipient”), shall be an amount equal to the lesser of (i) $7,500,000 or (ii) the Recipient’s actual out-of-pocket, documented expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all reasonable attorneys’, accountants’ and investment bankers’ fees and expenses).

8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.6 Extension; Waiver. At any time prior to the Partnership Merger Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.7 Extension of Outside Date. At any time upon 30 days’ prior written notice by the Company to Parent or Parent to the Company, either party may, in its sole discretion, extend the Outside Date from June 30, 2007 to September 30, 2007.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company Parties and the Buyer Parties contained in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Company Merger Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Mergers. Each party hereto agrees that, except for the representations and warranties contained in this Agreement or in any such instrument, document or certificate, neither any Company Party nor Parent makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to Parent, to each of:

General Electric Capital Corporation
c/o Diane Cooper
President and Chief Executive Officer
GE Capital Franchise Finance Corporation
8377 East Hartford Drive, Suite 200
Scottsdale, Arizona 85255

and

General Electric Capital Corporation
c/o Patricia Voorhees
Managing Director
GE Capital Solutions
83 Wooster Heights Road
4th Floor Lee Farms
Danbury, Connecticut 06810

with a copy to:

Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attn: J. Warren Gorrell, Jr., Esq.
David P. Slotkin, Esq.

(b)	if to the Company Parties, to:

Trustreet Properties, Inc.
450 S. Orange Avenue, Suite 1100
Orlando, FL 32801
Attn: Curtis McWilliams

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW
Washington, D.C. 20037
Attn: John M. McDonald, Esq.

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Company Disclosure Schedule and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Section 6.8 (which Section is intended to be for the benefit of the Persons covered thereby or the Persons entitled to payment thereunder and may be enforced by such Persons), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that Parent may assign this Agreement to any direct or indirect wholly-owned subsidiary of Parent; provided further, however, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of all remaining terms and provisions hereof, the validity and enforceability of this Agreement as a whole, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the parties with respect to the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The parties intend that each representation and each warranty contained in this Agreement shall have independent significance. Accordingly, except as otherwise expressly provided in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may be more specific or less specific than any other representation or warranty, shall in any way limit, restrict or otherwise affect the scope, applicability or meaning of any other representation or warranty contained in this Agreement.

9.9 Governing Law. This Agreement and the transactions contemplated hereby, other than the Partnership Merger, shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Maryland. The Partnership Merger shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial waiver by any party hereto of a breach of any provision hereunder operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.11 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court of competent jurisdiction of the State of Maryland in any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such Action may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any Action arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.12, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.13 Waiver of Jury Trial. PARENT AND THE COMPANY PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

IN WITNESS WHEREOF, Parent and the Company Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ DIANE L. COOPER
Title:	Vice President

TRUSTREET PROPERTIES, INC.

By:	/s/ CURTIS B. MCWILLIAMS
Title:	Chief Executive Officer

CNL APF PARTNERS, LP, by CNL APF GP CORP., its General Partner

By:	/s/ CURTIS B. MCWILLIAMS
Title:	President

The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Company entitled to vote on this Agreement.

Secretary

Exhibit B

AMENDED AND

RESTATED

ARTICLES OF INCORPORATION

OF

TRUSTREET PROPERTIES, INC.

ARTICLE I

NAME

The name of the Corporation (which is hereinafter called the “Corporation”) is: Trustreet Properties, Inc.

ARTICLE II

PURPOSES AND POWERS

The purposes or which the Corporation is formed and the business and objects to be carried on and promoted by it are (i) to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the laws of the State of Maryland as now or hereafter in force and (ii) to engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions, which the Board of Directors of the Corporation (the “Board of Directors”) may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation. For purposes of these Articles, “REIT” means a real estate investment trust qualifying under SECTION 856 through 860 of the Code.

The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

ARTICLE III

PRINCIPAL OFFICE AND RESIDENT AGENT

The post office address of the principal office of the Corporation in the State of Maryland is 300 E. Lombard Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated. Said resident agent is a Maryland corporation.

ARTICLE IV

AUTHORIZED STOCK

SECTION 4.1 Total Capitalization. The total number of shares of all classes of capital stock that the Corporation has authority to issue is Eight Hundred Million (800,000,000) shares, consisting of (i) One Hundred Million (100,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”); (ii) Three Hundred Million (300,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and (iii) Four Hundred Million (400,000,000) shares of excess stock, par value $0.001 per share (the “Excess Stock”). The aggregate par value of all of the authorized shares of all classes of capital stock having par value is Eight

Hundred Thousand Dollars ($800,000). The Board of Directors may classify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

SECTION 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series as authorized by the Board of Directors. Prior to the issuance of shares of each such series, the Board of Directors, by resolution and set forth in articles supplementary for such series or otherwise in the Corporation’s charter, shall fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The designation of the series, which may be by distinguishing number, letter or title.

(ii)	The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

(iii)	The redemption rights, including conditions and the price or prices, if any, for shares of the series.

(iv)	The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.

(v)	The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative rights of priority, if any, of payment of shares of the series.

(vi)	Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(vii)	Restrictions on the issuance of shares of the same series or of any other class or series.

(viii)	The voting rights, if any, of the holders of shares of the series.

(ix)	Any other preferences, rights, restrictions, including restrictions on transferability, and qualification of shares of such class or series, not inconsistent with law and the charter of the Corporation. Subject to the express provisions of any other series of Preferred Stock then outstanding, and notwithstanding any other provision of this charter, the Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock, by fixing or altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Stock.

SECTION 4.3 Common Stock.

(A) Common Stock Subject to Terms of Preferred Stock. The Common Stock shall be subject to the express terms of any series of Preferred Stock.

(B) Dividend Rights. Subject to the provisions of law and any preferences of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation out of funds legally available therefor.

(C) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the aggregate assets available for distribution to holders of shares of the Common Stock shall be determined in accordance with applicable law. Each holder of shares of Common Stock shall be

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entitled to receive, ratably with each other holder of shares of Common Stock, that portion of such aggregate assets available for distribution as the number of shares of the outstanding Common Stock held by such holder bears to the total number of shares of outstanding Common Stock.

(D) Voting Rights. Except as may be provided in this charter, and subject to the express terms of any series of Preferred Stock, the holders of shares of the Common Stock shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the stockholders of the Corporation, and shall be entitled to one (1) vote for each share of the Common Stock entitled to vote at such meeting. Shares of Common Stock shall not have cumulative voting rights.

SECTION 4.4 [Intentionally Deleted]

SECTION 4.5 Rank of Future Series of Capital Stock. For the purposes hereof and of any articles supplementary to the charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

(A) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(B) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, divided payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

(C) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

SECTION 4.6 Issuance of Rights to Purchase Securities and Other Property. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or non-pro rata basis) by the Corporation of rights, options or warrants for the purchase of shares of Equity Stock (as defined below) of the Corporation, other securities of the Corporation or shares or other securities of any successor in interest of the Corporation (a “Successor”), at such times, in such amounts, to such persons, for such consideration (if any), with such form and content (including without limitation the consideration for which any shares of Equity Stock of the Corporation, other securities of the Corporation, or shares or other securities of any Successor are to be issued) and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the terms of the Maryland General Corporation Law as in effect from time to time or any successor statute thereto (the “MGCL”), other applicable laws and this charter. Without limiting the generality of the foregoing, the authority granted hereby includes the authority to adopt a “rights plan” or similar plan that treats stockholders in a discriminatory or non pro rata manner, based upon the number of shares owned thereby or otherwise. “Equity Stock” shall mean shares of Equity Stock Beneficially Owned that is either Common Stock or Preferred Stock. “Beneficial Ownership” shall mean ownership of shares of Equity Stock by an individual who would be treated as an owner of such shares under SECTION 542(a)(2) of the Code, either directly or constructively through the application of SECTION 544 of the Code, as modified by SECTION 856(h)(1)(B) of the Code. For purposes of this definition, the term “individual” also shall include any organization, trust or other entity that is treated as an individual for purposes of SECTION 542(a)(2) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

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ARTICLE V

BOARD OF DIRECTORS

SECTION 5.1 General. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

SECTION 5.2 Number of Directors. The number of directors shall initially be two (2), which number may be increased or decreased pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall not be less than the number required by the MGCL. Subject to the foregoing and to the express rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws, but shall never be less than the minimum number permitted by the MGCL now or hereafter in force.

SECTION 5.3 Vacancies. Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a majority vote of the stockholders or the directors then in office. A director so chosen by the stockholders shall hold office for the balance of the term then remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

ARTICLE VI

MATTERS RELATING TO THE POWERS OF THE CORPORATION AND ITS DIRECTORS AND STOCKHOLDERS

The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders thereof:

SECTION 6.1 Authority as to Bylaws. Except as otherwise provided herein, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation and the Corporation may, in its Bylaws, confer powers on the Board of Directors in addition to those contained herein or conferred by applicable law. Notwithstanding any other provision of this charter or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the Bylaws shall not be made, repealed, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders for that purpose (provided that such notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the Board of Directors.

SECTION 6.2 Authority as to Stock Issuances. The Board of Directors may authorize the issuance, from time to time, of shares of its stock of any class or series, whether now or hereafter authorized, or securities convertible into shares now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, and without any action by the stockholders, subject to such restrictions or limitations, if any, as may be set forth in this charter or the Bylaws of the Corporation or in the laws of the State of Maryland.

SECTION 6.3 Manner of Election. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

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SECTION 6.4 Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors (or remove such additional directors, once elected) under specified circumstances, any director may be removed from office only for cause and only by the affirmative vote of the holders of two thirds of the then-outstanding shares of Equity Stock entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class. “Cause,” for purposes of this charter, shall mean acts or omissions constituting active and deliberate dishonesty established by a final judgment or actual receipt of an improper benefit or profit in money, property or services.

SECTION 6.5 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: (i) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves shall have been created shall have been paid or discharged); (iv) the fair value, or any sale, bid or asked priced to be applied in determining the fair value, of any asset owned or held by the Corporation; (v) any matters relating to the acquisition, holding and disposition of any assets by the Corporation; and (vi) whether and to what extent and what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

SECTION 6.6 Reserved Powers of Board.

The enumeration and definition of particular powers of the Board of Directors included in this Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the laws of the State of Maryland as now or hereafter in force.

SECTION 6.7 REIT Qualification.

In the event that the Board of Directors determines, in its sole discretion, that it is no longer in the best interests of the Corporation to qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to SECTION 856(g) of the Code.

SECTION 6.8 Advisor Agreements.

Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

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SECTION 6.9 Related Party Transactions. Without limiting any other procedures available by law or otherwise to the Corporation, the Board of Directors may authorize any agreement of the character described in this SECTION 6.9 or other transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party, and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if the existence is disclosed or known to (i) the Board of Directors, and the contract or transaction is approved by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board; or (ii) the stockholders entitled to vote, and the contract or transaction is approved or ratified by the affirmative vote of a majority of the Voting Stock other than the votes of shares owned of record or beneficially by the interested officer, director or corporation, firm or other entity. Any director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors considering such matter.

SECTION 6.10 No Cumulative Rights. Except as may be expressly provided with respect to any class or series of Preferred Stock, stockholders of the Corporation shall not have cumulative voting rights in the election of directors.

SECTION 6.11 No Preemptive Rights. Except as may be expressly provided with respect to any class or series of Preferred Stock, no holders of stock of the Corporation, of whatever class or series, shall have any preemptive right to subscribe for the purchase of any shares of stock of any class or series or for the purchase of any securities convertible into shares of stock of any class or series of the Corporation other than such rights, if any, as the Board of Directors, in its sole discretion, may determine, and for such consideration as the Board of Directors, in its sole discretion, may fix; and except as may be expressly provided with respect to any class or series of Preferred Stock, any shares of stock of any class or series of convertible securities which the Board of Directors may determine to offer for subscription to the holders of stock may, as the Board of Directors shall determine in its sole discretion, be offered to holders of any then-existing class, classes or series of stock or other securities to the exclusion of holders of any or all other then-existing classes or series of securities.

SECTION 6.12 Consideration of All Relevant Factors. The Board of Directors shall, in connection with the exercise of its business judgment involving a Business Combination (as defined in SECTION 3 601 of the Corporations and Associations Article of the Annotated Code of Maryland) or any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation in the open market, or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to (A) the economic effect, both immediate and long term, upon the Corporation’s stockholders, including stockholders, if any, who do not participate in the transaction; (B) the social and economic effect on the employees, customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (C) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (D) whether a more favorable price could be obtained for the Corporation’s stock or other securities in the future; (E) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of the Corporation and its subsidiaries; (F) the future value of the stock or any other securities of the Corporation; (G) any antitrust or other legal and regulatory issues that are raised by the proposal; and (H) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity. If the Board of Directors determines that any proposed Business Combination (as defined in SECTION 3 601 of the Corporations and Associations Article of the Annotated Code of Maryland) or actual or proposed transaction which would or may

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involve a change in control of the Corporation should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

SECTION 6.13 Stockholder Proposals.

For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the Bylaws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by SECTION 2 502 of the Corporations and Associations Article of the Annotated Code of Maryland.

SECTION 6.14 Required Vote.

Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in this charter.

ARTICLE VII

[Intentionally deleted]

ARTICLE VIII

DIRECTORS’ AND OFFICERS’ LIABILITY

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or to its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions, nor the adoption or amendment of any provision of the Bylaws of the Corporation inconsistent with this Article VIII, shall apply to, affect, limit or eliminate in any respect the benefits provided to directors and officers under this provision with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

INDEMNIFICATION

The Corporation shall provide any indemnification permitted by the laws of the State of Maryland and shall indemnify directors, officers, agents and employees as follows: (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation or at its request and any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Bylaws and be permitted by law. The foregoing rights of

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indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.

ARTICLE X

AMENDMENT

The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its charter, of any of its outstanding stock by classification, reclassification or otherwise, but no such amendment which changes such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon, by a vote at a meeting or in writing with or without a meeting; provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Articles V, VI and VII hereof shall have been authorized by not less than two thirds of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class), by vote at a meeting or in writing with or without a meeting and provided further that any amendment or repeal of Articles VIII or IX hereof or this Article X shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

ARTICLE XI

SPECIAL VOTING REQUIREMENTS

Pursuant to SECTION 3 603(e)(1)(iii) of the MGCL, the Corporation expressly elects not to be governed by the provisions of SECTION 3 602 of the MGCL with respect to any business combination (as defined in SECTION 3 601 of the MGCL) involving QSV Properties, Inc., a Delaware corporation (“QSV”), or any present or future affiliates, associates or any other person or persons acting in concert or as a group with such entity or any present or future affiliates or associates (as such terms are defined in SECTION 3 601 of the MGCL) of QSV, or any other person acting in concert or as a group with it.

The provisions of Title 3, Subtitle 7 of the MGCL shall not apply to the voting rights of Stock presently or in the future owned or acquired by QSV or any present or future affiliates associated or other person acting in concert or as a group with such person or any present or future affiliates or associates (as such terms are defined in SECTION 3 601 of the MGCL) of QSV, or other person acting in concert or as a group with it.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Duration. The duration of the Corporation shall be perpetual.

SECTION 12.2 Severability. If any provision of this charter or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remainder of this charter shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

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IN WITNESS WHEREOF, Trustreet Properties, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on                     ,         .

WITNESS: TRUSTREET PROPERTIES, INC.

By:
Name:
Title:

By:
Name:
Title:

THE UNDERSIGNED,                      of Trustreet Properties, Inc., who executed on behalf of the Corporation the foregoing Articles of Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Restatement to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Name:
Title:

ANNEX B—OPINION OF BANC OF AMERICA SECURITIES LLC

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

October 29, 2006

Board of Directors

Trustreet Properties, Inc.

450 S. Orange Avenue, Suite 1100

Orlando, Florida 32801

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of Trustreet Properties, Inc. (“Trustreet”) of the Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into among Trustreet, CNL APF Partners, LP (“CNL OP”) and General Electric Capital Corporation (“GECC”). As more fully described in the Agreement, Trustreet and a wholly owned subsidiary of GECC will be merged (the “Merger”) and each outstanding share of the common stock, par value $0.001 per share, of Trustreet (“Trustreet Common Stock”) will be converted into the right to receive $17.05 per share in cash (the “Consideration”). The Agreement also provides, among other things, that, prior to the Merger, a wholly owned subsidiary of GECC and CNL OP will be merged (the “OP Merger”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with rendering our opinion, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of Trustreet;

(ii) reviewed certain internal financial statements and other financial and operating data concerning Trustreet;

(iii) reviewed certain financial forecasts relating to Trustreet prepared by the management of Trustreet (the “Trustreet Forecasts”);

(iv) discussed the past and current operations, financial condition and prospects of Trustreet with senior executives of Trustreet;

(v) reviewed the reported prices and trading activity for Trustreet Common Stock;

(vi) compared the financial performance of Trustreet with that of certain other publicly traded companies we deemed relevant;

(vii) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii) participated in discussions and negotiations among representatives of Trustreet, GECC and their respective advisors;

(ix) reviewed a draft dated October 29, 2006 of the Agreement (the “Draft Agreement”);

(x) considered the results of our efforts to solicit, at the direction of Trustreet, indications of interest and proposals from third parties with respect to a possible acquisition of Trustreet; and

(xi) performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. With respect to the Trustreet Forecasts, we have assumed, at the direction of Trustreet, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Trustreet as to the future

Board of Directors

Trustreet Properties, Inc.

October 29, 2006

financial performance of Trustreet. We have not made any independent valuation or appraisal of the assets or liabilities of Trustreet, nor have we been furnished with any such valuations or appraisals. We have assumed, at the direction of Trustreet, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us and have assumed, with the consent of Trustreet, that the Merger and related transactions will be consummated as provided in the Draft Agreement, with full satisfaction of all covenants and conditions set forth in the Draft Agreement and without any waivers thereof. We also have assumed, with your consent, that all third party consents, approvals and agreements necessary for the consummation of the Merger and related transactions will be obtained without any adverse effect on Trustreet or the Merger.

We express no view or opinion as to any terms or aspects of the Merger or any related transactions (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, tax or accounting aspects thereof or any aspects of the OP Merger. In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to Trustreet or in which Trustreet might engage or as to whether any transaction might be more favorable to Trustreet as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Trustreet to proceed with or effect the Merger.

We have acted as sole financial advisor to Trustreet in connection with the Merger for which services we will receive fees, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. We or our affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to Trustreet, certain of its affiliates and certain entities which have directors in common with Trustreet (such affiliates and entities, “Related Parties”), and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (i) lead arranger, book manager, book runner, agent and/or lender for certain credit facilities of Trustreet and certain Related Parties, (ii) lead manager and/or book runner for certain debt and equity offerings by Trustreet and certain Related Parties and (iii) financial advisor and/or provider of acquisition financing to Trustreet and certain Related Parties in connection with certain mergers and acquisitions transactions, including having provided such services to the predecessor company of Trustreet in connection with the merger transaction through which Trustreet was formed. In addition, we or our affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to GECC and certain of its affiliates, and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (a) arranger, book manager, book runner, administrative agent and/or a lender for certain credit facilities of GECC and certain of its affiliates and (b) manager, underwriter, book runner and/or agent for certain debt or equity offerings by GECC and certain of its affiliates. In the ordinary course of our businesses, we and our affiliates may actively trade or hold securities or loans of Trustreet and certain affiliates of GECC and may actively trade or hold loans of GECC or certain of its affiliates for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans. In addition, Banc of America Specialist Inc., an affiliate of ours, acts as a specialist for the common stock of General Electric Company, an affiliate of GECC, on the New York Stock Exchange.

It is understood that this letter is for the benefit and use of the Board of Directors of Trustreet in connection with and for purposes of its evaluation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

Board of Directors

Trustreet Properties, Inc.

October 29, 2006

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the proposed Merger by holders of Trustreet Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

VOTING INSTRUCTIONS

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free [    ] using a touch-

tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website [    ]

and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the

postage pre-paid envelope provided or return it to: [    ].

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by [    ] a.m., local

time, on [    ], to be counted in the final tabulation.

If you vote by telephone or over the Internet, do not mail your proxy card.

Proxy card must be signed and dated on the reverse side.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

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TRUSTREET PROPERTIES, INC.

450 SOUTH ORANGE AVENUE, ELEVENTH FLOOR

ORLANDO, FLORIDA 32801

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF TRUSTREET PROPERTIES, INC.

The undersigned stockholder of Trustreet Properties, Inc., a Maryland corporation, hereby appoints James M. Seneff, Jr. and Robert A. Bourne, and each or either of them, as proxies for the undersigned, with full power of substitution or resubstitution in each of them, to attend and represent the undersigned and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting of Stockholders, to be held at             , on         ,     at          a.m., local time, and all adjournments or postponements thereof, and otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, which are incorporated herein by reference.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Continued and to be signed and dated on the reverse side)

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of

Stockholders, you can be sure your shares are represented by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated below

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

(Please mark, sign, date and return this proxy in the enclosed postage prepaid envelope.)	Please mark your votes like this in blue or black ink:	☒

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” EACH OF THE PROPOSALS BELOW.

The board of directors recommends a vote “FOR” Proposals 1 and 2 below.		FOR	AGAINST	ABSTAIN

Proposal 1.	Approval of the Agreement and Plan of Merger, dated as of October 30, 2006, by and among Trustreet Properties, Inc., CNL APF Partners, LP and General Electric Capital Corporation, the merger and any transactions contemplated by the Agreement and Plan of Merger.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

Proposal 2.	Approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.	☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments thereof. The board of directors is not aware of any other matter which is to be presented for action at the meeting other than the matters set forth herein.

Signature:	Signature:	Dated:

IMPORTANT: Please DATE and SIGN this proxy where indicated above. Please sign exactly as name appears on the records of Trustreet Properties, Inc. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title above the signature(s).